Exhibit 10.6

EXECUTION COPY

AMENDED AND RESTATED LOAN AGREEMENT

By and Among

CHRYSLER CANADA INC.,

as Borrower,

and

THE OTHER LOAN PARTIES

and

EXPORT DEVELOPMENT CANADA,

as Lender

Dated as of June 10, 2009

***	Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

SECTION 1.	DEFINITIONS AND ACCOUNTING MATTERS.	1
1.01	Certain Defined Terms.	1
1.02	Interpretation.	36
1.03	Accounting Terms and Determinations.	38

SECTION 2.	ADVANCES, NOTE AND PAYMENTS.	38
2.01	Advances.	38
2.02	The Note.	38
2.03	Procedure for Borrowing under the Tranche X-2 Loans.	39
2.04	Limitation on Types of Advances; Illegality.	39
2.05	Repayment of the Advances; Interest.	40
2.06	Optional Prepayments.	41
2.07	Mandatory Prepayments.	42
2.08	Requirements of Law.	43
2.09	Use of Proceeds.	44
2.10	Debtor in Possession.	45
2.11	Funding Indemnity.	45
2.12	Receipt of Payment.	45
2.13	Judgment Currency.	45

SECTION 3.	PAYMENTS; COMPUTATIONS; TAXES.	46
3.01	Payments.	46
3.02	Computations.	46
3.03	Taxes.	47

SECTION 4.	CERTAIN COLLATERAL PROVISIONS.	48
4.01	Changes in Locations, Name, etc.	48
4.02	Performance by the Lender of the Borrower’s Obligations.	48
4.03	Proceeds.	48
4.04	Release of Security Interest Upon Satisfaction of all Obligations.	49
4.05	Partial Release of Facility Collateral.	49

SECTION 5.	CONDITIONS PRECEDENT.	50
5.01	Effective Loan Agreement.	50
5.02	Initial and Subsequent Advances.	53

SECTION 6.	REPRESENTATIONS AND WARRANTIES.	55
6.01	No Change.	55
6.02	Existence.	55
6.03	Power; Authorization; Enforceable Obligations.	55
6.04	No Legal Bar.	56
6.05	Litigation.	56
6.06	No Default.	57
6.07	Ownership of Property.	57
6.08	Labour Matters.	57
6.09	Security Documents.	57
6.10	Environmental Matters.	58

(i)

(continued)

6.11	Accuracy of Information, etc.	59
6.12	Taxes.	59
6.13	Certain Documents.	60
6.14	Chief Executive Office; Chief Operating Office.	60
6.15	Location of Books and Records.	60
6.16	Canadian Benefit and Pension Plans.	60
6.17	Subsidiaries.	60
6.18	Capitalization.	61
6.19	Fraudulent Conveyance.	61
6.20	Anti-Money Laundering Legislation.	61
6.21	Borrowing for Own Benefit.	62
6.22	Survival of Representations and Warranties.	62
6.23	Representations Concerning the Construction Liens.	62
6.24	Intellectual Property.	62
6.25	JV Agreements.	63
6.26	Senior Lien Assets.	64
6.27	Excluded Collateral.	64
6.28	[Reserved.]	64
6.29	Fair Value.	64
6.30	Collective Enterprise.	64
6.31	Senior Executives.	64
6.32	CFS Loan Agreement.	64
6.33	GKL Agreement.	65

SECTION 7.	AFFIRMATIVE AND FINANCIAL COVENANTS OF THE LOAN PARTIES.	65
7.01	Financial Statements.	65
7.02	Compliance and Other Information.	66
7.03	Maintenance of Existence; Payment of Obligations; Compliance with Law.	67
7.04	Payment of Taxes.	67
7.05	Maintenance of Property; Insurance.	68
7.06	Notices.	68
7.07	Additional Facility Collateral, etc.	69
7.08	Environmental Laws.	71
7.09	Inspection of Property; Books and Records; Discussions.	71
7.10	Executive Privileges and Compensation.	72
7.11	Restrictions on Expenses.	73
7.12	Asset Divestiture.	73
7.13	Internal Controls; Recordkeeping; Additional Reporting.	73
7.14	Modification of US First Lien Credit Agreement.	74
7.15	Change of Accounting Standards.	74
7.16	Borrower 13-Week Rolling Cash Forecast.	74

(ii)

(continued)

7.17	Canadian Pension Plans.	74
7.18	US First Lien Credit Agreement Disclosure.	75
7.19	Use of Proceeds.	75
7.20	Due Diligence.	75
7.21	Provide Additional Information.	75
7.22	Suppliers.	75
7.23	Government of Canada and Government of Ontario.	75
7.24	Benefits Liability Transfer from Borrower to CFSC.	76
7.25	Vitality Commitment.	76
7.26	Liquidity.	77
7.27	PHW Claims Program.	77
7.28	Swap Agreements.	77

SECTION 8.	NEGATIVE COVENANTS OF THE LOAN PARTIES.	78
8.01	Minimum EBITDA.	78
8.02	Liens.	78
8.03	Indebtedness.	78
8.04	Asset Sale Restrictions.	78
8.05	Restricted Payments.	78
8.06	Fundamental Changes.	79
8.07	Negative Pledge.	80
8.08	[Reserved.]	80
8.09	Transactions with Affiliates.	80
8.10	Swap Agreements.	80
8.11	Changes in Fiscal Periods.	81
8.12	Clauses Restricting Subsidiary Distributions.	81
8.13	Amendments to Transaction Documents.	81
8.14	[Reserved].	82
8.15	Repayments or Prepayments of Certain Indebtedness.	82
8.16	Suspension of Certain Covenants.	82

SECTION 9.	EVENTS OF DEFAULT.	83
9.01	Events of Default.	83
9.02	Certain Cure Rights.	87

SECTION 10.	MISCELLANEOUS.	88
10.01	Waiver.	88
10.02	Notices.	88
10.03	Indemnification and Expenses.	89
10.04	Amendments.	91
10.05	Successors and Assigns.	91
10.06	Survival.	91
10.07	Captions.	91
10.08	Counterparts and Facsimile.	91

(iii)

(continued)

10.09	Governing Law.	92
10.10	Waiver of Jury Trial; Consent to Jurisdiction and Venue; Service of Process.	92
10.11	Saving Clause.	92
10.12	Acknowledgments.	93
10.13	Hypothecation or Pledge of Facility Collateral.	93
10.14	Assignments; Participations.	94
10.15	Periodic Due Diligence Review; Confidentiality.	95
10.16	Set-Off.	97
10.17	Reliance.	98
10.18	Reimbursement.	98
10.19	Waiver of Redemption and Deficiency Rights.	98
10.20	Single Agreement.	98
10.21	Severability.	98
10.22	Entire Agreement.	99
10.23	Governments of Canada and Ontario.	99
10.24	Tax Funding Amounts.	99
10.25	Confirmation of Existing Security.	99
10.26	Administrative Loan Party.	100
10.27	Chrysler Group LLC Agreements.	100
10.28	Paramountcy.	101

(iv)

(continued)

SCHEDULES

SCHEDULE 1.01(a)	Legal Description of Assembly Plants
SCHEDULE 1.01(b)	List of Guarantors
SCHEDULE 1.01(c)	List of Permitted Dispositions
SCHEDULE 1.01(d)	List of Pledgors
SCHEDULE 6.03	Consents
SCHEDULE 6.05	Litigation
SCHEDULE 6.09	Filing Jurisdictions and Office
SCHEDULE 6.09(a)	Mortgage Registry Offices
SCHEDULE 6.09(b)	Owned Real Property and Leasehold Interests
SCHEDULE 6.14	Chief Executive Office, Chief Operating Office
SCHEDULE 6.15	Location of Books and Records
SCHEDULE 6.16	Canadian Pension and Benefits Plans
SCHEDULE 6.17	Subsidiaries
SCHEDULE 6.18	Capitalization
SCHEDULE 6.24	Intellectual Property
SCHEDULE 6.25	JV Agreements
SCHEDULE 6.26	Senior Lien Assets
SCHEDULE 6.27	Excluded Collateral
SCHEDULE 8.02	Permitted Liens
SCHEDULE 8.03	Permitted Indebtedness
SCHEDULE 8.08	Transactions With Affiliates

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Acknowledgment and Consent
EXHIBIT C	Form of Notice of Borrowing
EXHIBIT D	Form of Confidentiality Agreement
EXHIBIT E	Form of Compliance Certificate
EXHIBIT F	Form of Additional Note

(v)

AMENDED AND RESTATED LOAN AGREEMENT

AMENDED AND RESTATED LOAN AGREEMENT, dated as of June 10, 2009, among CHRYSLER CANADA INC., a corporation established pursuant to the laws of Canada (the “Borrower”), the other Loan Parties, and EXPORT DEVELOPMENT CANADA, a corporation established pursuant to the laws of Canada (the “Lender”).

RECITALS

The Borrower and the Lender entered into a loan agreement dated March 30, 2009, which was amended by a first amendment to loan agreement dated as of April 29, 2009 (collectively, the “Original Loan Agreement”).

The Borrower and the Lender wish to amend and restate the Original Loan Agreement as set out in this Loan Agreement.

The financing provided hereunder will be used in a manner that (A) enables the Borrower and its Subsidiaries to develop a viable and competitive business that minimizes adverse effects on the environment; (B) enhances the ability and the capacity of the Borrower and its Subsidiaries to pursue the timely and aggressive production of energy-efficient advanced technology vehicles; (C) preserves and promotes the jobs of Canadian workers employed directly by the Borrower and its Subsidiaries and in related industries; (D) safeguards the ability of the Borrower and its Subsidiaries to provide retirement and health care benefits for their retirees and their dependents; (E) stimulates manufacturing and sales of automobiles produced by the Borrower and its Subsidiaries; and (F) enables the Borrower to fund the ongoing operating requirements and its Subsidiaries’ operations.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS AND ACCOUNTING MATTERS.

1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Loan Agreement in the singular to have the same meanings when used in the plural and vice versa):

“ABS Subsidiary” shall mean a direct or indirect Subsidiary of the Borrower that enters into asset-backed securities transactions with respect to vehicle leases originated under the Gold Key Lease Program or any other program.

“Additional Notes” shall mean the additional promissory notes issued under Section 2.02(c) of the Original Loan Agreement and those contemplated by Section 2.02(c) of this Loan Agreement that Lender shall receive from the Borrower, in an aggregate amount equal to 6.67% of each Advance and any promissory note delivered in substitution or exchange therefore, in each case as the same shall be modified and supplemented and in effect from time to time.

“Administrative Loan Party” shall have the meaning given to it in Section 10.26.

“Advance” shall mean each loan made by the Lender to the Borrower from time to time hereunder.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the affairs of management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise. Notwithstanding the foregoing, none of (i) the Government of the United States (or any branch or agency thereof), (ii) Canada (or any branch or agency thereof) (iii) the VEBA (as defined US First Lien Credit Agreement), (iv) the Canadian Warranty General Partner, (v) the Canadian Warranty SPV nor (vi) any trust established in connection with the PHW Claims Program or the Canadian Warranty Program, shall be considered an Affiliate of the Borrower or any of its Subsidiaries.

“AML Legislation” shall have the meaning set forth in Section 6.20 hereof.

“Applicable Law” shall mean, with reference to any Person, all laws (including common law), statutes, regulations, ordinances, treaties, judgments, decrees, injunctions, writs and orders of any court, governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any Governmental Authority applicable to such Person or its property or in respect of its operations.

“Assembly Plants” means the Borrower’s legal and beneficial right, title, estate and interest in the lands and premises legally described in Schedule 1.01(a) and all buildings, structures, fixtures, additions, repairs, replacements and other improvements of every nature and kind now or hereafter located on such lands from time to time.

“Asset Sale” shall mean any Disposition of property or series of related Dispositions of property (excluding any Permitted Disposition) that yields Net Cash Proceeds to any Secured Loan Party (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of (i) $6,250,000 for any Disposition (or series of related Dispositions) or (ii) $25,000,000 in the aggregate for all Dispositions, together with the Net Cash Proceeds of all Recovery Events, during any twelve (12) month period (for the avoidance of doubt, with respect to clause (ii) only such Net Cash Proceeds in excess of $25,000,000 shall be required to be applied in accordance with Section 2.07). The term “Asset Sale” shall not include any issuance of Capital Stock or any event that constitutes a Recovery Event.

“Attributable Obligations” shall mean in respect of a Sale/Leaseback Transaction, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments required to be paid during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with

GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capital Lease Obligations”.

“Borrower” shall mean Chrysler Canada Inc., a Canada corporation, including any successor thereto resulting by operation of law from any amalgamation that is a Permitted Restructuring Transaction.

“Brampton CRA Charge” shall mean the charge granted by the Borrower in favor of Her Majesty The Queen in Right of Canada as represented by The Minister of National Revenue (“CRA”) pursuant to a security agreement between CRA and the Borrower dated September 5, 2008, such charge being registered on September 5, 2008 in the principal amount of $500,000,000 as Instrument No. PR1528540 against the Borrower’s manufacturing plant and lands in the Region of Peel, Ontario, as such charge may be amended, modified, supplemented, restated or replaced.

“Business” shall have the meaning ascribed thereto in Section 6.10.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, or (ii) a statutory holiday or other day on which banks in Ottawa, Ontario, Canada are permitted to close.

“Business Plan” is the business plan, approved by the Board of Directors of Chrysler Group LLC within thirty days following the Restatement Date, under which the business operations of the Chrysler Group LLC (including the Borrower) will be conducted, as such Business Plan may be amended from time to time by the Officers of Chrysler Group LLC and approved by the Board of Directors of Chrysler Group LLC. The Business Plan shall include the Chrysler Group LLC’s business strategy, distribution policy, basic goals, projected revenues, expenses, capital investments, financing plans and cash flows.

“Canadian Acquisitionco” means New CarCo Acquisition Canada Limited, a corporation established under the Canada Business Corporations Act as a wholly-owned subsidiary of Canadian New Holdings.

“Canadian Benefit Plans” means all material employee benefit plans maintained or contributed to by a Secured Loan Party that are not Canadian Pension Plans including, without limitation, all profit sharing, savings, post-retirement, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of a Secured Loan Party employed in Canada participate or are eligible to participate, provided that no statutory plans to which the Secured Loan Parties are obligated to contribute, or with respect to which they must comply, including the Canada Pension Plan, the Quebec Pension Plan or plans administered pursuant to applicable federal or provincial health, workers compensation and employment insurance shall be included as Canadian Benefit Plans.

“Canadian New Holdings” means New CarCo Acquisition Holdings Canada Limited, a corporation established under the Business Corporations Act (Ontario) and a direct or indirect wholly-owned subsidiary of Chrysler Group LLC, including any successor thereto resulting by operation of law from any amalgamation that is a Permitted Restructuring Transaction.

“Canadian Pension Plans” means a “registered pension plan” as defined in the Income Tax Act (Canada) established, maintained or contributed to by a Secured Loan Party for its employees or former employees employed in Canada.

“Canadian Subsidiary” shall mean any Subsidiary of the Borrower organized under the laws of Canada or any province thereof.

“Canadian Volume” shall have the meaning provided thereto in Section 7.25(a).

“Canadian Warranty General Partner” means 2204860 Ontario Inc.

“Canadian Warranty SPV” means CCI Warranty LP, an Ontario limited partnership of which the Canadian Warranty General Partner is the general partner and the Borrower is the limited partner.

“Canadian Warranty Program” shall mean the program established by the Lender to ensure that the limited warranty obligations of the Borrower with respect to vehicles sold in Canada from April 7, 2009 through July 31, 2009 are honored, as more fully described in the Canadian administration agreement to be entered into among, inter alia, Canadian Warranty SPV, the Borrower and the Lender.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other arrangement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Loan Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” shall mean (a) United States Dollars, Dollars, or money in other currencies received in the ordinary course of business, (b) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed or insured by the Government of Canada, the U.S. Government or any agency thereof, (c) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any province, state, commonwealth or territory of Canada or the United States, by any political subdivision or taxing authority of any such province, state, commonwealth or territory or by any foreign government, the securities of which province, state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (d) banker’s acceptances, demand deposit, certificates of deposit and time deposits with maturities of one (1) year or less from the date of acquisition and overnight bank deposits of any commercial bank, supranational bank or trust company having capital and surplus in excess of $500,000,000 and having a senior unsecured debt rating of “A” or better by S&P or by Moody’s, (e) repurchase obligations with respect to securities of the types (but not necessarily maturity) described in clauses (b) and (c) above, having a term of not more than ninety (90) days, of banks (or bank holding companies) or subsidiaries of such banks (or bank holding companies) and non-bank broker-dealers listed on the Federal Reserve Bank of New York’s list of primary and other reporting dealers (“Repo Counterparties”), which Repo Counterparties have capital, surplus and undivided profits aggregating in excess of $500,000,000 (or the foreign equivalent thereof) and which Repo Counterparties or their parents (if the Repo Counterparties are not rated) will at the time of the transaction be rated “A-1” by S&P (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization, f) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one (1) year after the day of acquisition, (g) shares of money market mutual or similar funds which invest solely in assets satisfying the requirements of clauses (a) through (f) of this definition, (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated “AAA” by S&P and “Aaa” by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and (i) investments in any foreign equivalents of the securities or other instruments described in clauses (a) through (h) above, provided that such investments may be made in countries which have a country rating of less than “A” by nationally recognized rating agencies through an in-country bank or trust company which has combined capital and surplus of not less than $500,000,000 (or the foreign currency equivalent thereof) and which has outstanding debt rated at least the equivalent of the country rating.

“CDOR Floor” shall mean 2.00%.

“CDOR Rate” means, on any date, the greater of (i) the CDOR Floor and (ii) the annual rate of interest which is the stated average of the rates applicable to Canadian Dollar bankers’ acceptances having a three month term identified as such on the “Reuters Screen CDOR Page” (as defined in the International SWAP Dealer Association, Inc. definitions, as modified and amended from time to time) at approximately 10:30 a.m., Toronto time, on such day or, if such day is not a Business Day, then on the immediately preceding Business Day, (as adjusted by the Lender after 10:30 a.m., Toronto time, to reflect any error in any posted rate or in the posted average annual rate). If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate on any day shall be calculated as the arithmetic average of the discount rates applicable to Canadian Dollar bankers’ acceptances having a three month term as quoted by at least four Canadian Schedule I chartered banks selected by Lender as of 10:30 a.m., Toronto time, on the day, or if the day is not a Business Day, then on the immediately preceding Business Day.

“Chair of the Joint Deputy Minister Automotive Steering Committee” means a government official designated by the Lender from time to time.

“Change of Control” shall mean (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934), other than the Permitted Holders, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d) 3 and 13(d) 5 under the Securities and Exchange Act of 1934), directly or indirectly, of more than 20% of the outstanding Voting Stock of Chrysler Group LLC; (b) the board of managers of the Chrysler Group LLC shall cease to consist of a majority of Continuing Directors; (c) Chrysler Group LLC shall cease to own and control indirectly or directly all of the economic and voting rights associated with all of the outstanding Voting Stock of Borrower; (d) Holdings ceases to own and control all of the economic and voting rights associated with all of the outstanding Voting Stock of Borrower unless such other holder of Voting Stock of the Borrower grants a pledge thereof to the Lender in form and substance satisfactory to the Lender together with such other documentation as the Lender may reasonably require or (e) Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding Voting Stock of any of its Subsidiaries that is a Secured Loan Party except in compliance with Section 2.07 and Section 8.04.

“CFSC” shall mean Chrysler Financial Services Canada Inc. and its successors.

“CFS Loan Agreement” shall mean the Amended and Restated Loan Agreement between the Borrower (formerly Daimler Chrysler Canada Inc.) and CFSC (formerly Daimler Chrysler Services Canada Inc.) dated December 31, 2002, as renewed, amended or restated from time to time.

“Chrysler Group LLC” means New CarCo Acquisition LLC and its successors and assigns.

“CIH LLC” means Chrysler Investment Holdings LLC, a limited liability company governed by the laws of the State of Delaware.

“Claim” shall have the meaning provided in Section 10.03(e).

“Collateral Substitution” shall have the meaning assigned to such term in paragraph (vii) of the definition of Permitted Disposition.

“Compensation Regulations” has the meaning given to it in Section 7.10.

“Compliance Certificate” shall mean a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit E.

“Confidential Information” means all information in whatever form (whether written, oral, electronic or documentary), which is made available to the Receiving Party, directly or indirectly, by the Disclosing Party in connection with this Loan Agreement, which is either confidential, proprietary or otherwise not generally available to the public, and shall include any document, electronic record, correspondence, note, extract or analysis containing, recalling or recording Confidential Information, or which is derived from or reflects the review of Confidential Information, and all copies and extracts thereof. The following shall not be considered to be Confidential Information:

(a) information which at the time of disclosure by the Disclosing Party to the Receiving Party had been generally disclosed by the Disclosing Party to the public, or which thereafter is generally disclosed by the Disclosing Party to the public, other than as a result of disclosure by the Receiving Party; and

(b) information which prior to the time of disclosure by the Disclosing Party to the Receiving Party was in the possession of the Receiving Party on a lawful basis, or is thereafter lawfully acquired by the Receiving Party from a third party; provided that such information is not subject to a confidentiality agreement with, or other obligation of confidentiality or secrecy to the Disclosing Party or any of its affiliates;

provided that no combination of information which comprises part of the Confidential Information shall be included in the foregoing exceptions merely because individual parts of the information were within the public domain or were within the prior possession of the Receiving Party unless the combination itself was in the public domain or in the prior possession of the Receiving Party, or was so received by the Receiving Party.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Total Assets” shall mean at any date, with respect to any Person, the amount set forth opposite the caption “total assets” (or any like caption) on the consolidated balance sheet (or the equivalent) of such Person and its consolidated Subsidiaries most recently delivered pursuant to Section 7.01.

“Continuing Directors” shall mean the board of managers of Chrysler Group LLC on the Restatement Date, after giving effect to the transactions contemplated hereby, and each other manager of Chrysler Group LLC, if such other manager’s nomination for election to the board of managers of Chrysler Group LLC is recommended by at least 66 2/3% of the then Continuing Directors or such other manager receives the vote of 7169931 Canada Inc. in his or her election by the members of Chrysler Group LLC.

“Contractual Obligation” shall mean, as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.

“Copyright Licenses” shall mean all licenses, contracts or other agreements, whether written or oral, naming a Secured Loan Party as licensee or licensor and providing for the grant of any right to reproduce, publicly display, publicly perform, distribute, create derivative works of or otherwise exploit any works covered by any Copyright (including, without limitation, all Copyright Licenses set forth in Schedule 6.24 hereto).

“Copyrights” shall mean all domestic and foreign copyrights and intangibles of like nature, whether registered or unregistered, including, without limitation, all copyright rights throughout the universe (whether now or hereafter arising) in any and all media (whether now or hereafter developed), in and to all original works of authorship (including, without limitation, all marketing materials created by or on behalf of any Secured Loan Party), acquired or owned by a Secured Loan Party (including, without limitation, all copyrights described in Schedule 6.24 hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the Canadian Copyright Office or in any similar office or agency of any other country or any political subdivision thereof), and all reissues, renewals, restorations, extensions or revisions thereof.

“Costs” shall have the meaning given to it in Section 10.03.

“Current Competent Authority Process” shall mean the competent authority process entered into inter alia by the Borrower pursuant to Articles IX and XXVI of the Canada-United States Income Tax Convention, as amended involving Taxes of the Borrower in respect of transfer pricing between the Borrower (or any of its predecessors), on the one hand, and Chrysler LLC and any of its U.S. subsidiaries (or any of their respective predecessors), on the other hand, for the Borrower’s taxation years or portions thereof beginning on or after January 1, 1996 and ending on or before August 3, 2007.

“Cure Period” shall have the meaning given to it in Section 9.02.

“Default” shall mean an event that with the giving of notice or the passage of time or both, would become an Event of Default.

“De Minimis Subsidiary” shall mean any Subsidiary of the Borrower that is not a Guarantor specified on Schedule 1.01(b) that has Consolidated Total Assets with a Net Book Value of less than US$50,000,000.

“Design License” shall mean rights under any written agreement now owned or hereafter acquired by any Secured Loan Party granting any right to use any Design (including, without limitation, all Design Licenses set forth in Schedule 6.24 hereto).

“Designs” shall mean all of the following now owned or hereafter acquired by any Secured Loan Party (including, without limitation, all industrial designs and intangibles of like nature described in Schedule 6.24 hereto): (a) all industrial designs and intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the Canadian Industrial Design Office or in any similar office or agency in any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Disclosing Party” shall mean any Loan Party, its direct and indirect Subsidiaries or their affiliates, agents, consultants, contractors, advisors or representatives.

“Disposition” shall mean, with respect to any Property, any sale, transfer or other disposition thereof (and shall include the issuance of Capital Stock) (other than the incurrence or grant of any Lien, the occurrence of any Recovery Event or any transfer or other disposition of any Property (including the issuance of Capital Stock) under any Permitted Restructuring Transaction); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar Equivalent” shall mean on any date of determination, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to an amount denominated in any other currency, the equivalent in Dollars of such amount as determined by the Lender in accordance with normal banking industry practice using the Exchange Rate on the date of determination of such equivalent. In making any determination of the Dollar Equivalent, the Lender shall use the relevant Exchange Rate in effect on the date on which a Dollar Equivalent is required to be determined pursuant to the provisions of this Loan Agreement. As appropriate, amounts specified herein as amounts in Dollars shall include any relevant Dollar Equivalent amount.

“Dollars” or “$” shall mean lawful currency of Canada.

“Due Diligence Review” shall mean the performance by or on behalf of the Lender of any or all of the reviews permitted under Section 10.15, as desired by the Lender from time to time.

“EBITDA” shall mean for any period, Net Income plus, to the extent deducted in determining Net Income, the sum of: (a) Interest Expense, amortization or write off of debt discount, other deferred financing costs and other fees and charges associated with Indebtedness, plus (b) tax expense, plus (c) depreciation, plus (d) amortization, write offs, write downs, asset revaluations and other non-cash charges, losses and expenses, plus (e) impairment of intangibles, including goodwill, plus (f) extraordinary expenses or losses (as determined in accordance with GAAP) including an amount equal to any extraordinary loss, plus (g) any net loss realized by the Chrysler Group LLC or any of its Subsidiaries in connection with any disposition or the extinguishment of Indebtedness, plus (h) all pension, other post-employment benefits or other employee benefit costs, expenses and charges other than service costs, plus (i) losses (but minus gains) due solely to fluctuations in currency values and the related tax effects in accordance with GAAP, plus (j) loss attributable to discontinued operations, plus (k) losses (but minus gains) attributable to the cumulative effect of a change in accounting principles, plus (l) non-recurring costs, charges and expenses during such period, plus (m) the amount, if positive, of the sum of non-cash expenses for minority interests, less dividends paid to minority parties, minus (n) to the extent included in Net Income, extraordinary gains (as determined in accordance with GAAP), together with any related provision for taxes on such extraordinary gain, all calculated without duplication for the Chrysler Group LLC and its Subsidiaries on a consolidated basis for such period; provided that, solely for purposes of determining the Consolidated Leverage Ratio (as defined in the US First Lien Credit Agreement) for the first periods of one, two and three consecutive fiscal quarters of Chrysler Group LLC ended after the Restatement Date, EBITDA shall be calculated by multiplying the amount determined pursuant to this definition (excluding this proviso) for such one, two or three fiscal quarter period by 4, 2 and 4/3, respectively. For purposes of this Loan Agreement, EBITDA shall be adjusted on a pro forma basis to include, as of the first day of any applicable period, any acquisition and any disposition consummated during such period, including, without limitation, adjustments reflecting any non-recurring costs and any extraordinary expenses of any acquisition and any disposition consummated during such period and any Pro Forma Cost Savings attributable thereto, each calculated on a basis consistent with GAAP or as otherwise approved by the Lender in its sole discretion. Any amendments to the definition of EBITDA under the US First Lien Credit Agreement shall, upon notice of the particulars thereof to the Lender, be deemed to be incorporated, mutatis mutandis, into the definition of EBITDA hereunder.

“EESA” shall mean the Emergency Economic Stabilization Act of 2008, Public Law No: 110-343 of the United States of America, effective as of October 3, 2008, as amended from time to time.

“Electronic Transmission” shall mean the delivery of information by electronic mail, facsimile or other electronic format acceptable to the Lender. An Electronic Transmission shall be considered written notice for all purposes hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement executed by the Borrower in connection with the Advances for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Laws” shall mean any and all foreign, federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health as it relates to any Materials of Environmental Concern, the environment or natural resources, as now or may at any time hereafter be in effect.

“Environmental Permits” shall mean any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“Equity Pledge Agreements” shall mean, collectively, (a) that certain pledge agreement, dated as of March 30, 2009, among each Pledgor (other than the Borrower) and the Lender, (b) that certain pledge agreement, dated as of March 30, 2009, between the Borrower and the Lender, and (c) each other Equity Pledge Agreement entered into from time to time by a Pledgor in favour of the Lender, each as may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Event of Default” shall have the meaning provided in Section 9.01.

“Exchange Rate” shall mean, for any day with respect to any currency (other than Dollars), the rate of exchange of the Bank of Canada at or about 12:00 noon (Toronto time) on such day for the purchase of Dollars with such currency. In the event that such rate is not available, such Exchange Rate shall instead be the spot rate of exchange of the Reference Bank, at or about 11:00 a.m. (Toronto time) on such day for the purchase of Dollars with such currency, for delivery two Business Days later; provided, however, that (i) if at the time of any such determination, for any reason, no such rate is being quoted, the Lender may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error, and (ii) for the purpose of calculating the amount of any Advance hereunder, the day such Exchange Rate is established shall be the Business Day on which a valid Notice of Borrowing is received by the Lender.

“Excluded Collateral” shall mean: (A) Property to the extent that a grant of a security interest therein (a) is prohibited by any Applicable Law, or requires a consent pursuant to Applicable Law that has not been obtained from any Governmental Authority, (b) is contractually prohibited, or constitutes a breach or default under or results in the termination of any contract (except to the extent that such contract or the related prohibitive provisions therein are ineffective under Applicable Law) or requires a consent from any other Person (other than a Secured Loan Party or any of its Subsidiaries) that has not been obtained (except to the extent that such prohibitive provisions therein are ineffective under Applicable Law), or (c) in the case of any investment property (as such term is defined in the Personal Property Security Act), is prohibited under any applicable organizational, constitutive, shareholder or similar agreement (except to the extent that such agreement or the related prohibitive provisions therein are ineffective under the Personal Property Security Act or other Applicable Law), or (B) is Property of any of the following types:

(i) motor vehicles situated in a jurisdiction in which the perfection of a security interest is excluded from the Personal Property Security Act;

(ii) any Property that is subject to a purchase option granted to any dealer of the Borrower’s or any Loan Parties’ products with respect to the related dealership Properties;

(iii) any Property (including any tangible embodiments of Intellectual Property that may be affixed to or embodied in any Property), including any Capital Stock, to the extent that the Borrower or any other Loan Party has assigned, pledged, or otherwise granted a security interest in or with respect to such Property to secure any indebtedness or any other obligations, including any Senior Lien Loan, prior to the Restatement Date, to the extent that a grant of a security interest therein is contractually prohibited, or constitutes a breach or default under or results in the termination of any contract, or requires a consent from any other Person (other than a Secured Loan Party or any of its Subsidiaries) that has not been obtained (except to the extent that such prohibitive provisions therein are ineffective under Applicable Law), to the extent that, in the case of the Assembly Plants, such obligations and related Property are set forth on Schedule 6.27;

(iv) any Property, including cash and Cash Equivalents, (x) pledged or deposited in connection with insurance, including worker’s compensation, employment insurance or other types of social security or pension benefits, (y) pledged or deposited to secure the performance of bids, tenders, statutory obligations, and surety, appeal, customs or performance bonds and similar obligations, or (z) pledged or deposited to secure reimbursement obligations in respect of letters of credit issued to support any obligations or liabilities described in clauses (x) or (y) above;

(v) to the extent not otherwise included, all proceeds, including cash proceeds (as each such term is defined in the Uniform Commercial Code and the Personal Property Security Act, as applicable), and products of Excluded Collateral, in whatever form, including cash or Cash Equivalents; and

(vi) receivables from the sale or lease of vehicles in the ordinary course from and after date any such receivables are sold or otherwise transferred in connection with a securitization transaction.

“Excluded Subsidiary” shall mean (i) any JV Subsidiary, (ii) any De Minimis Subsidiary, (iii) the Canadian Warranty SPV, (iv) the Canadian Warranty General Partner and (v) any ABS Subsidiary. For avoidance of doubt, no Loan Party shall be an Excluded Subsidiary.

“Existing Loans” shall have the meaning provided in Section 2.01(a).

“Existing Security” shall have the meaning provided in Section 10.25.

“Expense Policy” shall mean the Borrower’s comprehensive written policy on corporate expenses maintained and implemented in accordance with Section 7.11.

“Extraordinary Non-Canadian Growth” shall mean that, during the relevant Measurement Period, the growth rate of Chrysler Group LLC and its Subsidiaries’ production volumes in the NAFTA region excluding Canadian Volume is at least 5% greater than the growth rate of the Canadian Volume. For this purpose, the growth rate of each production volume shall be measured using the compound average growth rate starting with actual volumes in the calendar year immediately preceding the first year of the relevant Measurement Period and ending with the actual volumes in the last year of the relevant Measurement Period.

“Facility Collateral” shall mean any collateral security charged to or for the benefit of the Lender under any Loan Document, including without limitation each Mortgage, each Equity Pledge Agreements, each Security Agreement and other Security Documents, provided that Facility Collateral shall exclude any Property constituting Excluded Collateral.

“Fiat” shall mean Fiat North America LLC.

“Force Majeure Event” shall mean any one or more (a) circumstances, changes, effects, events or developments beyond the reasonable control of the Borrower, or any series of the foregoing that, individually or in the aggregate render production of automobiles by the Borrower and its Subsidiaries in one or more facilities uneconomic, including, without limitation, fire, flood, casualty, inclement weather, other acts of God, acts of a public enemy, riot, insurrection, governmental regulation of the sale of materials or the transportation thereof, lack of transportation, strikes or boycotts, governmental actions and shortages of material or labor, or (b) material adverse changes in the general economic or industry conditions affecting the North American automobile industry.

“Foreign Subsidiary” shall mean any Subsidiary of the Borrower that is not organized under the laws of any jurisdiction within Canada.

“Funding Date” shall mean the dates on which the Lender funds an Advance in accordance with the terms hereof.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

“GKL Agreement” shall mean the Amended and Restated Gold Key Administration Agreement between the Borrower and CFSC dated as of August 1, 2007 as renewed, amended or restated from time to time.

“GKL Payments” shall have the meaning provided in Section 6.33.

“GMAC” has the meaning ascribed to it in the US First Lien Credit Agreement.

“GMAC MAFA” has the meaning ascribed to it in the US First Lien Credit Agreement.

“Gold Key Lease Program” shall mean: (i) the program pursuant to which CFSC purchases, as agent and bare trustee, vehicles manufactured or distributed by the Borrower from dealerships with the proceeds of loans made to it by CFSC, and then leased by CFSC, as agent and bare trustee for the Borrower, to the customers of CFSC, the lease payments (and related vehicles) of which are pledged to CFSC and the proceeds thereof are used to repay any outstanding loans owing by the Borrower to CFSC, as more fully described in and pursuant to the terms of (1) the GKL Agreement, and (2) the CFS Loan Agreement, (ii) any substantially similar program with GMAC or (iii) any similar program with a different lender, which program is approved in advance in writing by the Lender in (its sole discretion).

“Governmental Authority” shall mean, with respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.

“Group Member” shall having the meaning ascribed thereto in the US First Lien Credit Agreement.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent Taxes and insurance, or other obligations in respect of a mortgaged property, to the extent required by the Lender. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantee Agreement” shall mean, collectively, (a) that certain Guaranty, dated as of March 30, 2009, by Holdings and each other Guarantor (as defined in the Original Loan Agreement) in favour of the Lender, guaranteeing the Obligations of the Borrower, (b) that certain Guaranty, dated as of dated as of the Restatement Date, by Holdings and each other Guarantor in favour of the Lender, guaranteeing the Obligations of the Borrower and (c) each additional Guarantee Agreement entered into from time to time by a Guarantor in favor of the Lender, guaranteeing the Obligations of the Borrower, each as may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Guarantors” shall mean each Subsidiary of the Borrower (other than Excluded Subsidiaries), together with each other Person listed on Schedule 1.01(b).

“Holdings” shall mean 0847574 B.C. Unlimited Liability Company and, after giving effect to the Permitted Restructuring Transactions resulting in the amalgamation of 0847574 B.C. Unlimited Liability Company with the Borrower and/or Canadian Acquisitionco, shall mean Canadian New Holdings.

“IFRS” shall mean the International Financial Reporting Standards issued by the International Accounting Standards Board in effect from time to time.

“Indebtedness” of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and Attributable Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (i) for the purposes of Section 9.01(g) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of Section 8.02 and Section 8.03, the Dollar Equivalent amount of Indebtedness denominated in any currency other than Dollars shall be determined as of the date such Indebtedness is incurred or any commitment for such Indebtedness is issued and the Borrower and its Subsidiaries shall not be deemed to exceed any limit set forth in Section 8.02 or Section 8.03 solely as a result of subsequent fluctuations in the exchange rate of currency. Indebtedness shall not include vehicle guarantee depreciation programs of any Secured Loan Party, or vehicle repurchase obligations or other risk-sharing arrangement with the Borrower or any of its Subsidiaries including pursuant to dealer franchise agreements or applicable law such as federal, provincial or state dealer franchise laws.

“Indemnified Party” shall have the meaning given to it in Section 10.03.

“Individual Property” shall mean each parcel of real property, the improvements thereon and all personal property owned by the applicable Secured Loan Party and encumbered by a Mortgage, together with all rights pertaining to such real property, improvements and personal property, as more particularly described in each Mortgage and referred to therein as the “Property”; provided that Individual Property shall exclude any Property constituting Excluded Collateral.

“Insolvency Laws” shall mean any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding Up and Restructuring Act (Canada), each as now or hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Intellectual Property” shall mean all Patents, Trademarks, Designs, Copyrights, trade secrets and customer lists owned by any Secured Loan Party, and all rights under any Licenses to which a Secured Loan Party is a party.

“Interest Expense” shall mean for any period, gross interest expense (including amortization of debt issuance costs, the interest component of any deferred interest payments, the interest component of all payments associated with Capital Lease Obligations and Attributable Obligations, imputed interest with respect to all Capital Lease Obligations and Attributable Obligations, imputed interest with respect to all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net of the effects of all payments made or received pursuant to Swap Agreements in respect of interest rates to the extent such payments are received or made during such period, in each case determined on a consolidated basis in accordance with GAAP).

“Interest Payment Date” shall mean the last Business Day of each calendar quarter, commencing with the second calendar quarter in 2009.

“Interest Period” shall mean, (i) with respect to the Existing Loans, each period commencing on an Interest Payment Date and ending on the calendar day prior to the next succeeding Interest Payment Date, (ii) with respect to the Tranche X-2 Loans, (A) initially, the period commencing on the date of disbursement of each Advance by the Lender and ending on the calendar day prior to the next succeeding Interest Payment Date, and (B) thereafter, each period commencing on an Interest Payment Date and ending on the calendar day prior to the next succeeding Interest Payment Date. Notwithstanding the foregoing, no Interest Period may end after Maturity Date.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Joint Venture” shall mean any joint venture, partnership or similar arrangement between any Loan Party or one of its Subsidiaries and independent third parties which are not Subsidiaries of a Loan Party.

“Judgment Currency” shall have the meaning provided in Section 2.13.

“JV Agreement” shall mean each partnership or limited liability company agreement (or similar agreement) between a Secured Loan Party or one of its Subsidiaries and the relevant JV Partner as the same may be amended, restated, supplemented or otherwise modified from time to time, in accordance with the terms hereof.

“JV Partner” shall mean each Person party to a JV Agreement that is not a Loan Party or one of its Subsidiaries.

“JV Subsidiary” shall mean any Subsidiary of a Loan Party which is not a Wholly Owned Subsidiary and as to which the business and management thereof is jointly controlled by the holders of the Capital Stock therein pursuant to customary joint venture arrangements.

“Lender” shall have the meaning assigned thereto in the preamble hereof.

“Lender Party” shall have the meaning set forth in Section 10.03(b).

“Licenses” shall mean the Copyright Licenses, the Design Licenses, the Trademark Licenses and the Patent Licenses.

“Lien” shall mean any mortgage, pledge, security interest, lien or other charge or encumbrance (in the nature of a security interest and other than licenses of Intellectual Property), including the lien or retained security title of a conditional vendor, upon or with respect to any property or assets.

“Loans” shall mean the Existing Loans and the Tranche X-2 Loans.

“Loan Agreement” shall mean this Loan Agreement, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Loan Documents” shall mean the Loan Agreement, the Notes, the Additional Notes, the Security Agreements, the Equity Pledge Agreements, each Mortgage, the other Security Documents, the Guarantee Agreements, the Post-Closing Agreement and the Environmental Indemnity and all other documents, agreements and instruments now or from time to time hereafter executed by or on behalf of any Loan Party or any other Person in connection with the Obligations or the transactions contemplated hereby.

“Loan Parties” shall mean the Borrower, the Guarantors, and the Pledgors and “Loan Party” shall mean each of them.

“Mandatory Prepayment” shall have the meaning ascribed thereto in Section 2.07.

“Material Adverse Effect” shall have the following meanings: (i) as used on the Restatement Date, a “Company Material Adverse Effect” as defined under the Master Transaction Agreement (as defined in the US First Lien Credit Agreement), and (ii) as used at any time after the Restatement Date, shall mean a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Lender thereunder. For purposes of clause (ii)(a) above, none of the effects or consequences of the following shall be taken into account for purposes of determining whether an event, circumstance or condition has had or is reasonably likely to have a Material Adverse Effect: (i) consequences of implementing the Business Plan, (ii) until the sixth month anniversary of the Restatement Date, the impact of the bankruptcy or insolvency of the Sellers (as defined in the US First Lien Credit Agreement) on the Borrower’s supplier or dealer networks or other business and employee relationships and (iii) until the sixth month anniversary of the commencement of the bankruptcy or the insolvency of any other North American automobile manufacturer occurring within one month after the Restatement Date, the impact of such bankruptcy or insolvency on the Borrower’s supplier or dealer networks or other business and employee relationships.

“Material Environmental Amount” shall mean $12,500,000.

“Material Unsecured Indebtedness” shall mean any unsecured Indebtedness of any Secured Loan Party having an aggregate Outstanding Amount in excess of $37,500,000.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactive substance, and any other materials, substances of any kind, whether or not any such material or substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to, or would reasonably be expected to give rise to liability under, any Environmental Law.

“Maturity Date” shall mean the eighth anniversary of the Restatement Date.

“Maximum Loan Amount” shall mean the sum of (a) $1,208,750,000, and (b) the Maximum Tranche X-2 Loan Amount.

“Maximum Tranche X-2 Loan Amount” shall mean the Dollar Equivalent of US$909,388,000, to a maximum of $1,116,250,000.

“Measurement Date” shall mean December 31 of each year, beginning with December 31, 2010.

“Measurement Methodology” shall mean the simple average of the relevant annual production volumes over the Measurement Period or the Re-measurement Period, as applicable.

“Measurement Period” shall mean (i) with respect to the Measurement Date occurring on December 31, 2010, the two year period ending on, and including, December 31, 2010, (ii) with respect to the Measurement Date occurring on December 31, 2011, the three year period ending on, and including, December 31, 2011, and (iii) with respect to any Measurement Date occurring on or after December 31, 2012, the four (4) calendar year period ending on, and including, the relevant Measurement Date.

“Monthly CFS Loan Payments” shall have the meaning provided in Section 6.32.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“MOR Charge” shall mean the charge granted by the Borrower in favor of Her Majesty The Queen in right of Ontario as represented by the Ministry of Revenue (“MOR”) pursuant to the terms of a security agreement between the Borrower and MOR dated March 16, 2009, such charge being registered on March 16, 2009 in the principal amount of $700,000,000 and registered against the Borrower’s manufacturing plants and lands in the Region of Peel as instrument no. PR1615176, the City of Windsor as instrument no. CE369495 and the City of Toronto as instrument no. AT2030511 as more particularly described in the definition of Charged Property in the said security agreement, as such charge may be amended, modified, supplemented, restated or replaced.

“Mortgage” shall mean, with respect to each Individual Property, that certain charge/mortgage of land (or deed of trust or deed to secure debt or debenture, as applicable) and assignment of leases and rents, or similar agreement, executed and delivered by a Secured Loan Party as security for the Advances and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“NAFTA Volume” shall have the meaning provided thereto in Section 7.25.

“Net Book Value” shall mean, with respect to any asset of any Person (a) other than accounts receivable, the gross book value of such asset on the balance sheet of such Person, minus depreciation or amortization in respect of such asset on such balance sheet and (b) with respect to accounts receivable, the gross book value thereof, minus any reserves attributable thereto, each determined in accordance with GAAP.

“Net Cash Proceeds” shall mean (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) legal fees, accountants’ fees, investment banking fees, consultants’ fees, finders’ fees, brokers’ fees, advisory fees and other customary fees and expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Loan Document), (iii) taxes paid or reasonably estimated to be payable as a result thereof, and (iv) in the case of an Asset Sale, a reasonable reserve required to be taken in the applicable sale agreement for any payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser or seller’s retained liabilities in respect of such Asset Sale undertaken in connection with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters and liabilities under indemnification obligations associated with such Asset Sale (provided that upon release of any such reserve to the Borrower or any of its Subsidiaries, such amounts reserved shall constitute Net Cash Proceeds and shall be applied in accordance with Section 2.07(b)), and (b) in connection with any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of legal fees, investment banking fees, accountants’ fees, consultants’ fees, finders’ fees, brokers’ fees, advisory fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith, provided that, in the case of clauses (a) and (b). Net Cash Proceeds shall exclude any proceeds that are subject to a permitted prior Lien or that are otherwise required to be paid to the holder of a permitted prior Lien.

“Net Income” shall mean for any period, the net income (or loss) of Chrysler Group LLC and its Subsidiaries calculated on a consolidated basis for such period determined in accordance with GAAP.

“Non-Excluded Taxes” shall have the meaning provided in Section 3.03(a).

“Non-Recourse Debt” shall mean Indebtedness of an Excluded Subsidiary, except to the extent permitted by clause (x) of the definition of Permitted Indebtedness: (a) as to which no Loan Party provides any Guarantee or credit support of any kind or is directly or indirectly liable (as a guarantor or otherwise); and (b) which does not provide any recourse against any of the assets or Capital Stock of any Loan Party. Notwithstanding the foregoing, the obligation to make capital contributions pursuant to the governing documents of any JV Subsidiary shall not invalidate the status of the Indebtedness of such JV Subsidiary classified as Non-Recourse Debt pursuant to the terms of this definition.

“Note” shall mean any promissory note provided for by Section 2.02(a) for the Advances and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

“Notice of Borrowing” shall have the meaning given to it in Section 2.03(a).

“Obligation Currency” shall have the meaning provided in Section 2.12.

“Obligations” shall mean (a) all of the Borrower’s obligations to repay the Advances on the Maturity Date, to pay interest on an Interest Payment Date and all other obligations and liabilities of each Loan Party to the Lender, or any other Person arising under, or in connection with, the Loan Documents, whether now existing or hereafter arising; (b) any and all sums paid by the Lender pursuant to the Loan Documents in order to preserve any Facility

Collateral or the interest of the Lender therein; (c) in the event of any proceeding for the collection or enforcement of any of the Loan Parties’ obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Facility Collateral, or of any exercise by the Lender of its rights under the Loan Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of the Loan Parties’ indemnity obligations to the Lender pursuant to the Loan Documents.

“Original Loan Agreement” has the meaning given to it in the Recitals to this Loan Agreement.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Loan Agreement or any other Loan Document (excluding, in each case, amounts imposed on an assignment, a grant of a participation or other transfer of an interest in an Advance or Loan Document, unless such assignment, grant of participation or other transfer occurs while an Event of Default shall have occurred and be continuing).

“Outstanding Amount” shall mean, as of any date of determination (a) with respect to Indebtedness, the aggregate outstanding principal amount thereof, (b) with respect to banker’s acceptances, letters of credit or letters of guarantee, the aggregate undrawn, unexpired face amount thereof, plus the aggregate unreimbursed drawn amount thereof, (c) with respect to hedging obligations, the aggregate amount recorded by any Loan Party as its net termination liability thereunder calculated in accordance with the Borrower’s customary accounting procedures, (d) with respect to cash management obligations or guarantees, the aggregate maximum amount thereof (i) that the relevant cash management provider is entitled to assert as such as agreed from time to time by any Loan Party and such provider or (ii) the principal amount of the Indebtedness being guaranteed or, if less, the maximum amount of such guarantee set forth in the relevant guarantee and (e) with respect to any other obligations, the aggregate outstanding amount thereof.

“Patent Licenses” shall mean all licenses, contracts or other agreements, whether written or oral, naming a Secured Loan Party as licensee or licensor and providing for the grant of any right to manufacture, use, lease, or sell any invention, design, idea, concept, method, technique, or process covered by any Patent (including, without limitation, all Patent Licenses set forth in Schedule 6.24 hereto).

“Patents” shall mean all domestic and foreign letters patent, design patents, utility patents, industrial designs, and all intellectual property rights in inventions, trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know-how, formulae, and other general intangibles of like nature, now existing or hereafter acquired or owned by a Secured Loan Party (including, without limitation, all domestic and foreign letters patent, design patents, utility patents, industrial designs, inventions, trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know-how and formulae described in Schedule 6.24 hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the Canadian Patent and Trademark Office, or in any similar office or agency in any other country or any political subdivision thereof), and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof.

“Permitted Dispositions” shall mean:

(i) Dispositions of inventory or receivables (including interests in lease receivables) in the ordinary course of business;

(ii) Dispositions of obsolete or worn out property, including leases with respect to facilities that are temporarily not in use or pending their disposition;

(iii) Dispositions of equipment and tooling between or among a Secured Loan Party and any Loan Party or any Group Member in the ordinary course of business;

(iv) Dispositions of accounts receivable more than 90 days past due in connection with the compromise, settlement or collection thereof on market terms;

(v) Dispositions of any Capital Stock of any JV Subsidiary in accordance with the applicable joint venture agreement relating thereto;

(vi) any Disposition of (i) any Subsidiary’s Capital Stock to the Borrower or any other Secured Loan Party, (ii) any Excluded Subsidiary’s (other than any Excluded Subsidiary, the stock of which is pledged as Facility Collateral) stock to the Borrower, any Guarantor or any other Excluded Subsidiary, or (iii) any Foreign Subsidiary’s (other than any Foreign Subsidiary, the stock of which is pledged as Collateral) stock to the Borrower, any Guarantor or any other Foreign Subsidiary;

(vii) to the extent allowable under the replacement property rules of the Income Tax Act, any Disposition of assets in exchange for other like property for use in a business of the Secured Loan Parties and their Subsidiaries (“Collateral Substitution”);

(viii) any Disposition of cash or Cash Equivalents in a manner that is not prohibited by the terms of this Loan Agreement or the other Loan Documents;

(ix) any Disposition by the Borrower or any of its Subsidiaries of any dealership property or Capital Stock in a dealership Subsidiary to the operating management of a dealership or any Disposition of property in connection with any dealer optimization plan, in each case in the ordinary course of business;

(x) any Disposition of assets between or among the Secured Loan Parties, any Disposition of assets from any Excluded Subsidiary to any Secured Loan Party and any Disposition of assets between or among Excluded Subsidiaries;

(xi) any Disposition under the GMAC MAFA or Gold Key Lease Program;

(xii) the licensing and sublicensing of Intellectual Property or other general intangibles to third persons in the ordinary course of business;

(xiii) any Disposition of Intellectual Property by a Secured Loan Party that such Secured Loan Party, in its good faith judgment, has determined is no longer used in or necessary for the conduct of its business;

(xiv) licensing of trade names for use in other industries; and

(xv) any Disposition of assets listed on Schedule 1.01(c); and

(xvi) for greater certainty, shall include any sale, transfer or other disposition of Capital Stock under any Permitted Restructuring Transaction.

“Permitted Holder” shall mean collectively, (i) Fiat and Affiliates of Fiat, (ii) the Lender, (iii) the United States Department of the Treasury and (iv) the trust fund established pursuant to the Settlement Agreement, dated March 30, 2008, as amended, supplemented, replaced or otherwise altered from time to time, between Chrysler Group LLC, the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, and certain class representatives, on behalf of the class of plaintiffs in the class action of Int’l Union, UAW, et al. v. Chrysler, LLC, Civ. Act. No. 2:07-CV-14310 (E.D. Mich. filed Oct. 11, 2007).

“Permitted Indebtedness” shall mean any of the following:

(i)	Indebtedness created under any Loan Document;

(ii)	(a) Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to, or as required by the terms of the Gold Key Lease Program and (b) Indebtedness consisting of asset-backed securities issued by one or more ABS Subsidiaries solely to the extent that such Indebtedness is recourse solely to the assets of such ABS Subsidiary issuing such securities and not guaranteed by any other Loan Party, in an aggregate Outstanding Amount, for all such Indebtedness under clauses (a) and (b), not exceeding $5,000,000,000 or its equivalent at any one time outstanding;

(iii)	Indebtedness of the Borrower or any Subsidiary owing to the Borrower or any Subsidiary (including intercompany ledger balances in connection with customary cash management practices among the Borrower and its Subsidiaries) and Indebtedness of the Borrower or any of its Subsidiaries incurred for working capital purposes and owing to Chrysler Group LLC; provided that any such Indebtedness owing by the Borrower or any Loan Party to a Subsidiary of the Borrower that is not a Secured Loan Party, or by the Borrower or any of its Subsidiaries to Chrysler Group LLC, shall be subordinated in right of payment to the Obligations pursuant to a subordination agreement in form and substance reasonably satisfactory to the Lender;

(iv)	Indebtedness owing to GMAC under the GMAC MAFA;

(v)	Guarantee obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Loan Party to the extent otherwise in accordance with the Loan Documents;

(vi)	Indebtedness outstanding on the date hereof and listed on Schedule 8.03 and any Permitted Refinancing thereof;

(vii)	Indebtedness incurred by the Borrower or any of its Subsidiaries (i) to finance the purchase of fixed or capital assets that is incurred at the time of, or within 120 days after, the acquisition of such property, or (ii) constituting Capital Lease Obligations and Attributable Obligations, in an Outstanding Amount at any time not to exceed $62,500,000, provided that, the Borrower or any of its Subsidiaries may incur additional Indebtedness described in this clause (vii) at any time in an aggregate additional principal amount not to exceed $62,500,000 so long as immediately after giving effect to the incurrence of such additional Indebtedness, the pro forma Consolidated Leverage Ratio (as defined in the US First Lien Credit Agreement) as of the date of such incurrence of Chrysler Group LLC and its Subsidiaries is less than 2.50:1.00;

(viii)

unsecured Indebtedness of the Borrower or any of its Subsidiaries; provided, that the Net Cash Proceeds thereof are applied to prepay the Loans in accordance with Section 2.07; and provided, further, for all such Indebtedness incurred under this clause (viii), that (i) in the case of Material Unsecured Indebtedness only, such Indebtedness has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Loans, and the terms of all such unsecured Indebtedness do not provide for any scheduled repayment or mandatory redemption prior to the date that is one year after, and such Indebtedness has a final maturity date later than the Maturity Date as in effect on the Restatement Date (other than customary offers to purchase upon a change of control, asset sale or event of loss and acceleration rights after an event of default), (ii) the covenants, events of default, guarantees and other terms of such Indebtedness (other than interest rate, call features and redemption premiums), taken as a whole, are not more restrictive to the Borrower than the terms of this Loan Agreement; provided that a certificate of a Responsible Officer of the Borrower delivered to the Lender at least five Business Days (or such shorter period as the Lender may reasonably agree) prior to the incurrence of such Indebtedness, together with a description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements and shall cause terms and conditions to be deemed to satisfy the foregoing requirement unless the Lender notifies the Borrower within such period that it disagrees with such determination

(including a reasonably detailed description of the basis upon which it disagrees) and (iii) on the date of incurrence, no Default or Event of Default has occurred and is continuing or would occur as a result of the incurrence of such Indebtedness;

(ix)	Non-Recourse Debt;

(x)	Indebtedness of a Foreign Subsidiary or a JV Subsidiary or an ABS Subsidiary in an Outstanding Amount not exceeding $100,000,000 at any one time and any unsecured Guarantee obligations of any Secured Loan Party in respect thereof; and unsecured Guarantee obligations of any Excluded Subsidiary in respect of Indebtedness of any other Excluded Subsidiary;

(xi)	Indebtedness of a newly acquired Subsidiary of the Borrower that is outstanding on the date such Subsidiary is acquired; provided that any such Indebtedness was not created in contemplation of such purchase or other acquisition in contravention of Section 8.03;

(xii)	Indebtedness in respect of, represented by, or in connection with appeal, bid, performance, surety, customs or similar bonds issued for the account of any Loan Party, the performance of bids, tenders, sales or contracts (in each case, other than for the repayment of borrowed money), statutory obligations, workers’ compensation claims, unemployment insurance, other types of social security or pension benefits, self insurance, funding obligations and similar obligations and arrangements, in each case, to the extent incurred in the ordinary course of business;

(xiii)	Indebtedness in respect of letters of credit (other than in respect of borrowed money);

(xiv)	any Permitted Refinancing;

(xv)	Indebtedness represented by loans, grants or other arrangements made by a Specified Governmental Authority;

(xvi)	Indebtedness incurred by the Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with investments or Permitted Dispositions of any business, asset or any Capital Stock of a Subsidiary of the Borrower or any of its Subsidiaries;

(xvii)	Indebtedness of the Borrower or any of its Subsidiaries in respect of netting services, overdraft protections, employee/corporate credit card programs and other similar arrangements in connection with deposit accounts in the ordinary course of business;

(xviii)	unsecured Guarantee obligations in connection with guarantees or other credit support provided by the Borrower or any of its Subsidiaries for the benefit of their suppliers and dealerships in an aggregate principal amount outstanding not to exceed $62,500,000 at any time;

(xix)	Guarantees of the Indebtedness of, or Indebtedness of, company owned dealerships incurred, in each case, in the ordinary course of business and consistent with past practices to finance vehicle inventory and working capital in an amount not to exceed an aggregate principal balance of $20,000,000;

(xx)	to the extent the same constitutes Indebtedness, the obligation of the Borrower or any Subsidiary to make capital contributions to a JV Subsidiary to the extent required by the governing documents of such JV Subsidiary in effect on the date hereof;

(xxi)	Indebtedness incurred pursuant to the terms of the PHW Claims Program; and

(xxii)	Indebtedness, in addition to any other Indebtedness permitted above, in an aggregate principal amount outstanding at any time not to exceed $25,000,000.

“Permitted Liens” shall mean, with respect to any Property of the Borrower or any other Secured Loan Party:

(i) Liens created pursuant to the Security Agreements and the other Security Documents;

(ii) Liens on the beneficial interest of the Secured Loan Parties in vehicle leases to the extent that such Liens attach to leases or other receivables arising from the sale or lease of vehicles and such vehicles originated under the Gold Key Lease Program to secure Indebtedness permitted under clause (ii) of the definition of Permitted Indebtedness;

(iii) Liens in existence on the Restatement Date and listed on Schedule 8.02; provided that, no such Lien covers any additional property after the Restatement Date (except substitutions, replacements or proceeds thereof) and that the amount of Indebtedness secured thereby is not increased (except as otherwise permitted by this Loan Agreement);

(iv) Liens on property of a Person at the time such Person becomes a Subsidiary; provided that, such Liens are not created, incurred or assumed in connection with, or in contemplation of, such Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by any Secured Loan Party;

(v) Liens securing Indebtedness of the type described in clause (iv) of the definition of Permitted Indebtedness;

(vi) Liens securing Indebtedness permitted by clause (vii) of the definition of Permitted Indebtedness; provided that in each case such Liens do not encumber any property (except substitutions, replacements or proceeds thereof) other than property financed by such Indebtedness;

(vii) Liens securing a Permitted Refinancing under clause (xiv) of the definition of Permitted Indebtedness which is incurred to extend, renew, refinance, or replace any Indebtedness which was secured by a Lien permitted under Section 8.02; provided that any such Liens do not cover any property or assets of any Secured Loan Party (other than substitutions, replacements or proceeds thereof) not securing the Indebtedness so extended, renewed, refinanced or replaced;

(viii) Liens for taxes, assessments, governmental charges and utility charges, in each case that are not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Secured Loan Party to the extent required by, and in conformity with GAAP;

(ix) (i) Liens incurred or pledges or deposits made in connection with (A) workers’ compensation claims, unemployment insurance or ordinary course social security or pension benefits (but not including any Lien in favor of the Superintendent of Financial Services of Ontario in respect of payments out of the Pension Benefits Guarantee Fund), (B) securing the performance of bids, tenders, sales, contracts (in each case, other than for the repayment of borrowed money), (C) statutory obligations, or (D) surety, appeal, customs or performance bonds and similar obligations, (ii) deposits as security for import or customs duties or for the payment of rent, in each case for clauses (i) and (ii) incurred in the ordinary course of business, and (iii) carriers’, warehousemen’s, workers mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business to secure amounts (a) that are not overdue for a period of more than 90 days or that may hereafter be paid without material penalty or (b) that are being contested in good faith by appropriate proceedings;

(x) permits, servitudes, licenses, easements, rights of way, restrictions and other similar encumbrances imposed by applicable law or incurred in the ordinary course of business or minor imperfections in title to real property that do not in the aggregate materially interfere with the ordinary conduct of the business of the Secured Loan Parties taken as a whole, including the following: (i) zoning, entitlement, conservation restriction and other land use and environmental regulations by one or more Governmental Authorities which do not materially interfere with the present use of the material assets of the Secured Loan Parties, (ii) all covenants, conditions, restrictions, easements, encroachments, charges, rights of way and any similar matters of record set forth in any province, territory, state, local or municipal franchise on title to material real property of the Secured Loan Parties which do not materially interfere with the present use of such property, and (iii) minor survey exceptions and matters as to material real property of the Secured Loan Parties which would be disclosed by an accurate survey or inspection of such real property and do not materially impair the occupancy or current use of such real property;

(xi) leases, licenses, subleases or sublicenses of assets (including real property and Intellectual Property) granted to others that do not in the aggregate materially interfere with the ordinary conduct of the business of the Secured Loan Parties taken as a whole and material licenses and sublicenses of Intellectual Property or other general intangibles in the ordinary course of business;

(xii) any Lien arising out of claims under a judgment or award rendered or claim filed so long as such judgments, awards or claims do not constitute an Event of Default;

(xiii) Liens securing Indebtedness or other obligations of a Secured Loan Party owing to another Secured Loan Party;

(xiv) Liens and rights of setoff created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts held at such banks or financial institutions or over investment property held in a securities account, as the case may be, to implement employee/corporate credit card programs to secure fees and charges in the ordinary course of business or returned items and charge backs in the ordinary course of business, facilitate the operation of cash pooling and/or interest set off arrangements in respect of such bank accounts or securities accounts in the ordinary course of business;

(xv) statutory Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of obligations of any Secured Loan Party under Environmental Laws to which any assets of such Secured Loan Party are subject;

(xvi) pledges or deposits of cash or Cash Equivalents made to secure obligations in respect of Swap Agreements permitted hereunder;

(xvii) pledges or deposits of cash or Cash Equivalents made to secure Indebtedness permitted under by clause (xiii) of the definition of Permitted Indebtedness;

(xviii) servicing agreements, development agreements, site plan agreements and other agreements with Governmental Authorities pertaining to the use or development of any of the property and assets of any Secured Loan Party consisting of real property, provided same are complied with in all material respects;

(xix) Liens securing Indebtedness of the type permitted under clause (xv) of the definition of Permitted Indebtedness; provided that such Liens do not encumber any Facility Collateral or any other property other than the Intellectual Property and fixed assets acquired, constructed, developed or financed with the proceeds of such Indebtedness;

(xx) any Lien consisting of rights reserved to or vested in any Governmental Authority by applicable law;

(xxi) Liens arising from Personal Property Security Act or Uniform Commercial Code financing statement filings (or similar filings) regarding or otherwise arising under leases entered into by any of the Secured Loan Parties or in connection with sales of accounts, payment intangibles, chattel paper or instruments;

(xxii) Liens not otherwise permitted by the foregoing clauses securing obligations or other liabilities of any Secured Loan Party; provided that the Outstanding Amount of all such obligations and liabilities secured by such Liens shall not exceed $25,000,000 at any time;

(xxiii) Liens created under the Brampton CRA Charge, the MOR Charge and any other Lien granted to either grantee of such charges pursuant to any tax dispute or settlement; and

(xxiv) Liens created and secured by the Windsor Construction Liens.

“Permitted Refinancing” shall mean any Indebtedness (or preferred Capital Stock, as the case may be) issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund other Permitted Indebtedness (or preferred Capital Stock, as the case may be); provided that:

(a) the principal amount (or accreted value, if applicable) of such Indebtedness (or preferred Capital Stock, as the case may be) does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness (or preferred Capital Stock, as the case may be) so extended, refinanced, renewed, replaced, defeased, discharged or refunded (plus all accrued interest thereon and the amount of all fees, expenses and premiums incurred in connection therewith); and

(b) such Indebtedness (or preferred Capital Stock, as the case may be) has a final maturity date later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness (or preferred Capital Stock, as the case may be) being extended, refinanced, renewed, replaced, defeased, discharged or refunded; and

(c) the terms of such Indebtedness (or preferred Capital Stock, as the case may be), taken as a whole, are not more restrictive to the applicable obligor than the Indebtedness (or preferred Capital Stock, as the case may be) being extended, refinanced, renewed, replaced, defeased, discharged or refunded (other than with respect to interest rates, fees, liquidation preferences, premiums and no-call periods); and

(d) in the case of any Material Unsecured Indebtedness, a certificate of a Responsible Officer is delivered to the Lender at least five Business Days (or such shorter period as the Lender may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such Indebtedness is a Permitted Refinancing, then unless the Lender notifies the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) such Permitted Refinancing may be consummated.

“Permitted Restructuring Transactions” shall mean any one or more of the following transactions:

(a)	the continuation of Holdings under the Canada Business Corporations Act or the Business Corporations Act (Ontario) or an analogous statute of any other provincial jurisdiction other than the Province of Quebec;

(b)	the amalgamation, winding up into, or other combination of any one or more of Borrower, Canadian New Holdings, Holdings, CIH LLC and Canadian Acquisitionco in one or more transactions from time to time;

(c)	the continuation of CIH LLC under the Business Corporations Act (Ontario) or the Canada Business Corporations Act or an analogous statute of any other provincial jurisdiction other than the Province of Quebec; and

(d)	the continuation of Canadian New Holdings under the Canada Business Corporations Act or the Business Corporations Act (Ontario) or an analogous statute of any other provincial jurisdiction other than the Province of Quebec;

provided that, (i) in respect of any amalgamation of Borrower, the amalgamated entity is the successor to Borrower by operation of law, (ii) immediately prior to any amalgamation of an entity with a Secured Loan Party, such entity does not suffer to exist any Liens on its assets other than Liens in favour of the Lender and any other Permitted Lien; (iii) notwithstanding any of the foregoing transactions, all of the Capital Stock of the Borrower is at all times owned by an entity that is an “Excluded Subsidiary” for the purposes of the US First Lien Credit Facility with no obligation to create any Lien on its assets in favour of US Lender and all of the Capital Stock of Borrower, including any successor thereto, is pledged to the Lender pursuant to a pledge agreement in form and substance satisfactory to the Lender; and (iv) no Default or Event of Default shall have occurred and be continuing and, no Default or Event of Default would occur as a result of giving effect to the foregoing transactions.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Personal Property Security Act” shall mean the Personal Property Security Act (Ontario) and the Regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of Lender’s security interests in any collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“PHW Claims Program” shall have the meaning provided in Section 5.01(u).

“Plan” shall mean any Canadian Benefit Plan or Canadian Pension Plan.

“Pledged Entity” shall mean a Subsidiary of a Loan Party whose Capital Stock are Pledged Equity pursuant to an Equity Pledge Agreement.

“Pledged Equity” shall mean all of the Capital Stock of a Pledged Entity, together with all ownership certificates, options or rights of any nature whatsoever which may be issued, granted or pledged by the owners of such interests to the Lender while this Loan Agreement is in effect.

“Pledgors” shall mean the Persons set forth on Schedule 1.01(d) hereof.

“Post-Closing Agreement” shall mean that certain Post-Closing Agreement, dated as of the date hereof, by and between the Borrower and the Lender.

“Post-Default Rate” shall mean, in respect of any principal of any Advance or any other amount under this Loan Agreement, the Notes, the Additional Notes or any other Loan Document that is not paid when due to the Lender (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2.00% per annum, plus (x) the interest rate otherwise applicable to such Advance or other amount, or (y) if no interest rate is otherwise applicable, the sum of (i) CDOR Rate plus (ii) the Spread Amount.

“proceeds” shall have the meaning assigned to such term under the Uniform Commercial Code and the Personal Property Security Act (as applicable).

“Production Ratio” shall have the meaning provided thereto in Section 7.25(a).

“Pro Forma Cost Savings” shall mean, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an acquisition or a disposition that occurred during the four quarter period or after the end of the four quarter period and on or prior to the applicable calculation date and calculated on a basis that is consistent with Regulation S-X, (ii) were actually implemented by the business that was the subject of any such acquisition or disposition within six months after the date of the acquisition or disposition and prior to the applicable calculation date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such acquisition or disposition and that Chrysler Group LLC reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the acquisition or disposition and, in the case of each of (i), (ii) and (iii), are described, as provided below, in an officers’ certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be set forth in a certificate delivered to the Lender from Chrysler Group LLC’s chief financial officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Pro Rata Share” shall have the meaning ascribed thereto under the US First Lien Credit Agreement as at the date hereof.

“Rating Agency” shall mean (1) each of Moody’s and S&P and (2) if Moody’s or S&P are unable to rate the Borrower for reasons outside of the Borrower’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(f) under the Securities and Exchange Act of 1934 selected by the Borrower as a replacement agency for Moody’s or S&P, as the case may be.

“Re-calculation Date” shall have the meaning provided thereto in Section 7.25(a).

“Receiving Party” shall mean (i) the Lender, its agents, consultants, contractors, advisors and representatives; (ii) the Ministry of Industry Canada, its agents, consultants, contractors, advisors and representatives; or (iii) the Ontario Ministry of Economic Development, its agents, consultants, contractors, advisors and representatives.

“Records” shall mean all books, instruments, agreements, customer lists, credit files, computer files, storage media, tapes, disks, cards, software, data, computer programs, printouts and other computer materials and records generated by other media for the storage of information maintained by any Person with respect to the business and operations of the Loan Parties and the Facility Collateral.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Secured Loan Party which results in receipt of Net Cash Proceeds by a Secured Loan Party in an amount in excess of (i) $6,250,000 for any Recovery Event (or series of related Recovery Events) or (ii) $25,000,000 in the aggregate for all Recovery Events, together with the Net Cash Proceeds of all Dispositions, during any twelve month period (for the avoidance of doubt, with respect to clause (ii), only such Net Cash Proceeds in excess of $25,000,000 shall be required to be applied in accordance with Section 2.07(b)).

“Reference Banks” shall mean the principal office of a bank listed on Schedule I of the Bank Act (Canada) as advised by the Lender to the Borrower in writing from time to time.

“Reinvestment Deferred Amount” shall mean with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Secured Loan Party in connection therewith that are not applied to prepay the Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” shall mean any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” shall mean a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event (or committed to be expended pursuant to a binding contract) to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount” shall mean with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date (or committed to be expended pursuant to a binding contract) to acquire or repair assets useful in the Borrower’s business.

“Reinvestment Prepayment Date” shall mean with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Secured Loan Party shall have made a final determination not to, or shall have otherwise ceased to, acquire or repair assets useful in the business of a Secured Loan Party’s with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Transactions” shall mean each of the transactions described in the Transaction Documents.

“Relevant Period” shall mean the period from the Restatement Date until the date that is one year after the latest to occur of (i) the date Canada Deposit Insurance Corporation ceases to own any direct or indirect equity in the Borrower, (ii) the Maturity Date and (iii) the repayment in full of all of the Loans and all Obligations (including the Additional Note).

“Re-measurement Period” shall mean a period that (x) is equal to the Measurement Period ending on the relevant Measurement Date plus eighteen (18) months (or, if there has been Extraordinary Non-Canadian Growth during the relevant Measurement Period, three (3) years) and (y) ends on, and includes, the date that is eighteen (18) months (or, if there has been Extraordinary Non-Canadian Growth during the relevant Measurement Period, three (3) years) after the relevant Measurement Date.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Applicable Law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean the chief executive officer, president, chief accounting officer, chief financial officer, treasurer, assistant treasurer or controller or, for the purposes of Section 7.06 only, to include the secretary of the Borrower, or, in each case, any individual with a substantially equivalent title.

“Restatement Date” shall mean June 10, 2009.

“Restricted Payments” shall have the meaning given to it in Section 8.05.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sale/Leaseback Transaction” any arrangement with any Person providing for the leasing by any Secured Loan Party of real or personal property that has been or is to be sold or transferred by any such Secured Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of any such Secured Loan Party.

“Section 363 Sale” shall mean the sale of certain assets and the assignment and assumption of certain of Chrysler Holding LLC, Chrysler LLC and certain of its Subsidiaries to Chrysler Group LLC and its Subsidiaries pursuant to Section 363 of the United States Bankruptcy Code.

“Secured Loan Party” means each Loan Party other than the Unsecured Guarantors.

“Securitization Assets” shall have the meaning specified in Section 6.17.

“Security Agreements” shall mean collectively, (a) that certain general security agreement dated as of March 30, 2009 among the Borrower and the Lender, (b) that certain general security agreement dated as of March 30, 2009 among Holdings, and the Lender, (c) those certain general security agreements dated as of the Restatement Date among, in each case, the other Secured Loan Parties and the Lender, and (d) each other security agreement entered into from time to time by a Secured Loan Party in favour of the Lender, each as may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Security Documents” shall mean the Existing Security, and any other general security agreements, pledge agreements or charges/mortgages of land (or deed to secure debt or debenture, as applicable) executed and delivered by a Secured Loan Party as security for the Advances, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Senior Canadian Employee” shall mean, with respect to the Borrower and its Canadian Subsidiaries collectively, any of their employees who are one of the five (5) most highly compensated employees of the Borrower and its Canadian Subsidiaries collectively.

“Senior Employee” shall mean, with respect to the Borrower and its Canadian Subsidiaries collectively, any of their employees who are one of the twenty-five (25) most highly compensated employees of the Loan Parties collectively.

“Senior Lien” shall mean the Lien granted to or for the benefit of a Senior Lien Lender on Facility Collateral pursuant to a Senior Lien Loan Agreement that is senior in priority to the Lien thereon granted to Lender hereunder or under any other Loan Documents and in effect as of the Restatement Date and which Liens and related Facility Collateral are described on Schedule 6.26.

“Senior Lien Lender” shall mean the lenders under the Senior Lien Loan Agreements, together with their successors and assigns.

“Senior Lien Loan Agreements” shall mean those certain loan agreements identified as such on Schedule 6.26 in effect as of the Restatement Date between any Loan Party or and a Senior Lien Lender, the Indebtedness in respect of which is secured by a Senior Lien.

“Senior Lien Loans” shall mean those certain loans made by Senior Lien Lender to a Loan Party pursuant to the Senior Lien Loan Agreements, which are secured by Senior Liens.

“SEO” shall mean a senior executive officer of Chrysler Group LLC within the meaning of Section 111(b)(3) of EESA and any interpretation of the US Lender thereunder, including the rules set forth in 31 C.F.R. Part 30, and any Applicable Law required to give effect thereto, as if the EESA and such interpretation applied to and governed such senior executive officer.

“Specified Governmental Authority” shall mean any nation or government, any state or other political subdivision, agency or instrumentality thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any quasi-governmental entity, including any international organization or agency.

“Spread Amount” shall mean 5.00%.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Taxes” shall mean, except as the context otherwise requires, all taxes of any kind or nature whatsoever together with penalties, fines, additions to tax and interest thereon.

“Threshold Percentage” shall have the meaning provided thereto in Section 7.25(a).

“Total Loans” means collectively, the (i) Loans and (ii) US Loans.

“Trademark Licenses” shall mean all licenses, contracts or other agreements, whether written or oral, naming any Secured Loan Party as licensor or licensee and providing for the grant of any right concerning any Trademark, together with any goodwill connected with and symbolized by any such trademark licenses, contracts or agreements and the right to prepare for sale or lease and sell or lease any and all Inventory now or hereafter owned by any Secured Loan Party and now or hereafter covered by such licenses (including, without limitation, all Trademark Licenses described in Schedule 6.24 hereto).

“Trademarks” shall mean all domestic and foreign trademarks, service marks, collective marks, certification marks, trade dress, trade names, business names, d/b/a’s, Internet domain names, trade styles, designs, logos and other source or business identifiers and all general intangibles of like nature, now or hereafter owned, adopted or acquired by any Secured Loan Party (including, without limitation, all domestic and foreign trademarks, service marks, collective marks, certification marks, trade dress, trade names, business names, d/b/a’s, Internet domain names, trade styles, designs, logos and other source or business identifiers described in Schedule 6.24 hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States or Canada, any state or province thereof or any other country or any political subdivision thereof), and all reissues, extensions or renewals thereof, together with all goodwill of the business symbolized by such marks.

“Tranche X-2 Loans” shall have the meaning specified in Section 2.01(b).

“Transaction Document” shall have the meaning as ascribed thereto in the US First Lien Credit Agreement.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Facility Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“United States” or “U.S.” shall mean the United States of America.

“United States Dollars” or “US$” shall mean lawful currency of the United States of America.

“US Commitment” shall mean the obligation of the US Lender under the US First Lien Credit Agreement to make loans to Chrysler Group LLC under the US First Lien Credit Agreement.

“US Credit Facility Documents” shall mean US First Lien Credit Agreement, and all documents entered into in connection with the transactions contemplated thereunder.

“US First Lien Credit Agreement” shall mean the First Lien Credit Agreement among Chrysler Group LLC and the lenders party thereto from time to time, dated as of June 10, 2009, as amended, restated, supplemented or otherwise modified.

“US Permitted First Lien Indebtedness” shall mean a term loan incurred as Permitted First Lien Indebtedness (as defined in the US First Lien Credit Agreement).

“US Lender” means The United States Department of the Treasury and its successors and assigns.

“US Loans” shall mean the loans made under the US First Lien Credit Agreement.

“Unsecured Guarantors” means those Guarantors who have not provided security over any Facility Collateral including those Guarantors listed on Schedule 1.01(b) under the heading “Unsecured Guarantors”.

“Voting Stock” shall mean with respect to any Person, such Person’s Capital Stock having the right to vote for election of directors (or the equivalent thereof) of such Person under ordinary circumstances.

“Wholly Owned Subsidiary” shall mean as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor” shall mean any Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Windsor Construction Lien” shall mean the construction lien registered on April 30, 2008 as Instrument No. CE325688 in favor of Eisenmann Corporation in the amount of US$19,992,459 against certain of the Borrower’s lands and premises in the City of Windsor, as certified by a certificate of action registered on June 12, 2008 as Instrument No. CE331889 against said lands and premises.

1.02 Interpretation. The following rules of this Section 1.02 apply unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Appendix, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Loan Agreement. A reference to a party to this Loan Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Loan Document) is to the agreement or document as amended, restated, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Loan Document and in effect from time to time in accordance with the terms thereof. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof”, “herein”, “hereunder” and similar words refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement. The term “including” is not limiting and means “including without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

Except where otherwise provided in this Loan Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to the Borrower by the Lender or an authorized officer of the Lender provided for in this Loan Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where a Loan Party is required to provide any document to the Lender under the terms of this Loan Agreement, the relevant document shall be provided in writing or printed form unless the Lender requests otherwise. At the request of the Lender, the document shall be provided in computer disk form or both printed and computer disk form.

This Loan Agreement is the result of negotiations among, and has been reviewed by counsel to, the Lender and the Loan Parties, and is the product of all parties. In the interpretation of this Loan Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Loan Agreement or this Loan Agreement itself. Except where otherwise expressly stated, the Lender may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of good faith, discretion or judgment by the Lender shall not be construed to require the Lender to request or await receipt of information or documentation not immediately available from or with respect to the Borrower, any other Loan Party, any other Person, or the Facility Collateral themselves.

This Section 1.02 shall not apply to any determination made by the Lender under Section 7.25 or Section 9.02(a). In the event of any dispute between the Lender and any Group Member with respect to Section 7.25 and Section 9.02(a) (other than the first sentence of Section 9.02(a)), the parties shall act in a commercially reasonable manner to settle such dispute after making commercially reasonable efforts to take into account all relevant facts, circumstances and information provided by the parties. If after complying with the immediately preceding sentence, a dispute remains with respect to Section 7.25 or Section 9.02(a), the Lender’s reasonable determination of such dispute shall be binding on the Group Members.

1.03 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP.

SECTION 2. ADVANCES, NOTE AND PAYMENTS.

2.01 Advances.

(a) Existing Loans. Pursuant to the Original Loan Agreement, the Lender has made Advances in the aggregate principal amount of $1,208,750,000 (the “Existing Loans”).

(b) Tranche X-2 Loans. Subject to fulfillment of the conditions precedent set forth in Sections 5.01 and 5.02 hereof, and provided that no Default or Event of Default shall have occurred and be continuing hereunder, the Lender agrees, on the terms and conditions of this Loan Agreement, to an Advance (collectively the “Tranche X-2 Loans”) to the Borrower in Dollars, in multiple drawings; provided that each Advance shall be (i) a minimum principal amount of $100,000,000, and (ii) drawn during the period from and after the Restatement Date to the date that is the thirty-month anniversary of the Restatement Date, in an aggregate principal amount up to but not exceeding the Maximum Tranche X-2 Loan Amount.

(c) Each Advance shall be a term loan and no amounts of any Advance repaid may be reborrowed hereunder.

(d) Lender shall have no obligation to make an Advance when any Default or Event of Default has occurred and is continuing.

(e) Without limiting any other provision of this Loan Agreement, the obligation of the Lender to fund any Advance is subject to the satisfaction (or waiver by the Lender) of the conditions precedent set forth in Section 5.

2.02 The Note.

(a) Each Advance made by the Lender shall be evidenced by a single promissory note of the Borrower substantially in the form of Exhibit A hereto (each a “Note”), dated the date that is three (3) Business Days prior to such Advance, payable to the Lender in a principal amount equal to the amount of such Advance made by the Lender to the Borrower hereunder and otherwise duly completed. The Lender shall have the right to have its Note subdivided, by exchange for promissory notes of lesser denominations or otherwise.

(b) The date, amount and interest rate of each Advance made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of any Note, noted by the Lender on the grid attached to such Note or any continuation thereof; provided, that the failure of the Lender to make any such recordation or notation shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under the Notes in respect of the Advances.

(c) As additional consideration to the Lender providing the Advances, (i) the Lender or as the Lender may direct shall receive, on the date of each Advance, a senior secured note of the Borrower substantially in the form of Exhibit F hereto (each an “Additional Note”), dated the date that is three (3) Business Days prior to such Advance, payable to the Lender in a principal amount equal of 6.67% of the amount of such Advance and otherwise duly completed.

(d) The Lender shall have the right to have each of the Notes and Additional Notes subdivided, by exchange for promissory notes of lesser denominations or otherwise.

2.03 Procedure for Borrowing under the Tranche X-2 Loans.

(a) The Borrower may request an Advance to be made during the period from and after the Restatement Date to the date that is the thirty-month anniversary of the Restatement Date, by delivering to the Lender an irrevocable Notice of Borrowing substantially in the form of Exhibit C hereto (a “Notice of Borrowing”), appropriately completed, which Notice of Borrowing must (i) be received (unless otherwise agreed in writing by the Lender) no later than 11:00 a.m. (Ottawa, Ontario, Canada time) three (3) Business Days prior to the requested Funding Date and (ii) specify the amount of the Tranche X-2 Loan requested and the amount of the loans concurrently requested by Chrysler Group LLC under the US First Lien Credit Agreement.

(b) Upon the Borrower’s request for an Advance pursuant to Section 2.03, the Lender shall, assuming all conditions precedent set forth in this Section 2.03 and in Sections 5.01 and 5.02 have been met, and provided no Default or Event of Default shall have occurred and be continuing, not later than 4:00 p.m. (Ottawa, Ontario, Canada time) on the requested Funding Date, make an Advance in an amount for each Funding Date as set forth in the applicable Notice of Borrowing. Subject to the foregoing, the Lender shall deliver the Advance in immediately available funds via wire transfer to an account of the Borrower that is located in Canada (pursuant to the wire transfer instructions set forth in Section 2.03(c)).

(c) The Borrower hereby directs the Lender to send the proceeds of all Advances to it by wire transfer as follows:

Bank:	[***]

Transit No.:	[***]

Beneficiary:	[***]

Account No.:	[***]

Reference:	[***]

2.04 Limitation on Types of Advances; Illegality. Anything herein to the contrary notwithstanding, if, on or prior to the determination of CDOR Rate:

(a) the Lender reasonably determines, which determination shall be conclusive, that quotations of rates for banker acceptances’ referred to in the definition of “CDOR Rate” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Advances as provided herein; or

***	Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

(b) the Lender reasonably determines, which determination shall be conclusive, that the Spread Amount plus the relevant rate of interest referred to in the definition of “CDOR Rate” in Section 1.01 hereof upon the basis of which the rate of interest for Advances is to be determined is not likely adequately to cover the cost to the Lender of making or maintaining Advances; or

(c) it becomes unlawful for the Lender to make or maintain Advances hereunder using CDOR Rate;

then the Lender shall give the Borrower prompt notice thereof and, so long as such condition remains in effect, the Borrower shall pay interest on all outstanding Advances at a rate per annum as determined by the Lender taking into account the cost to the Lender of making and maintaining the Advances.

2.05 Repayment of the Advances; Interest.

(a) On the Maturity Date, the Borrower shall repay to the Lender the aggregate principal amount of the Existing Loans and the Tranche X-2 Loans then outstanding under the applicable Notes and Additional Notes, together with all interest thereon and fees and out-of-pocket expenses of the Lender accruing under this Loan Agreement.

(b) Each Advance shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the CDOR Rate plus the Spread Amount, payable in arrears (i) on each Interest Payment Date in respect of the previous Interest Period, (ii) on the Maturity Date with respect to the Existing Loans and the Tranche X-2 Loans, and (iii) on payment or prepayment of an Advance in whole or in part, in the amount of interest accrued on the amount paid or prepaid, provided that interest accruing pursuant to paragraphs (c) or (d) of this Section 2.05 shall be payable from time to time on demand and shall be compounded annually on the last calendar day of each year.

(c) If all or a portion of any Advance, any interest payable on any Advance or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the Post-Default Rate, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Upon the occurrence and continuance of any Default or Event of Default, at the option of the Lender, all Advances, any fee or other amount payable hereunder shall bear interest at a rate per annum equal to the Post-Default Rate, in each case from the date of such Default or Event of Default until such amount is paid in full (as well after as before judgment).

(e) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Loan Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 365 day year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 365 or such other period of time.

(f) If any provision of this Loan Agreement or of any of the other Loan Documents would obligate the Borrower or any other Loan Party to make any payment of interest or any other amount payable to the Lender, the Government of Canada, or the Government of Ontario (each a “Recipient”) in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Recipient of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Recipient of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Recipient under this Loan Agreement and the other Loan Documents, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Recipient which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Recipient shall have received an amount in excess of the maximum permitted by that Section of the Criminal Code (Canada), the Borrower shall be entitled, by notice in writing to such Recipient, to obtain reimbursement from such Recipient in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Recipient to Borrower. Any amount or rate of interest referred to in this Section 2.05 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Restatement Date to the Maturity Date, as applicable and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.

(g) The Additional Notes issued pursuant to Section 2.02(c) shall represent a prepayment of interest on the Advances.

2.06 Optional Prepayments.

(a) The Loans are prepayable without premium or penalty, in whole or in part at any time, in accordance herewith and subject to clause (b) below. Any amounts prepaid shall be applied (i) first, to pay any fees and indemnity obligations owed to the Lender, (ii) second, to pay accrued and unpaid interest on, the obligations under the Loans and (iii) third, to repay the outstanding principal amount of any Loans until paid in full. Amounts repaid may not be reborrowed. If the Borrower intends to prepay a Loan in whole or in part from any source, the Borrower shall give five (5) Business Days’ prior written notice thereof to the Lender. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of at least $20,000,000 and in integral multiples of $20,000,000 thereafter.

(b) In connection with each prepayment, other than on an Interest Payment Date, the Borrower shall indemnify the Lender and hold the Lender harmless from any actual loss or expense which the Lender may sustain or incur arising from (i) the re-employment of funds obtained by the Lender to maintain the Advances hereunder or (ii) fees payable to terminate the deposits from which such funds were obtained, in either case, which actual loss or expense shall be equal to an amount equal to the excess, as reasonably determined by the Lender, of (x) its cost of obtaining funds for such Advance for the period from the date of such payment through the next Interest Payment Date over (y) the amount of interest likely to be realized by the Lender in redeploying the funds not utilized by reason of such payment for such period. This Section 2.06 shall survive termination of this Loan Agreement and payment of the Notes.

(c) Notwithstanding the Borrower’s right to prepay the Advances pursuant to this Section 2.06, in no event will the Lender’s Lien on any of the Facility Collateral be released upon any such prepayment until payment in full of all Advances and the satisfaction of all other Obligations.

2.07 Mandatory Prepayments.

(a) (i) If any term loan comprising US Permitted First Lien Indebtedness is incurred by Chrysler Group LLC, then, concurrently with the repayment of the US Loans, the Loans shall be prepaid by an amount equal to 20% of the Net Cash Proceeds of such term loan (for the avoidance of doubt, prepayment is not required for any permitted revolving credit facility); provided, however, that such amount prepaid to Lender shall not exceed $200,000,000 (including any optional prepayment made by the Borrower hereunder); or (ii) if any Indebtedness described in clause (viii) of the definition of Permitted Indebtedness is incurred by any Secured Loan Party or if any other Group Member shall incur Indebtedness as described in clause (n) of the definition of Permitted Indebtedness in the US First Lien Credit Agreement, then the Loans shall be prepaid, by an amount equal to the Lender’s Pro Rata Share of the Net Cash Proceeds of such receipt or incurrence. Prepayments hereunder shall be made (a) in the case of a prepayment arising from the incurrence of debt of less than $25,000,000, no later than two Business Days after the date of such incurrence, and (b) in the case of a prepayment arising from the incurrence of debt of $25,000,000 or more, on the date of such incurrence. Chrysler Group LLC shall concurrently make prepayments to the US Lender of the US Loans and reductions of the US Commitment in an aggregate amount equal to the US Lender’s Pro Rata Share of the Net Cash Proceeds of any Indebtedness described in clause (ii). Any such prepayment shall be accompanied by a notice to the Lender specifying the amount of such prepayment and the amount of such concurrent payment of the US Loans.

(b) If on any date any Secured Loan Party shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, then, unless a Reinvestment Notice shall be delivered in respect thereof within five (5) Business Days of receipt by such Secured Loan Party of such Net Cash Proceeds, the Loans shall be prepaid by an amount equal to 100% of the amount of such

Net Cash Proceeds; provided that on each Reinvestment Prepayment Date, the Loans shall be prepaid by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event. The provisions of this Section 2.07 do not constitute a consent to the consummation of any Disposition not permitted by Section 8.04.

(c) On the date that is the thirty-month anniversary of the Restatement Date, the Borrower shall prepay the Advances, firstly in respect of the Existing Loans and secondly in respect of the remaining Loans, in an amount equal to the Dollar Equivalent of US$500,000,000; provided that if, at such time, Chrysler Group LLC elects under the US First Lien Credit Agreement to extend the maturity date of up to US$400,000,000 of the Tranche B Loans (as defined under the US First Lien Credit Agreement) until June 10, 2017, the Borrower may elect, in its sole discretion, to reduce the mandatory prepayment required under this paragraph (c) by an amount up to US$100,000,000, by giving written notice to the Lender of its election to do so not later than ten Business Days prior to the thirty-month anniversary of the Restatement Date, setting forth the amount of the Tranche B Loans (as defined in the US First Lien Credit Agreement) with respect to which the maturity date is being extended and the corresponding amount of the mandatory prepayment under this paragraph (c) that is being reduced; provided further that the amount of the prepayment that may be reduced by the Borrower shall be calculated as the amount of the Tranche B Loans (as defined under the US First Lien Credit Agreement) with respect to which the maturity is being extended at such time divided by the Tranche B Commitment (as defined under the US First Lien Credit Agreement as of the date hereof) and multiplied by US$500,000,000.

(d) On the date that is the seventh anniversary of the Restatement Date, the sum of the Loans shall be mandatorily prepaid by an amount equal to (i) 50% of the Maximum Loan Amount minus (ii) the aggregate principal amount of optional or mandatory principal repayments of Loans made after the Restatement Date but prior to such date.

(e) Any amounts prepaid under this Section 2.07 shall be applied (i) first, to pay any fees and indemnity obligations owed to the Lender, (ii) second, to pay accrued and unpaid interest on, the obligations under the Loans and (iii) third, to repay the outstanding principal amount of any Loans until paid in full.

(each a “Mandatory Prepayment”); provided that notwithstanding the foregoing, no Mandatory Prepayment is required to be made in respect of Net Proceeds of any sale, transfer or other disposition of Capital Stock of the Borrower or of any direct or indirect parent of the Borrower as contemplated under any Permitted Restructuring Transaction. Upon receiving any Mandatory Prepayment in connection with the Disposition of Facility Collateral or concurrently with a Permitted Disposition, the Lender shall release its Lien thereon in accordance with Section 4.05. Unless and until all Advances have been paid in full and all other Obligations have been satisfied, the Lender shall not be required to release its Lien on any Facility Collateral other than Facility Collateral for which the Disposition thereof gave rise to such Mandatory Prepayment.

2.08 Requirements of Law.

(a) If any Requirement of Law (other than with respect to any amendment made to the Lender’s certificate of incorporation, by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject the Lender to any Tax of any kind whatsoever with respect to this Loan Agreement, a Note or any Advance made by it (excluding net income taxes) or change the basis of taxation of payments to the Lender in respect thereof (provided that, this clause (i) shall not apply to any withholding taxes or Taxes covered by Section 3.03);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Advances or other extensions of credit by, or any other acquisition of funds by any office of the Lender which is not otherwise included in the determination of CDOR Rate hereunder; or

(iii) shall impose on the Lender any other condition;

and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender deems to be material, of making, continuing or maintaining any Advance or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduced amount receivable thereafter incurred.

(b) If the Lender shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Lender’s certificate of incorporation, by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any Person controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender’s or such Person’s capital as a consequence of any obligations hereunder to a level below that which the Lender or such Person (taking into consideration the Lender’s or such Person’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, the Borrower shall promptly pay to the Lender such additional amount or amounts as will thereafter compensate the Lender for such reduction.

(c) If the Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error.

2.09 Use of Proceeds. The Borrower shall utilize the proceeds from the Advances for general corporate and working capital purposes and in particular to fund the ongoing operating requirements of the Borrower’s operations and those of its Subsidiaries; provided, that the proceeds shall not be used to prepay Indebtedness or to fund the payment of dividends or interest on Indebtedness owing to Affiliates, without the prior written consent of the Lender and provided further that the Borrower will not be obligated to apply proceeds to satisfy Tax obligations arising in relation to transfer pricing disputes between the Borrower and Canadian taxing authorities.

2.10 Debtor in Possession. Subject to the requirements of Insolvency Laws, upon the occurrence of a bankruptcy or insolvency of the Borrower or any other Loan Party, the Lender shall have the exclusive right, exercisable at its option in its sole discretion, to convert this Loan Agreement (including, without limitation, the outstanding Advances and any additional Advances that may be made hereunder) into a debtor-in-possession facility in form and substance acceptable to the Lender. The Loan Parties shall cooperate with and assist the Lender in connection with such conversion and shall do such further acts and things as are reasonably required by the Lender to effectuate such conversion and to secure such indebtedness. All orders issued by any bankruptcy court, other court and/or Governmental Authority approving any such debtor-in-possession facility, and any motions in connection therewith, shall be in form and substance reasonably acceptable to the Lender. The Lender may elect, at its option in its sole discretion, to prepare the first draft of any orders and motions. Any such debtor-in-possession facility shall be on no less favorable terms and conditions than any debtor-in-possession facility among the US Lender and any other Loan Party in connection with the US Lender’s loans to Chrysler Group LLC and any other Loan Parties.

2.11 Funding Indemnity. Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by the Lender as a result of any failure by the Borrower (for a reason other than the failure of the Lender to make an Advance in violation of this Loan Agreement) to prepay or borrow any Advance on the date or in the amount notified by the Borrower, including, without limitation, any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by the Lender to maintain such Advance or from fees payable to terminate the deposits from which such funds were obtained. The Lender shall provide the Borrower with a notice setting forth in reasonable detail the basis for the Lender’s demand, which shall be conclusive absent manifest error. The Borrower shall pay such amount within ten (10) calendar days after receipt of such notice. This Section 2.11 shall survive the payment in full of the Obligations and the termination of the Loan Documents.

2.12 Receipt of Payment. If the Lender receives from or on behalf of any Loan Party any amount under this Loan Agreement or any other Loan Document in a currency other than the currency in which the Obligations are denominated (the “Obligation Currency”), including, without limitation, by way of enforcement upon Facility Collateral, the Lender is hereby authorized to, and at its sole discretion may, convert such currency into the Obligation Currency for application to the Obligations in accordance with the Loan Agreement. The Obligations shall be satisfied only to the extent of the amount of the Obligation Currency received by the Lender from such conversion of the Obligations and only as of the date on which such conversion is completed. Notwithstanding the foregoing, the Lender has no obligation to accept payment in a currency other than the Obligation Currency.

2.13 Judgment Currency. Without limiting and in addition to Section 2.12, if for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Loan

Agreement or any other Loan Document to which any Loan Party is party it becomes necessary to convert into the currency of such jurisdiction (herein called the “Judgment Currency”) any amount due hereunder in any currency other than the Judgment Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, “rate of exchange” means the average rate at which the Reference Banks would, on the relevant date at or about 12:00 noon (Toronto, Ontario, Canada time), be prepared to sell a similar amount of such currency in Toronto, Ontario, Canada against the Judgment Currency. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Loan Party will, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under this Loan Agreement or such other applicable Loan Document in such other currency. Any additional amount due from any Loan Party under this Section will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Loan Documents.

SECTION 3. PAYMENTS; COMPUTATIONS; TAXES.

3.01 Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under the Loan Documents, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the account set forth below not later than 3:00 p.m. (Ottawa, Ontario, Canada time), on the date on which such payment shall be due. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. The Borrower acknowledges that it has no rights of withdrawal from the aforementioned account.

All payments should be made to the following account maintained by the Lender:

Bank:	[***]

Transit No.:	[***]

Institution No.:	[***]

Swift:	[***]

Account No.:	[***]

Account Name:	[***]

Reference:	[***]

3.02 Computations. Interest on the Advances shall be computed on the basis of a 365-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

***	Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

3.03 Taxes. (a) Except as required by Applicable Law, all payments made by the Borrower under this Loan Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income taxes, or Other Taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net or overall gross income taxes or net or overall gross profit taxes, franchise taxes (imposed in lieu of net or overall gross income taxes), capital taxes and branch profit taxes imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Loan Agreement or any other Loan Document). If any such non-excluded Taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to the Lender hereunder, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Loan Agreement or any other Loan Document.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Lender, a certified copy of an original official receipt received by the Borrower showing payment thereof (or if an official receipt is not available, such other evidence of payment as shall be satisfactory to such Lender). If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes required to be paid by the Borrower under this Section 3.03 when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender and hold the Lender harmless against any such Non-Excluded Taxes or Other Taxes and for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure to remit or pay. The agreements in this Section 3.03 shall survive the termination of this Loan Agreement and the payment of the Advances and all other amounts payable hereunder.

(d) If the Lender is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Loan Agreement then the Lender shall deliver to the Borrower, at the time or times prescribed by Applicable Law or reasonably requested by the Borrower, such properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate, provided that the Lender is legally entitled to complete, execute and deliver such documentation and in the Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of the Lender.

(e) If the Lender determines that it has received a refund, credit, or other reduction of Taxes in respect of any Non-Excluded Taxes or Other Taxes paid by the Borrower,

which refund, credit or other reduction is directly attributable to any Non-Excluded Taxes or Other Taxes paid by the Borrower, the Lender shall within sixty (60) days from the date of actual receipt of such refund or the filing of the Tax return in which such credit or other reduction results in a lower Tax payment, pay over such refund or the amount of such Tax reduction to the Borrower (but only to the extent of Non-Excluded Taxes or Other Taxes paid by the Borrower), net of all out of pocket expenses of such Person, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Notwithstanding anything to the contrary in this Loan Agreement, upon the request of the Lender, the Borrower agrees to repay any amount paid over to the Borrower pursuant to the immediately preceding sentence (plus penalties, interest, or other charges) if such Person is required to repay such amount to the taxing Governmental Authority.

SECTION 4. CERTAIN COLLATERAL PROVISIONS.

4.01 Changes in Locations, Name, etc. If any Secured Loan Party (i) changes the location of its chief executive office/chief place of business from that specified in Section 6.14 hereof, (ii) changes its name, identity or corporate structure (or the equivalent) or changes the location where it maintains records with respect to the Facility Collateral, or (iii) reincorporates or reorganizes under the laws of another jurisdiction, it shall give the Lender written notice thereof not later than ten (10) days after such event occurs, and shall deliver to the Lender all Uniform Commercial Code (if applicable) and Personal Property Security Act financing statements and amendments as the Lender shall request and take all other actions deemed reasonably necessary by the Lender to continue its perfected status in the Facility Collateral with the same or better priority.

4.02 Performance by the Lender of the Borrower’s Obligations. If any Secured Loan Party fails to perform or comply with any of its agreements contained in the Loan Documents, the Lender may, upon notice to Borrower, itself perform or comply, or otherwise cause performance or compliance, with such agreement, and the reasonable out-of-pocket expenses of the Lender incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by the Secured Loan Parties to the Lender on demand and shall constitute Obligations.

4.03 Proceeds. If an Event of Default shall occur and be continuing, (a) all proceeds of Facility Collateral received by the Borrower consisting of cash, checks and Cash Equivalents shall be held by the Borrower in trust for the Lender, segregated from other funds of the Borrower, and shall forthwith upon receipt by the Borrower be turned over to the Lender in the exact form received by the Borrower (duly endorsed by the Borrower to the Lender, if required), and (b) any and all such proceeds received by the Borrower and turned over to the Lender will be applied by the Lender against the Obligations (whether matured or unmatured), such application to be in such order as the Lender shall elect. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, royalty payments, license fees, all prepayments and payoffs, all dividends and distributions, insurance claims, condemnation awards, sale proceeds, rents and any other income and all other amounts received with respect to the Facility Collateral and upon the liquidation of any Facility Collateral, all such proceeds received by the Lender will be distributed by the Lender in such order as the Lender shall elect. Any balance of such proceeds remaining after the Obligations shall have been paid in full and this Loan Agreement shall have been terminated shall be promptly paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

4.04 Release of Security Interest Upon Satisfaction of all Obligations. Upon termination of this Loan Agreement and repayment to the Lender of all Obligations and the performance of all obligations under the Loan Documents, the Lender shall release its security interest in any remaining Facility Collateral; provided that if any payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or a trustee or similar officer for any Loan Party or any substantial part of its Property, or otherwise, this Loan Agreement, the Loan Documents and all rights hereunder and thereunder and the Liens created by the Loan Documents shall continue to be effective, or be reinstated, until such payments have been made.

4.05 Partial Release of Facility Collateral. Provided that no Event of Default shall then exist, the Lender shall, in connection with any Disposition of any Facility Collateral permitted under this Loan Agreement (other than dispositions of Facility Collateral between and among Secured Loan Parties), release from the Lien of the Loan Documents the portion of the Facility Collateral Disposed of, upon the applicable Loan Parties’ satisfaction of each of the following conditions:

(a) the Borrower shall provide the Lender with at least ten (10) Business Days prior written notice of its request to obtain a release of such Facility Collateral;

(b) except in the case of a Permitted Disposition or an Asset Sale in respect of which a Reinvestment Notice has been given to the Lender, the Lender shall have received a wire transfer of immediately available federal funds in the amount of the proceeds of the Disposition, if any, together with (i) all accrued and unpaid interest on the amount of principal being prepaid through and including the prepayment date; and (ii) all other sums then due and owing under this Loan Agreement, the Notes or the other Loan Documents in connection with a partial prepayment;

(c) the Borrower shall submit to the Lender, not less than ten (10) Business Days prior to the date of such release, a release of Lien (and related Loan Documents) for such Facility Collateral for execution by Lender. Such release shall be in a form that would be satisfactory to a prudent institutional lender. In addition, the Borrower shall provide all other documentation the Lender reasonably requires to be delivered by the Borrower in connection with such release, together with a certificate of a Responsible Officer of the Borrower certifying that (i) such documentation is in compliance with all applicable Requirements of Law, and (ii) the release will not impair or otherwise adversely affect the Liens, security interests and other rights of the Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and property subject to the Loan Documents not being released); and

(d) the Lender shall have received payment of all the Lender’s reasonable, third party costs and expenses, including reasonable counsel fees and disbursements incurred in connection with the release of such Facility Collateral from the Lien of the Loan Documents and the review and approval of the documents and information required to be delivered in connection therewith.

For the avoidance of doubt, the Lien of the Lender on Facility Collateral (i) shall be automatically released upon the Disposition of Facility Collateral consisting of current assets Disposed of in the ordinary course of business or a Permitted Disposition, and (ii) other than as provided in clause (i) above, shall not be released in connection with the Disposition of Facility Collateral between and among Loan Parties and Pledged Entities unless the Net Cash Proceeds of such Disposition have been applied in accordance with Section 2.07, and (iii) in respect of Capital Stock of a Secured Loan Party, shall be automatically released to the extent necessary for any Loan Party to complete one or more Permitted Restructuring Transactions, including without limitation, redelivery to Borrower or its legal counsel of any certificated securities pledged to the Lender under the Loan Documents.

SECTION 5. CONDITIONS PRECEDENT.

5.01 Effective Loan Agreement. Subject to the terms and provisions of the Post-Closing Agreement (which may permit the delivery or satisfaction of certain of the following items after the Restatement Date), the amendment and restatement of the Original Loan Agreement and the obligation of the Lender to continue to make available Advances requested to be made by it to the Borrower under this Loan Agreement is subject to and conditional upon the satisfaction of the following conditions precedent or waiver of such conditions precedent by the Lender:

(a) Loan Agreement. The Lender shall have received this Loan Agreement, duly executed and delivered by a Responsible Officer of the Borrower.

(b) Loan Documents. Each additional Loan Document (including the Post-Closing Agreement), duly executed and delivered by a Responsible Officer of each of the parties thereto.

(c) Organizational Documents. The Lender shall have received a certificate of a Responsible Officer of each Loan Party attesting to the validity of a good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of such Person and of all corporate or other authority for such Person with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by such Person from time to time in connection herewith (and the Lender may conclusively rely on such certificate until it receives notice in writing from the relevant Loan Party to the contrary).

(d) Incumbency Certificate. The Lender shall have received an incumbency certificate of a secretary or assistant secretary of each Loan Party certifying the names, true signatures and titles of such Person’s representatives duly authorized to request an Advance hereunder, if applicable, and to execute the Loan Documents and the other documents to be delivered in connection therewith.

(e) Other Certificates. The Lender shall have received a certificate of a Responsible Officer of each Loan Party certifying that as of the Restatement Date each of the representations and warranties set forth in this Loan Agreement are true and accurate in all material respects (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and no Default or Event of Default has occurred and is continuing.

(f) Legal Opinion. Legal opinions of (i) in-house counsel to the Loan Parties, (ii) Canadian counsel to the Loan Parties, and (iii) U.S. counsel to the Loan Parties and such other foreign counsel to the Loan Parties as may be requested by the Lender, in each case, in form and substance satisfactory to the Lender, including, without limitation, opinions with respect to general corporate matters, due authorization, enforceability, security interest creation and perfection, no violation of law or charter documents or material agreements.

(g) Facility Collateral. The Lender’s interests in the Facility Collateral shall be perfected and of first priority in accordance with Applicable Law (except to the extent the interests will be perfected on a post-closing basis, as may be agreed to by the Lender in writing), and shall be subject to no Liens other than those created hereunder and Permitted Liens.

(h) Filings, Registrations, Recordings. Any documents (including, without limitation, financing statements, patent and trademark lien filings and Mortgages) required to be filed, registered or recorded in order to perfect the Lender’s security interest in the Facility Collateral, shall have been properly prepared and executed for filing (including the applicable county(ies) if the Lender determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest (or junior lien, with respect to any portion of the Facility Collateral subject to a Senior Lien or other Permitted Liens).

(i) Lien Releases. With respect to the Facility Collateral on which the Lender will have a first priority security interest, evidence that all then-existing Liens thereon (except Permitted Liens acceptable to the Lender) have been released or will be released simultaneously with the funding of the initial Advance.

(j) Lien Consents. All necessary waivers, amendments, approvals and consents to the pledge of the Facility Collateral shall have been obtained, all in form and substance acceptable to the Lender in its sole discretion. With respect to Facility Collateral subject to a Senior Lien, either (i) the Lender and the applicable Senior Lien Lender shall have entered into an intercreditor agreement in form and substance satisfactory to Lender in its sole discretion, or (ii) the applicable Loan Parties shall have obtained the necessary waivers, amendments, approvals, and consents to the pledge of the Facility Collateral prior to the Restatement Date.

(k) Fees and Expenses. The Lender shall have received all fees and expenses required to be paid by the Borrower under this Loan Agreement and the Original Loan Agreement on or prior to the Restatement Date, including, but not limited to, counsel fees under the Original Loan Agreement and legal counsel reimbursements in accordance with Section 10.03(b) of this Loan Agreement, which fees and expenses may be netted out of the initial Advance made by the Lender hereunder. The Lender will provide the Borrower with copies of fee quotes received from its advisors.

(l) Consents, Licenses, Approvals, etc. The Lender shall have received copies certified by each Loan Party of all consents, licenses and approvals, if any, including, but not limited to, consent and approvals of all relevant shareholders and members, required by Applicable Law or otherwise in connection with the execution, delivery and performance by each Loan Party of, and the validity and enforceability of, the Loan Documents (including, without limitation, the Additional Note), which consents, licenses and approvals shall be in full force and effect.

(m) Insurance. The Lender shall have received evidence in form and substance satisfactory to the Lender showing compliance by each Loan Party as of the Restatement Date with Section 7.05 hereof, to the extent applicable to such Loan Party.

(n) Litigation. There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any Governmental Authority that (i) would have a Material Adverse Effect or (ii) purports to challenge the legality, validity or enforceability of any Loan Document or the consummation of the transaction contemplated hereby.

(o) Pledged Entity. The Borrower and the Pledgors shall deliver to the Lender a good standing certificate or certificate of status, as applicable, for each Pledged Entity and copies of the certificate of formation, articles of incorporation, by-laws and operating agreement (or equivalent documents) of such Pledged Entity, as the Lender may reasonably require.

(p) Loan Document Consents. The Lender shall have received all required approvals and consents to the Loan Documents duly executed by each creditor, JV Partner, regulatory body and any other Person or Governmental Authority with such approval and consent rights.

(q) Waivers. The Lender shall have received copies of all waivers under Section 5.15 of the US First Lien Credit Agreement delivered to the US Lender under the US Credit Facilities Documents.

(r) US First Lien Facility. The loans to be provided under the US First Lien Credit Agreement shall be in an amount of at least US$7.142 billion (including Assumed Debt as defined in the US First Lien Credit Agreement) and shall otherwise be in form and substance satisfactory to the Lender.

(s) Section 363 Sale. The Section 363 Sale shall have been approved by the United States bankruptcy court pursuant to an order which must, amongst other things, (i) approve such Section 363 Sale, (ii) authorize the assumption and assignment of the contacts included in such Section 363 Sale, (iii) approve the terms and conditions of the related asset purchase agreement and other agreements, (iv) provide that Chrysler Group LLC and its Subsidiaries shall acquire the assets and contracts being transferred pursuant to such 363 Sale free and clears of all liens, claims, encumbrances and other obligations (other than those liens, claims, encumbrances and other obligations expressly assumed pursuant to such Section 363 Sale), and (v) contain such other terms, conditions and provisions as are customary on transactions similar to the findings that the purchasers are good faith purchasers pursuant to Section 363 of the Bankruptcy Code, that such 363 sale is not subject to fraudulent transfer or similar challenge, and limitations on the purchaser’s successor liabilities.

(t) CDIC Equity Subscription Agreement. 7169931 Canada Inc. shall have received the equity subscription in Chrysler Group LLC as contemplated under that certain Amended and Restated Equity Subscription Agreement dated as of June 10, 2009, between Chrysler Group LLC and 7169931 Canada Inc.

(u) PHW Claims Programs. Both (i) The Province of Ontario has acknowledged in writing that the Borrower and its Subsidiaries have provided a reasonable plan and treatment for funding pension obligations (“Ontario Plan”) and (ii) Canada has acknowledged in writing that the Borrower and its Subsidiaries have provided a reasonable plan and treatment for funding health and welfare trust obligations (“Canada Plan” and together with the Ontario Plan, the “PHW Claims Program”).

(v) Fiat Side Letter. The Lender shall have received, in form and substance satisfactory to the Lender, a side letter from Fiat S.P.A. with respect to Section 7.25(e) of this Loan Agreement, duly executed and delivered by an authorized officer of Fiat S.P.A..

5.02 Initial and Subsequent Advances. Subject to the terms and provisions of the Post-Closing Agreement, the making of each Advance to the Borrower as provided for under this Loan Agreement is subject to the following further conditions precedent both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof:

(a) no Default or Event of Default shall have occurred and be continuing;

(b) both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof, the representations and warranties made by each Loan Party in Section 6 hereof, and by each Loan Party in each of the other Loan Documents, shall be true and complete on and as of the date of the making of such Advance in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). At the request of the Lender, the Lender shall have received an officer’s certificate signed by a Responsible Officer of the Borrower certifying as to the truth and accuracy of the above, which certificate shall be in form and substance acceptable to the Lender in its sole, reasonable discretion;

(c) the aggregate principal amount of the Advances funded hereunder shall not exceed the Maximum Loan Amount;

(d) subject to the Lender’s right to perform one or more Due Diligence Reviews pursuant to Section 10.15 hereof, the Lender shall have completed its due diligence review of such documents, records, agreements, instruments, mortgaged properties or information relating to such Advance as the Lender in its reasonable discretion deems appropriate to review and such review shall be satisfactory to the Lender in its reasonable discretion;

(e) the Lender shall have received a Notice of Borrowing and all other documents required under Section 2.03;

(f) the Lender shall have received the following documents, each of which shall be satisfactory to the Lender in form and substance:

(i) Notes. The original Notes, duly completed and executed; and

(ii) Additional Note. The original Additional Note, duly completed and executed;

(g) the Lender shall have determined that all actions necessary or, in the opinion of the Lender, desirable to maintain the Lender’s perfected interest in the Facility Collateral have been taken (including after-acquired Facility Collateral), including, without limitation, duly filed Uniform Commercial Code financing statements on Form UCC 1, duly filed Personal Property Security Act financing statements, duly filed liens with the Canadian Copyright Office and the Canadian Patent and Trademark Office or in any office or agency of any other country, and duly recorded Mortgages;

(h) the Borrower shall have paid to the Lender all fees and expenses owed to the Lender in accordance with this Loan Agreement;

(i) the Lender or its designee shall have received any other documents reasonably requested by the Lender and the Borrower shall have provided such documents within a reasonable period of time after such request;

(j) each Loan Party shall have performed (to the satisfaction of the Lender) all other conditions to the making of an Advance requested by the Lender, including, without limitation, compliance in all respects with the terms and conditions of the Post-Closing Agreement;

(k) in the event that the Loan Parties were unable to obtain the necessary waivers, amendments, approvals and consents described in Section 5.01(j), each Monday (or if such day is not a Business Day, the next succeeding Business Day), the Borrower shall deliver to the Lender a weekly status report, commencing with the week that includes the Restatement Date, identifying each holder of a Senior Lien and each Senior Lien Lender, and the actions taken by the Loan Parties to obtain such necessary waivers, amendments, approvals, and consents;

(l) Chrysler Group LLC shall have fully drawn the Tranche B Loans (as defined under the US First Lien Credit Agreement) and shall have received an advance under the Tranche C Loans (as defined under the US First Lien Credit Agreement) in an aggregate amount of not less than US$1,154,300,000;

(m) A sub-search report executed and delivered by Canadian counsel to the Loan Parties in form and substance satisfactory to the Lender with respect to the Individual Property;

(n) Vitality. The obligations of Fiat, the Borrower, Chrysler LLC and Chrysler Group LLC under Section 7.25 hereof are current and being satisfied to the extent provided thereunder; and

(o) With respect to Loans advanced hereunder on any date, the US Lender shall have advanced (and the Borrower shall have provided evidence satisfactory to the Lender of satisfaction of the conditions to such advance), substantially contemporaneously with the Loans advanced hereunder on such date, loans under the US First Lien Credit Agreement in an amount equal to 80% of the sum of the Loans advanced hereunder on such date plus the loans advanced under the US First Lien Credit Agreement on such date.

Each request for a borrowing by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in this Section (both as of the date of such notice, request or confirmation and as of the date of such borrowing).

SECTION 6. REPRESENTATIONS AND WARRANTIES.

Each Loan Party, as applicable, represents and warrants to the Lender that as of the Restatement Date and as of each Funding Date:

6.01 No Change.

(a) On the Restatement Date, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect since September 30, 2008; and

(b) On any date after the Restatement Date on which the representations set forth in this Section 6.01 are made or deemed made pursuant to the Loan Documents, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect since the Restatement Date.

6.02 Existence. Each Loan Party (a) is duly organized, validly existing and (to the extent applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.03 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.

Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Loan Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Loan Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 6.03, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 6.09. The execution, delivery and performance of the Transaction Documents do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) as described or required to be described in Section 3.05(b) of the Company Disclosure Letter (as defined in the Master Transaction Agreement (as defined in the US First Lien Credit Agreement)) and other immaterial consents, approvals, authorizations, filings and notices that have been obtained or made and which are in full force and effect, (b) the premerger notification and waiting period requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which notices have been made and periods have elapsed and (c) the requirements of Antitrust Laws (as defined in the Master Transaction Agreement (as defined in the US First Lien Credit Agreement)) of any other relevant jurisdiction, which requirements have been satisfied except where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation of the Related Transactions and would not have a Company Material Adverse Effect (as defined in the Master Transaction Agreement (as defined in the US First Lien Credit Agreement)). Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Loan Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.04 No Legal Bar. The execution, delivery and performance of this Loan Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Loan Party that Chrysler Group LLC would be required to file as a “Material Contract” under Item 601(10) of Regulation S-K of the Securities and Exchange Act of 1934, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Material Contract (other than the Liens created by the Security Documents).

6.05 Litigation. Except as set out in Schedule 6.05, no litigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Loan Party or any Subsidiary of any Secured Loan Party or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

6.06 No Default. No Loan Party is in default under or with respect to any of its Contractual Obligations except where such default would not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

6.07 Ownership of Property. The Borrower and each other Secured Loan Party, as applicable, has title in fee simple or leasehold, as applicable, to each Individual Property and has good title to or is lessee of all of its other property material to the operation of their respective businesses and none of such property is subject to any Lien except Permitted Liens; provided, that the foregoing representation shall not be deemed to have been incorrect, with respect to defects in title to any material real property, if such defects would not be reasonably expected to detract from the current use or operation of the affected real property in any material respect.

6.08 Labour Matters. None of the Loan Parties is engaged in any unfair labor practice that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labour practice complaint pending against any Loan Party, or to the knowledge of any Loan Party, threatened against any of them before the National Labor Relations Board or any other similar body in any jurisdiction and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Loan Party, or to the knowledge of any Loan Party, threatened against any of them, (b) no strike or work stoppage in existence, or to the knowledge of any Loan Party, threatened involving any Loan Party, and (c) to the knowledge of the Loan Parties, no union representation question existing with respect to the employees of any Loan Party and, to the knowledge of the Loan Parties, no union organization activity that is taking place, except, in each case of the foregoing clauses (a), (b) or (c), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.09 Security Documents.

(a) The Security Documents are effective to create in favor of the Lender, a legal, valid and enforceable security interest in the Facility Collateral described therein and proceeds thereof. In the case of the Pledged Equity described in any Security Document, when any stock certificates representing such Pledged Equity are delivered to and controlled by the Lender, and in the case of the other Facility Collateral described in the Security Documents, when financing statements in appropriate form are filed in the jurisdictions and recording offices specified on Schedule 6.09 (which financing statements have been duly completed and delivered to the Lender) and such other filings as are specified in the Security Documents have been completed, each Security Document shall constitute a fully perfected Lien on, and security interest in, all right, title and interest, if any, that the Loan Parties may now or hereafter acquire in and to such Facility Collateral and the proceeds thereof, as security for the obligations specified in the Security Documents, in each case prior and superior in right to any other Person (except Liens permitted by Section 8.02); provided, however, that in the case of Intellectual Property, no representation or warranty is made with respect to the perfection of any security interest in Intellectual Property arising under the laws of any country other than Canada or the United States.

(b) Each of the Mortgages is effective to create in favor of the Lender a legal, valid and enforceable Lien on the Individual Properties described therein and proceeds thereof;

and when the Mortgages are filed in the offices specified on Schedule 6.09(a) or in the recording office designated by the Borrower (in the case of any Mortgage to be executed and delivered pursuant to Section 7.07), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Individual Properties described therein and the proceeds thereof, as security for the obligations specified in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Permitted Liens or other encumbrances or rights permitted by the relevant Mortgage). Schedule 6.09(b) includes, as of the Restatement Date, each real property owned by the Loan Parties and each leasehold interest in real property of the Secured Loan Parties in each case having a market value (together with improvements thereon) of at least $5,000,000.

6.10 Environmental Matters. Except as set forth on Schedule 6.05 under the heading “Environmental” and except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) to the knowledge of the Loan Parties the facilities and properties owned, leased or operated by any Loan Party (as used in this Section 6.10, the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or would reasonably be expected to give rise to liability under, any Environmental Law;

(b) no Loan Party has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Loan Party (the “Business”), nor does any Loan Party have knowledge that any such notice will be received or is being threatened;

(c) no Materials of Environmental Concern have been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would be reasonably be expected to give rise to liability under, any applicable Environmental Law, nor, to the knowledge of the Loan Parties, have Materials of Environmental Concern been transported or disposed of from the Properties in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Loan Party, threatened in writing, under any Environmental Law to which any Loan Party is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other written orders, or other written administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Loan Party in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability under Environmental Laws;

(f) to the knowledge of the Loan Parties, the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination that would reasonably be expected to give rise to liability under Environmental Laws at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Secured Loan Party has, and to the knowledge of Chrysler Group LLC, Chrysler Group LLC has not, assumed any liability of any other Person under Environmental Laws which is expected to result in claims against or liabilities of any Loan Party.

6.11 Accuracy of Information, etc. No statement or information contained in any document, certificate or statement, taken as a whole, furnished by or on behalf of any Loan Party to the Lender for use in connection with the transactions contemplated by this Loan Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Chrysler Group LLC to be reasonable at the time made, it being recognized by the Lender that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that would reasonably be expected to have a Material Adverse Effect that has not been disclosed herein in the other Loan Documents, or in any other documents, certificates and statements furnished to the Lender for use in connection with the transactions contemplated hereby and by the other Loan Documents.

6.12 Taxes. Each Loan Party has timely filed or caused to be filed all federal, provincial, state, municipal and other material Tax returns that are required to be filed and all such Tax returns are true and correct in all material respects and has timely paid all material Taxes levied or imposed on it or its property (whether or not shown to be due and payable on said returns) or on any assessments made against it or any of its property and all material other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party). No Tax Lien (except for any Tax Lien that arises in the ordinary course for Taxes not yet due and payable and the Permitted Liens referred to in clause (xxiii) of the definition thereof) has been filed; each Loan Party has satisfied all of its material Tax withholding obligations; and, except as disclosed in the “Company Disclosure Letter”, as defined in the Master Transaction Agreement (as defined in the US First Lien Credit Agreement) and except for Taxes subject to the Current Competent Authority Process, there are no current, pending or threatened audits, examinations or claims with respect to any Tax of any Loan Party and no Loan Party has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4.

6.13 Certain Documents. Chrysler Group LLC has delivered to the Lender a complete and correct copy of the Transaction Documents, including any amendments, supplements or modifications with respect to any of the foregoing.

6.14 Chief Executive Office; Chief Operating Office. The chief executive office and the chief operating office on the Restatement Date for each Secured Loan Party is located at the location set forth on Schedule 6.14 hereto.

6.15 Location of Books and Records. The location where the Secured Loan Parties keep their books and records including all Records relating to their business and operations and the Facility Collateral are located in the locations set forth in Schedule 6.15.

6.16 Canadian Benefit and Pension Plans. The Canadian Pension Plans are duly registered in accordance with any Applicable Law which requires registration and no Secured Loan Party knows of any event that has occurred which is reasonably likely to cause the loss of such registered status. Each Secured Loan Party is in material compliance with all obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the Canadian Benefit Plans and the funding agreements therefore. There are no outstanding disputes concerning the assets held under the funding agreements for the Canadian Pension Plans or the Canadian Benefit Plans. As of January 1, 2007 (in the case of the Main CAW Pension Plan, May 1, 2007) the present value of all benefit liabilities under all Canadian Pension Plans (based on actuarial methods and assumptions which are consistent with the valuations as of such dates filed with the applicable Governmental Authority and which are consistent with generally accepted actuarial principles) did not exceed the fair market value of the assets of such Plans by more than $500,000,000. As of December 31, 2007, no Secured Loan Party has post-retirement medical liability in excess of $2,000,000,000 based on the actuarial assumptions set forth in the financial statements under GAAP as of December 31, 2007 of the Secured Loan Party. There has been no partial termination of any Canadian Pension Plan that would reasonably be expected to result in liability to any Secured Loan Party in excess of $1,000,000,000 and except as disclosed on Schedule 6.16 no facts or circumstances have occurred or existed that would result, or be reasonably anticipated to result, in the declaration of a partial termination of any Canadian Pension Plan under applicable law that would reasonably be expected to result in liability to Borrower. The pension fund under each Canadian Pension Plan is exempt from the payment of any income tax and there are no Taxes, penalties or interest owing in respect of any such pension fund

6.17 Subsidiaries. All of the Subsidiaries of each Loan Party at the date hereof are listed on Schedule 6.17, which Schedule sets forth the name and jurisdiction of formation of each of their Subsidiaries and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party or any of their Subsidiaries except as set forth on Schedule 6.17 .

Each of the Subsidiaries identified on Schedule 6.17 under the heading “Dormant Subsidiaries” carries on no business and owns no assets. Each of the Subsidiaries identified on Schedule 6.17 under the heading “General Partnerships” (i) is subject to one or more agreements that prohibit it from granting the Lender a guarantee of the obligations of the Borrower and from granting any Lien upon any of its material Property in favor of the Lender and (ii) carries on no business, has no material assets and incurs no material liabilities, other than in connection with (a) the purchase from the Borrower and its affiliates, holding, servicing, transferring, leasing and pledging motor vehicles and motor vehicles leases and any related rights, documents, assets and interests (the “Securitization Assets”), in each case, pursuant to specified transaction documents; (b) the entering into of the specified transaction documents referenced in clause (a) above, (c) retaining or reacquiring any interest in the Securitization Assets pursuant to specified transaction documents, (d) lending or otherwise investing proceeds from the Securitization Assets and any other income pursuant to the specified transaction documents and (e) subject to the terms of the specified transaction documents, any other purpose and activities necessary, convenient or incidental to the conduct, promotion or attainment of the business purposes and activities of the general partnership as set forth in clauses (a) to (d) above.

Each of the Subsidiaries identified on Schedule 6.17 under the heading “ABS Subsidiaries” (i) has articles generally restricting the business of such entity to acting as a partner of the applicable General Partnership identified on Schedule 6.17, performing its duties and obligations as a partner under the applicable partnership agreement and activities necessary or incidental to the foregoing and other related activities, (ii) has no material assets other than the partnership interest in the applicable General Partnership and no material liabilities other than the liabilities of the applicable General Partnership, (iii) carries on no business other than as a partner in the applicable General Partnership and related activities and (iv) is subject to one or more agreements, including the applicable partnership agreement, which specify that such partner may not grant an adverse claim over its partnership interest in favor of any person, or sell, transfer or assign its partnership interest to another person, unless a written confirmation is obtained from applicable specified internationally recognized rating agencies that such action would not result in a reduction or withdrawal of the applicable ratings of specified series of securities and the consent of the other partners of the applicable General Partnership.

Each of the Subsidiaries of Chrysler Group LLC identified on Schedule 6.17 under the heading “Holding Companies” carries on no business and has no assets other than its Capital Stock in other Subsidiaries of Chrysler Group LLC as indicated in Schedule 6.17.

6.18 Capitalization. One hundred percent (100%) of the issued and outstanding Capital Stock of each Loan Party is owned by the Persons listed on Schedule 6.18 and, to the knowledge of each Loan Party, such Capital Stock are owned by such Persons, free and clear of all Liens other than Permitted Liens. No Loan Party has issued or granted any options or rights with respect to the issuance of its respective Capital Stock which is presently outstanding except as set forth on Schedule 6.18 hereto.

6.19 Fraudulent Conveyance. Each Loan Party acknowledges that it will benefit from the Advances contemplated by this Loan Agreement. No Loan Party is incurring Indebtedness or transferring any Facility Collateral with any intent to hinder, delay or defraud any of its creditors.

6.20 Anti-Money Laundering Legislation. Each Loan Party acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and

“know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lender may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Lender, or any prospective assignee or participant of the Lender in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

6.21 Borrowing for Own Benefit. The Loan Parties are the ultimate beneficiaries of this Loan Agreement and the Advances to be received hereunder. The Borrower will use the proceeds of the Advances solely as set forth in Section 2.09 and the use of the Advances will comply with all Applicable Laws, including money laundering laws.

6.22 Survival of Representations and Warranties. Each Loan Party agrees that all of the representations and warranties of such Loan Party set forth in this Section 6 and elsewhere in this Loan Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to the Lender under this Loan Agreement or any of the other Loan Documents by any Loan Party. All representations, warranties, covenants and agreements made in this Loan Agreement or in the other Loan Documents by each Loan Party shall be deemed to have been relied upon by the Lender notwithstanding any investigation heretofore or hereafter made by the Lender or on their behalf.

6.23 Representations Concerning the Construction Liens. Since January 1, 2009, no Secured Loan Party has received written notice of any additional lien claims in respect of any of the improvements to which the Windsor Construction Liens relate unless such claims or liens have been resolved to the satisfaction of the Lender.

6.24 Intellectual Property.

(a)(i) Each of the Secured Loan Parties owns and controls, or otherwise possesses adequate rights to use, all Intellectual Property material to the conduct of its business in substantially the same manner as conducted as of the date hereof. Schedule 6.24 hereto sets forth a true and complete list as of the date hereof of all Intellectual Property owned by each Secured Loan Party that is material to the conduct of the business of such Secured Loan Party. All such Intellectual Property, other than Licenses, of such Secured Loan Party is subsisting and in full force and effect, has not been adjudged invalid or unenforceable, is valid and enforceable and has not been abandoned in whole or in part, except for such instances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. (ii) Except as set forth in Schedule 6.24, no such Intellectual Property that is material to the conduct of the business of such Secured Loan Party is the subject of any licensing or franchising agreement that prohibits or restricts any Secured Loan Party’s conduct of business as presently conducted. (iii) No Secured Loan Party has any knowledge of any conflict with the rights of others to any Intellectual Property and, to the best knowledge of each Secured Loan Party, no Secured Loan Party is now infringing or in conflict with any such rights of others or has received any notice that it has infringed on any such rights of others, and to the best knowledge of each Secured Loan Party, no other Person is now infringing or in conflict with any such properties, assets and rights owned or used by or licensed to any Secured Loan Party, except for such infringements and conflicts which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. (iv) Except as set forth on Schedule 6.24 hereto, no Secured Loan Party has received any notice that it is violating or has violated the trademarks, patents, copyrights, inventions, trade secrets, proprietary information and technology, know-how, formulae, rights of publicity or other intellectual property rights of any third party, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Each material License of a Secured Loan Party now existing is, and each other material License will be, the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms, except any unenforceability which would not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Secured Loan Party, no default thereunder by any such party has occurred, nor does any defense, offset, deduction, or counterclaim exist thereunder in favor of any such party which would reasonably be expected to have a Material Adverse Effect. Borrower represents to Lender that each License listed on Schedule 6.24 as of the date thereof either (a) permits by its terms (1) the pledge or assignment of such License, (2) the foreclosure on any such License by the Lender, and (3) any potential change of control of the relevant Secured Loan Party, without material impairment of the License, or (b) have used its best efforts to obtain any necessary consent or waiver to the reasonable satisfaction of the Lender addressing clauses (1) through (3) above, and, if such efforts have been successful, have delivered a copy of such consent or waiver to Lender’s Counsel, or to the extent such efforts have been unsuccessful, have delivered a statement detailing the efforts made to date to Lender’s Counsel. For the avoidance of doubt, a License shall be deemed to satisfy the foregoing representation if, to Lender’s reasonable satisfaction, (i) where the Secured Loan Party is a licensor, the License permits by its terms the assignment of the Secured Loan Party’s rights under such License in connection with the assignment of the Copyrights, Patents, Designs, and/or Trademarks licensed thereunder, and (ii) where the Secured Loan Party is a licensee, the License permits by its terms the assignment of the Secured Loan Party’s rights under such License in connection with (A) the sale of all or substantially all of such Secured Loan Parties’ assets, (B) merger, (C) change of control, or (D) similar business acquisition.

(c) The Borrower will use its best efforts to ensure that the Lender is obtaining through the Loan Documents sufficient rights and assets to enable a subsequent purchaser of the Facility Collateral in a sale to manufacture vehicles of substantially the same quality and nature as those sold by Borrower as of the date hereof, provided that such purchaser has access to reasonably common motor vehicle technologies and manufacturing capabilities appropriate for vehicles of such nature, and market such vehicles through substantially similar channels as those employed by Borrower.

6.25 JV Agreements.

(a) Set forth on Schedule 6.25 is a complete and accurate list as of the date hereof of all JV Agreements, showing the parties and the dates of amendments and modifications thereto.

(b) Each JV Agreement (i) is in full force and effect and is binding upon and enforceable against each party thereto, (ii) has not been otherwise amended or modified, except as set forth on Schedule 6.25, and (iii) is not in default and no event has occurred that, with the passage of time and/or the giving of notice, or both, would constitute a default thereunder, except to the extent any such default would not reasonably be expected to have a Material Adverse Effect.

6.26 Senior Lien Assets. Set forth on Schedule 6.26 is a complete and accurate list of all assets of each Secured Loan Party subject to a Senior Lien.

6.27 Excluded Collateral. Set forth on Schedule 6.27 is a complete and accurate list of all Excluded Collateral of the Secured Loan Parties.

6.28 [Reserved.] Fair Value. The Borrower is receiving “fair value” and “reasonably equivalent value” for its incurrence of the Obligations.

6.30 Collective Enterprise. (a) The Loan Parties are engaged in the businesses of producing and selling vehicles globally, as well as in certain other businesses, (b) these operations require financing on a basis such that the credit supplied can be made available from time to time to Borrower, as required for the continued successful operation of Loan Parties taken as a whole, (c) Loan Parties have requested the Lender make credit available hereunder to Borrower primarily for the purposes of financing the operations of the Borrower and its Canadian Subsidiaries, and (d) each Loan Party expects to derive benefit (and the board of directors or analogous governing group of each Loan Party has determined that such Loan Party may reasonably be expected to derive benefit), directly or indirectly, from the credit extended by Lender hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of each Loan Party is dependent on the continued successful performance of the functions of the group as a whole. Each Loan Party acknowledges that, but for the agreement of each of the other Loan Parties to execute and deliver this Loan Agreement and the other Loan Documents, Lender would not have made available the credit facilities established hereby on the terms set forth herein.

6.31 Senior Executives. None of the employees of the Borrower and its Canadian Subsidiaries are either (i) a Senior Employee or (ii) an SEO. None of the Senior Canadian Employees received or are entitled to receive from any Secured Loan Party (i) any performance bonus payments in respect of 2008, (ii) any salary increases from 2008 to 2009 or (iii) any golden parachute payment or similar extraordinary compensation on account of a termination or severance from employment.

6.32 CFS Loan Agreement. Under the CFS Loan Agreement, the Borrower is required to repay the principal amount of Indebtedness outstanding thereunder:

(a) by making monthly payments equal to “Collections” (as defined thereunder) received during such month after payment of accrued and unpaid interest; provided that, to the extent that a “Lease” (as defined thereunder) in subject to a securitization transaction, “Collections” shall be limited to those amounts that are paid to the Borrower on account of its interest in each such “Lease” after satisfying prior obligations due in accordance with the terms of the applicable securitization transaction documents;

(b) by making monthly payments equal to the sum of (A) reductions in net book value of all outstanding “Leases” (as defined thereunder) that result from provisions made in accordance with GAAP on account of expected credit losses or “Residual Loss” (as defined in the GKL Agreement) at an aggregate assumed loss rate of [***]%, and (B) actual credit losses and Residual Losses realized in such month in respect of terminated Leases less the amount previously provided in accordance with clause (A) above, (such payments, together with those referred to in clause (a) above being referred to as the “Monthly CFS Loan Payments”), provided that the Monthly CFS Loan Payments shall not exceed an amount equal to the sum which would be required to be paid assuming a [***]% loss rate in respect of such terminated Leases; and

(c) paying the balance of such principal amount upon termination of the CFS Loan Agreement in accordance with Section 2.09 thereof or upon acceleration thereof in accordance with Section 6.01 thereof.

No other payments on account of the principal amount of Indebtedness under the CFS Loan Agreement are required to be made by the Borrower thereunder.

6.33 GKL Agreement. Under the GKL Agreement, the only payments that the Borrower is required to pay CFSC in connection with the services provide by CFSC to the Borrower thereunder are the following (collectively the “GKL Payments”): (i) “Fee Amount”, (ii) the “Credit Loss Mitigation Incentive” and (iii) the “Remarketing Performance Incentive”, as each term is defined in the GKL Agreement.

SECTION 7. AFFIRMATIVE AND FINANCIAL COVENANTS OF THE LOAN PARTIES.

Each Loan Party covenants and agrees with the Lender that, so long as any Advance is outstanding and until payment in full of all Obligations:

7.01 Financial Statements. The Loan Parties shall deliver to the Lender and the Chair of the Joint Deputy Minister Automotive Steering Committee:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of Chrysler Group LLC, a copy of the audited consolidated balance sheet of Chrysler Group LLC and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations and comprehensive income, member’s interest and of cash flows for such year (other than with respect to the fiscal period ending December 31, 2009, for which the audited consolidated balance sheet of Chrysler Group LLC and its Subsidiaries and the related audited consolidated statements of operations and comprehensive income, member’s interest and cash flows shall be for the period commencing on the Restatement Date and ending on December 31, 2009) and commencing with the fiscal period ending December 31, 2011, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing; and

***	Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Chrysler Group LLC, commencing with the fiscal period ending September 30, 2009, the unaudited consolidated balance sheet of Chrysler Group LLC and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and comprehensive income, member’s interest and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter and commencing with the fiscal quarter ending March 31, 2011, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to the absence of normal year end audit adjustments, footnotes and with respect to the fiscal period ending September 30, 2009, adjustments for purchase accounting); provided that for the fiscal period ended September 30, 2009 the unaudited consolidated balance sheet of Chrysler Group LLC and its Subsidiaries and the related unaudited consolidated statements of operations and comprehensive income, member’s interest and cash flows shall be for the period commencing on the Restatement Date and ending on September 30, 2009.

All such financial statements shall be complete and correct in all material respects and shall be prepared in accordance with US GAAP applied (subject, in the case of clause (b) of this Section 7.01, to the absence of normal year end audit adjustments and the absence of full footnotes, and except as otherwise approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein or otherwise excepted herein) consistently throughout the periods reflected therein and with prior periods.

7.02 Compliance and Other Information. The Loan Parties shall deliver to the Lender:

(a) concurrently with the delivery of any financial statements pursuant to Section 7.01, (i) a certificate of a Responsible Officer of the Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Loan Party with the provisions of this Loan Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Chrysler Group LLC, as the case may be, and (iii) to the extent not previously disclosed to the Lender (x) a description of any change in the jurisdiction of organization of any Loan Party, (y) a description of any Person that has become a Subsidiary of any Secured Loan Party in each case and (z) any Personal Property Security Act or Uniform Commercial Code financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;

(b) as soon as practicable prior to the effectiveness thereof, copies of substantially final drafts of any material amendment, supplement, waiver or other modification with respect to the Transaction Documents;

(c) as soon as available and in any event by June 30 and December 30 of each year commencing in the year 2010, updated Schedules 6.09, 6.14 and 6.17 to this Loan Agreement and Schedule 4.1(e) of the Security Agreements, which shall be true, accurate and complete in all material respects as of the last Business Day of such fiscal period;

(d) within fifteen (15) days after the conclusion of each calendar month, beginning with the month in which the Restatement Date occurs, a certification signed by a Responsible Officer of the Borrower that (i) the Expense Policy conforms to the requirements set forth herein; (ii) the Borrower and its Subsidiaries are in compliance with the Expense Policy; and (iii) there have been no material amendments to the Expense Policy or deviations from the Expense Policy other than those that have been disclosed to and approved by the Lender;

(e) on the last day of each fiscal quarter beginning with the second fiscal quarter of 2009, certification that Chrysler Group LLC and its Subsidiaries, including without limitation, the Borrower, have complied with and are in compliance with the provisions set forth in Section 7.10 and in Section 5.10 of the US First Lien Credit Agreement, as applicable; such certification shall be made to the Lender by an SEO of Chrysler Group LLC, subject to the requirements and penalties set forth in Title 18, Internal Revenue Code of 1986 of the United States Code, Section 1001; and

(f) promptly, such additional financial and other information as the Lender may from time to time reasonably request.

7.03 Maintenance of Existence; Payment of Obligations; Compliance with Law.

(a) Each Loan Party shall (i) continue to engage primarily in the automotive business and (ii) preserve, renew and keep in full force and effect its corporate existence, other than in respect of any Loan Party that is being amalgamated into another Loan Party pursuant to a Permitted Restructuring Transaction, and (iii) take all reasonable actions to maintain all rights necessary for the normal conduct of its business, except to the extent that failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Loan Party, as the case may be, or (ii) as would not constitute an Event of Default under Sections 9.01(d) or 9.01(g) hereof.

(c) Each Loan Party shall comply with all Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.04 Payment of Taxes. Each Loan Party shall timely file or cause to be filed all material federal, provincial, state and other material Tax returns that are required to be filed and all such Tax returns shall be true and correct and shall timely pay and discharge or cause to be paid and discharged promptly all material Taxes, assessments and governmental charges or levies imposed upon the Borrower or any of the other Loan Parties or upon any of their respective incomes or receipts or upon any of their respective properties before the same shall become in default or past due, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might result in the imposition of a material Lien or charge upon such properties or any part thereof; provided that it shall not constitute a violation of the provisions of this Section 7.04 if the Borrower or any of the other Loan Parties shall fail to pay any such Tax, assessment, government charge or levy or claim for labor, materials or supplies which is being contested in good faith, by proper proceedings diligently pursued, and as to which adequate reserves have been provided in accordance with GAAP.

7.05 Maintenance of Property; Insurance. (a) Each Loan Party shall keep all material property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) Chrysler Group LLC will, and on behalf of each Group Member, will maintain, as appropriate with insurance companies that Chrysler Group LLC believes (in the good faith judgment of Chrysler Group LLC) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in amounts reasonable and prudent in light of the size and nature of its business and against at least such risks (and with such risk retentions) as Chrysler Group LLC believes (in the good faith judgment of Chrysler Group LLC) are reasonable in light of the size and nature of its business. Primary liability and property policies maintained by or on behalf of the Borrower will name Lender as additional insured or loss payee, respectively.

7.06 Notices. Promptly upon a Responsible Officer of any Loan Party becoming aware thereof, such Loan Party shall give notice to the Lender and the Chair of the Joint Deputy Minister Automotive Steering Committee of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Loan Party or (ii) litigation, investigation or proceeding that may exist at any time between any Loan Party and any Governmental Authority, that, in either case, (i) or (ii) if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) as soon as practicable and in any event within 30 days of obtaining knowledge thereof: (i) any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, would reasonably be expected to result in the payment by the Secured Loan Parties, in the aggregate, of a Material Environmental Amount; and (ii) any notice that any governmental authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit held by, any Secured Loan Party;

(d) any development or event that would be required to be reported in a filing on Form 8-K under the Securities Exchange Act of 1934 if Chrysler Group LLC were a public reporting company or that is reported in a material change report under the Securities Act (Ontario);

(e) the borrowing or prepayment of any loans under the US First Lien Credit Agreement or any change in the commitment to advance funds to Chrysler Group LLC by the lenders party from time to time to the US First Lien Credit Agreement; and

(f) within 30 days following the end of each calendar quarter, the Borrower shall give notice to the Lender of any litigation or proceeding commenced during such quarter affecting any Secured Loan Party (i) in which the amount involved is $20,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought and which would reasonably be expected to have a Material Adverse Effect, or (iii) which relates to any Loan Document.

Each notice pursuant to this Section 7.06 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party proposes to take with respect thereto.

7.07 Additional Facility Collateral, etc.

(a) With respect to any additional Guarantor created or acquired after the Restatement Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Subsidiary), within 30 days after the formation or acquisition of such Guarantor (i) execute and deliver to the Lender such amendments to the Security Documents, or new Security Documents, as shall be necessary to grant to the Lender a valid and perfected security interest in the Capital Stock of such additional Guarantor, (ii) deliver to the Lender the certificates, if any, representing such Capital Stock (to the extent constituting “certificated securities” under the Securities Transfer Act (Ontario) or other applicable personal property legislation), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such Guarantor (A) to become a party to the Security Documents and the Guarantee Agreements currently in existence, or to provide new Security Documents and Guarantee Agreements and (B) to take such actions as are necessary to grant to the Lender a valid and perfected security interest in the Facility Collateral described in the Security Documents with respect to such additional Guarantor, including, without limitation, the filing of Uniform Commercial Code and Personal Property Security Act financing statements, as applicable, in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Lender, and (iv) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.

(b) Within 30 days after the formation or acquisition of any new Subsidiary of the Borrower the Capital Stock of which is owned directly by the Borrower or any Guarantor that is a Subsidiary of the Borrower, the Borrower shall (or shall cause the relevant Guarantor that is a Subsidiary of the Borrower to) (i) execute and deliver to the Lender such amendments or supplements to the Security Documents, or to provide new Security Documents, as shall be necessary to grant to the Lender a valid and perfected security interest in a portion of the Capital

Stock of such new Subsidiary that is owned by the Borrower or such Guarantor that is a Subsidiary of the Borrower, and (ii) deliver to the Lender the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or the relevant Guarantor that is a Subsidiary of the Borrower, and take such other action as may be reasonably requested by the Lender in order to perfect the Lender’s security interest therein including, with respect to any Foreign Subsidiary, the execution and delivery of a pledge agreement or similar instrument governed by the law of the jurisdiction in which such Foreign Subsidiary is domiciled.

(c) The Borrower shall use its commercially reasonable efforts to (i) grant to the Lender a security interest in the Capital Stock of any newly formed or after acquired joint venture (or a holding company parent thereof) owned directly by the Borrower or a Guarantor that is a Subsidiary of the Borrower if the amount recorded by the Borrower or such Guarantor that is a Subsidiary of the Borrower as its investment in such joint venture exceeds US$25,000,000 and (ii) in the case of any domestic JV Subsidiary (other than an Excluded Subsidiary) to cause such JV Subsidiary to become a Guarantor (in each case, it being understood that such efforts shall not require any economic or other significant concession or result in any adverse tax consequences with respect the terms or structure of such joint venture arrangements).

(d) Within 30 days after the occurrence thereof, the Borrower will notify the Lender of any change to the name, jurisdiction of incorporation or formation or legal form of any of the Loan Parties.

(e) Each Loan Party shall from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Lender may reasonably request for the purposes of implementing or effectuating the provisions of this Loan Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Lender with respect to the Facility Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Facility Collateral) pursuant hereto or thereto. Upon the exercise by the Lender of any power, right, privilege or remedy pursuant to this Loan Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Loan Parties will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Lender may be required to obtain from the Loan Parties in order to obtain such governmental consent, approval, recording, qualification or authorization.

(f) By June 30 and December 31 of each year, the Borrower shall deliver to the Lender a notice containing a list of all Intellectual Property registered by the Borrower or any other Secured Loan Party at the United States Patent and Trademark Office or the Canadian Intellectual Property Office since the last such notice was delivered (or in the case of the first notice, since the Restatement Date), and shall take such steps as the Lender may reasonably request in order to perfect the security interests granted in such Facility Collateral.

(g) Upon the acquisition by any Secured Loan Party of fee simple interests in real property after the Restatement Date having an aggregate value of $25,000,000, with respect to any fee simple interest in any real property having a value (together with improvements thereon) of at least $5,000,000 acquired after the Restatement Date by any Secured Loan Party, which interest or rights were acquired in one or a series of transactions after the Restatement Date by any Secured Loan Party (in each case, other than any such real property subject to (1) any Contractual Obligation or Requirement of Law that prohibits or restricts compliance with the terms and conditions of this Section 7.07(g) or (2) a Lien expressly permitted by Section 8.02), which, for the purposes of this paragraph, shall include any owned real property of any Secured Loan Party that ceases to be subject to the foregoing restrictions, promptly (i) execute and deliver a Mortgage, in favor of the Lender covering such real property, (ii) if requested by the Lender, (x) provide (A) title opinions or title insurance covering such real property to the extent available and (B) evidence of insurance covering such real property according to replacement cost, and (C) to the extent obtained by such Secured Loan Party in connection with such acquisition, a current survey, together with a surveyor’s certificate, and (y) use commercially reasonable efforts to obtain any consents or estoppels reasonably deemed necessary or advisable by the Lender in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Lender, and (iii) if requested by the Lender deliver to the Lender legal opinions relating to the matters described above, which opinions shall be similar in form and substance to the opinions provided in connection with the Mortgage, and from counsel, reasonably satisfactory to the Lender; it being understood that at all times the Secured Loan Parties shall have the right not to take any such action in respect of fee simple interests on real property having an aggregate value of $25,000,000 or less.

7.08 Environmental Laws. Each Loan Party shall comply in all respects with all applicable Environmental Laws, and obtain and comply in all respects with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, where the failure to comply with such Environmental Laws or obtain such licenses, approvals, notifications, registrations or permits would not reasonably be expected to have a Material Adverse Effect.

7.09 Inspection of Property; Books and Records; Discussions. During the Relevant Period, each Secured Loan Party (a) keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and (b) permit representatives of the Lender or any of its designees to visit and inspect any of its properties and examine and make abstracts from any of its books and records and other data delivered to them pursuant to the Loan Documents at any reasonable time during normal office hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Secured Loan Parties with officers and employees of the Secured Loan Parties and with its independent certified public accountants. For so long as the Lender has an interest in or Lien on any Facility Collateral, each Secured Loan Party will hold or cause to be held all related Records in trust for the Lender. Each Secured Loan Party shall notify, or cause to be notified, every other party holding any such Records of the interests and Liens granted hereby.

7.10 Executive Privileges and Compensation.

(a) During the Relevant Period and subject to any Applicable Law of Canada or a province, the Borrower shall comply with the following restrictions on executive privileges and compensation:

(i) The Borrower shall take all necessary action to ensure that its Plans with respect to SEOs employed by the Borrower, if any, comply in all respects with the EESA and any Applicable Law required to give effect thereto, as if the EESA applied to and governed the Borrower and such SEOs, including, without limitation, the provisions for the Capital Purchase Program, as implemented by any guidance or regulation thereunder, including the rules set forth in 31 C.F.R. Part 30, or any other guidance or regulations under the EESA, as the same shall be in effect from time to time (collectively, the “Compensation Regulations”), and shall not adopt any new Plan (x) that does not comply therewith or (y) that does not expressly state and require that such Plan and any compensation thereunder shall be subject to all relevant Compensation Regulations adopted, issued or released on or after the date any such Plan is adopted. To the extent that the Compensation Regulations change during the period when any Obligations remain outstanding in a manner that requires changes to then-existing Plans, the Borrower shall effect such changes to its Plans as promptly as practicable after it has actual knowledge of such changes in order to be in compliance with this Section 7.10(a)(i) (and shall be deemed to be in compliance for a reasonable period within which to effect such changes);

(ii) The Borrower shall not pay or accrue any bonus or incentive compensation to the Senior Employees employed by the Borrower, if any, or to the Senior Canadian Employees except as may be permitted under the EESA or the Compensation Regulations;

(iii) The Borrower shall not adopt or maintain any compensation plan that would encourage manipulation of its reported earnings to enhance the compensation of any of its employees; and

(iv) The Borrower shall maintain all suspensions and other restrictions of contributions to Plans that are in place or initiated as of the Restatement Date.

At all times during the Relevant Period, the Lender shall have the right to require, subject to any Applicable Law of Canada or a province, the Borrower to claw back any bonuses or other compensation, including golden parachutes, paid to any Senior Employees or Senior Canadian Employees employed by the Borrower, if any, in violation of any of the foregoing.

(b) Within 120 days after the Restatement Date, the principal executive officer (or person acting in a similar capacity) of the Borrower shall certify in writing to the Lender that the Borrower’s compensation committee has reviewed the compensation arrangements of any Secured Loan Party’s SEOs with its senior risk officers and determined that the compensation arrangements do not encourage such SEOs to take unnecessary and excessive risks that threaten the value of the Borrower. The Borrower shall preserve appropriate documentation and records to substantiate such certification in an easily accessible place for a period not less than three (3) years following the Maturity Date.

7.11 Restrictions on Expenses.

(a) During the Relevant Period, the Loan Parties shall maintain and implement an Expense Policy and distribute the Expense Policy to all employees covered under the Expense Policy. Any material amendments to the Expense Policy shall require the prior written consent of the Lender, and any material deviations from the Expense Policy, whether in contravention thereof or pursuant to waivers provided for thereunder, shall be reported to the Lender promptly after the Borrower obtains actual knowledge thereof.

(b) The Expense Policy shall, at a minimum: (i) require compliance with all Requirements of Law, (ii) apply to Chrysler Group LLC and all of its Subsidiaries, (iii) govern (A) the hosting, sponsorship or other payment for conferences and events, (B) travel accommodations and expenditures, (C) consulting arrangements with outside service providers, (D) any new lease or acquisition of real estate, (E) expenses relating to office or facility renovations or relocations, and (F) expenses relating to entertainment or holiday parties, and (iv) provide for (A) internal reporting and oversight, and (B) mechanisms for addressing non-compliance with the Expense Policy.

7.12 Asset Divestiture. During the Relevant Period, with respect to any private passenger aircraft or interest in such aircraft that is owned or held by any Loan Party or any of its respective Subsidiaries on the Restatement Date after giving effect to the transaction taking place thereon, such party shall demonstrate to the satisfaction of the Lender that it is taking all reasonable steps to divest itself of such aircraft or interest. In addition, no Loan Party shall acquire or lease any private passenger aircraft or interest in private passenger aircraft after the Restatement Date.

7.13 Internal Controls; Recordkeeping; Additional Reporting. During the Relevant Period:

(a) the Borrower shall promptly establish internal controls to provide reasonable assurance of compliance in all material respects with each of the covenants and agreements set forth in Sections 7.10, 7.11, 7.12 and 7.13(b) hereof and shall collect, maintain and preserve reasonable records evidencing such internal controls and compliance therewith, a copy of which records shall be provided to the Lender promptly upon request. On the 30th day after the last day of each calendar quarter (or, if such day is not a Business Day, on the first Business Day after such day) commencing with September 30, 2009, the Borrower shall deliver to the Lender (at its address set forth in Section 10.02) a report setting forth in reasonable detail (x) the status of implementing such internal controls and (y) the Loan Parties’ compliance (including any instances of material non-compliance) with such covenants and agreements. Such report shall be accompanied by a certification duly executed by an SEO of Chrysler Group LLC stating that such quarterly report is accurate in all material respects to the best of such SEO’s knowledge, which certification shall be made subject to the requirements and penalties set forth in Title 18, United States Code, Section 1001;

(b) the Borrower shall use its reasonable best efforts to account for the use of the proceeds from the Advances. On the 15th day after the last day of each calendar quarter (or, if such day is not a Business Day, on the first Business Day after such day) commencing with

September 30, 2009, the Borrower shall deliver to the Lender (at its address set forth in Section 10.02) a report setting forth in reasonable detail the actual use of the proceeds from the Advances (to the extent not previously reported on to the Lender pursuant to Section 2.03 of this Loan Agreement). Such report shall be accompanied by a certification duly executed by an SEO of Chrysler Group LLC that such quarterly report is accurate in all material respects to the best of such SEO’s knowledge, which certification shall be made subject to the requirements and penalties set forth in Title 18, United States Code, Section 1001; and

(c) the Loan Parties shall collect, maintain and preserve reasonable records relating to the implementation of the Auto Supplier Support Program, the Canadian Warranty Program and all other federal or other support programs provided to the Loan Parties or any of their Subsidiaries pursuant to the any Requirement of Law, the use of the proceeds thereunder and the compliance with the terms and provisions of such programs; provided that Chrysler Group LLC shall have no obligation to comply with the foregoing in connection with any such program to the extent that such program independently requires, by its express terms, the Borrower to collect, maintain and preserve any records in connection therewith. Chrysler Group LLC shall provide the Lender with copy of all such reasonable records promptly upon request.

7.14 Modification of US First Lien Credit Agreement. The Borrower shall promptly notify the Lender of any material amendments, supplements, or other modifications to the US First Lien Credit Agreement and any documents executed in connection therewith.

7.15 Change of Accounting Standards. Following the fiscal period of Chrysler Group LLC ending September 30, 2010 or, if Chrysler Group LLC fails to comply with Section 8.01, following the Cure Period, Chrysler Group LLC may, upon 30 days’ prior written notice to the Lender, change its and its Subsidiaries’ applicable accounting standards from GAAP to IFRS. In the event that such change results in a change in the method of calculation of covenants, standards or terms in this Loan Agreement, then Chrysler Group LLC and the Lender agree to enter into negotiations in order to amend such provisions of this Loan Agreement so as to reflect equitably such change with the desired result that the criteria for evaluating Chrysler Group LLC’s financial condition shall be the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by Chrysler Group LLC, the Borrower and the Lender, all covenants, standards and terms in this Loan Agreement shall continue to be calculated or construed as if such change had not occurred.

7.16 Borrower 13-Week Rolling Cash Forecast. On the fifth Business Day of each calendar quarter, the Borrower shall deliver to the Lender and the Chair of the Joint Deputy Minister Automotive Steering Committee a quarterly status report, commencing with the quarter that includes the Restatement Date, detailing the current cash position for the Borrower and other Secured Loan Parties (on a Consolidated basis) and a 3-month rolling cash forecast for the Borrower and other Secured Loan Parties (on a Consolidated basis), in a form acceptable to the Lenders.

7.17 Canadian Pension Plans. The Loan Parties shall deliver to the Lender and the Chair of the Joint Deputy Minister Automotive Steering Committee as soon as reasonably possible, and in any event within five (5) Business Days after a Responsible Officer of any Loan Party knows or has reason to believe, that any of the events or conditions specified below with respect to any Plan has occurred or exists, a statement signed by a Responsible Officer of the relevant Loan Party setting forth details respecting such event or condition and the action, if any, that such Loan Party proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to any Governmental Authority by such Loan Party with respect to such event or condition):

(i) any failure to make on or before its due date a required contribution to any Canadian Pension Plan; or

(ii) the receipt from an applicable Governmental Authority of a notice of intent to terminate (in whole or in part) any Canadian Pension Plan or any action taken by any Loan Party to terminate (in whole or in part) any Canadian Pension Plan.

7.18 US First Lien Credit Agreement Disclosure. The Borrower shall submit to the Lender a copy of all other reports and information not otherwise provided under this Section 7 which any Loan Party is required to submit to the US Lender under the US First Lien Credit Agreement or any of the documents executed in connection therewith in respect of Chrysler Group LLC.

7.19 Use of Proceeds. The Borrower will use the proceeds of each Advance as set forth in Section 2.09.

7.20 Due Diligence. Each Secured Loan Party acknowledges that the Lender, at the expense of the Loan Parties after an Event of Default which is continuing, has the right to perform continuing Due Diligence Reviews as set forth in Section 10.15 and will assist the Lender in the performance of the Due Diligence Review as set forth in Section 10.15.

7.21 Provide Additional Information. Each Loan Party shall, promptly, from time to time and upon request of the Lender, furnish to the Lender such information, documents, records or in the case of Secured Loan Parties reports with respect to the Facility Collateral, the Indebtedness of the Loan Parties or any Subsidiary thereof or the corporate affairs, conditions or operations, financial or otherwise, of such Loan Party as the Lender may reasonably request, including without limitation, providing to the Lender reasonably detailed information with respect to each inquiry of the Lender raised with the Loan Parties prior to the Restatement Date.

7.22 Suppliers. The Secured Loan Parties shall pay all amounts owing to automotive suppliers (including, without limitation, Canadian automotive suppliers) by the Borrower and its Subsidiaries under each agreement, instrument or other undertaking to which such Person is a party in the ordinary course of business in accordance with its established accounts payable policies in effect from time to time.

7.23 Government of Canada and Government of Ontario. The Secured Loan Parties shall pay, on a timely basis, all current and future obligations owing to the Government of Canada and Government of Ontario by the Borrower and, its Subsidiaries organized under the laws of, or located in, Canada, excluding obligations relating to Taxes due by a Secured Loan Party which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

7.24 Benefits Liability Transfer from Borrower to CFSC. The Lender acknowledges that the Borrower and CFSC intend to transfer certain assets and liabilities under the Plans in respect of certain employees or former employees of the Borrower to Plans of CFSC and, notwithstanding Section 8.05 or any other provision of this Loan Agreement to the contrary, the Lender consents to the completion of such transfers and the related accounting transactions necessary to recognize the transfer, including potential equity or dividend effects that may be anticipated to flow through the accounting records of the Borrower.

7.25 Vitality Commitment.

(a) The Borrower and Chrysler Group LLC shall comply in all respects with the following terms and requirements:

(i) Consistent with the Borrower’s Business Plan, (i) on each Measurement Date, the ratio of the Chrysler Group LLC and its Subsidiaries’ production volumes in Canada (the “Canadian Volume”) to the Chrysler Group LLC and its Subsidiaries’ production volumes in the NAFTA region (the “NAFTA Volume”) as a percentage (the “Production Ratio”) shall be at least 20% (the “Threshold Percentage”), determined over the Measurement Period ending on such Measurement Date and applying the Measurement Methodology to each of the Canadian Volume and the NAFTA Volume and (ii) the Production Ratio shall, on December 31 of each year while any Obligations under this Loan Agreement or any of the other Loan Documents are outstanding and have not been irrevocably and indefeasibly paid in full, be at least 17%, determined using the Canadian Volume and the NAFTA Volume for the calendar year ending on, and including, such December 31.

(ii) Chrysler Group LLC will deliver notice no later than January 31 of each year while any Obligations under this Loan Agreement or any of the other Loan Documents are outstanding and have not been irrevocably and indefeasibly paid in full setting forth the calculation of the Production Ratio as of the Measurement Date for the relevant Measurement Period, if applicable, and for the preceding calendar year.

(iii) If, with respect to any given Measurement Date, the Production Ratio is not equal to or greater than the Threshold Percentage, the Borrower and Chrysler Group LLC will have a period ending eighteen (18) months after such Measurement Date (or, if there has been Extraordinary Non-Canadian Growth during the relevant Measurement Period, ending three (3) years after such Measurement Date) (such ending date, the “Re-calculation Date”) to meet the Threshold Percentage, provided that the Production Ratio shall be calculated on the Re-calculation Date in the same manner as it was calculated on the Measurement Date but using the Re-measurement Period. If any calculation is made for this purpose with respect to a period that is not a full calendar year, such partial year period shall be treated as a calendar year beginning on January 1 of the year in which such partial year period begins and ending on the last day of such partial year period.

(iv) If, on any Re-calculation Date on which the Production Ratio is recalculated pursuant to the foregoing, the Production Ratio is not equal to or greater than the Threshold Percentage, there shall be an Event of Default.

(b) The Borrower and Chrysler Group LLC agree that, on December 31, 2014, Chrysler Group LLC and its Subsidiaries’ aggregate Canadian “product-related capital investments,” as such term is used in the Business Plan, (but not other investments) will constitute at least 20% of Chrysler Group LLC and its Subsidiaries’ aggregate NAFTA region “product-related capital investments” (but not other investments) made between the date of this Loan Agreement and December 31, 2014.

(c) The Borrower shall have the right to apply for and, if successful, participate in automotive innovation programs sponsored by the governments of Canada and Ontario.

(d) The Borrower shall, subject to the terms and conditions of any agreement or law by which it is bound:

(i) build vehicles in Canada for ultimate sale through the newly-restructured Chrysler network outside NAFTA, as such network may be expanded, contracted or otherwise changed from time to time; and

(ii) distribute Fiat Group Automotive (“FGA”) vehicles in Canada through the Chrysler network in Canada, provided that the network meets FGA’s generally applicable standards for distribution networks.

(e) The Borrower intends to, directly or indirectly through one or more of its Canadian Subsidiaries, work together with Fiat S.P.A. and the University of Turin, to develop linkages with Canadian universities, colleges and other research institutions and to provide funding in the Borrower’s discretion for innovative programs in applied automotive research, development and educational activities and programs at those institutions.

7.26 Liquidity. The Borrower, on a consolidated basis, shall maintain an average daily balance over the course of each calendar month until the Obligations have been irrevocably and indefeasibly paid in full a minimum amount of Cash Equivalents in the amount of not less than $250,000,000.

7.27 PHW Claims Program. The Borrower shall comply with all terms of the PHW Claims Program.

7.28 Swap Agreements. The Borrower shall use commercially reasonable efforts to hedge prudently the interest rate risk involved in its, and its Subsidiaries’ (other than Excluded Subsidiaries) business and capital structure from time to time. The Borrower shall consult with the Lender upon request concerning its hedging program and its management of any associated financial volatility.

SECTION 8. NEGATIVE COVENANTS OF THE LOAN PARTIES.

Each Loan Party covenants and agrees that, so long as any amounts are owing with respect to the Notes or otherwise with respect to the Loan Documents, each Loan Party will abide by the following negative covenants:

8.01 Minimum EBITDA. Subject to Section 9.02(a), Chrysler Group LLC’s EBITDA for the four fiscal quarter period ending on September 30, 2010 shall not be less than US$2,700,000,000.

8.02 Liens. The Borrower will not, nor will it permit any Secured Loan Party to, create, incur or assume any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except Permitted Liens.

8.03 Indebtedness. The Borrower will not, nor will it permit any Secured Loan Party to, create, incur or assume any Indebtedness except Permitted Indebtedness.

8.04 Asset Sale Restrictions. The Borrower shall not Dispose of all or substantially all of its and its consolidated Subsidiaries’ property, taken as a whole, whether now owned or hereafter acquired, except in accordance with the Business Plan.

8.05 Restricted Payments. The Borrower will not, and will not permit any Subsidiary to, declare or pay any dividend (other than dividends payable solely in common or ordinary Capital Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Secured Loan Party, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Secured Loan Party, other than in respect of any purchase, redemption, defeasance or retirement or other acquisition of any Capital Stock of the Borrower, Canadian New Holdings, Holdings, or Canadian Acquisitionco in respect of any Permitted Restructuring Transaction (any such payment, a “Restricted Payment”), except that:

(a) the Borrower may make Restricted Payments in the form of common shares of Capital Stock of the Borrower;

(b) the Borrower or any Subsidiary may redeem, acquire or retire for value or may repurchase (or may make loans, distributions or advances to effect the same) shares of Capital Stock from current or former officers, directors, consultants and employees, including upon the exercise of stock options or warrants for such Capital Stock, or any executive or employee savings or compensation plans, or, in each case to the extent applicable, their respective estates, spouses, former spouses or family members or other permitted transferees;

(c) any Subsidiary may make Restricted Payments to its direct parent or to the Borrower or any Wholly Owned Subsidiary Guarantor;

(d) any JV Subsidiary may make Restricted Payments required or permitted to be made pursuant to the terms of the joint venture arrangements of holders of its Capital Stock provided that, the Borrower and its Subsidiaries have received their pro rata portion of such Restricted Payments.

(e) Restricted Payments may be made for each calendar month in which (i) the requirements of Section 7.26 have been satisfied for the prior calendar month and through the date of any proposed Restricted Payment, (ii) Chrysler Group LLC’s EBITDA exceeds $0.00 for the four most recently completed calendar quarters, and (iii) the contemplated Restricted Payment would not cause the Borrower to be in violation of Section 7.26.

(f) The Borrower and each of the Loan Parties may make Restricted Payments of Capital Stock in respect of any Permitted Restructuring Transaction.

8.06 Fundamental Changes. The Borrower will not, and will not permit any Secured Loan Party to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged, consolidated or amalgamated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that (i) the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation and (ii) any Excluded Subsidiary may merge, consolidate or amalgamate with any other Excluded Subsidiary);

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation, winding up, dissolution or otherwise) or (ii) pursuant to a Disposition that does not result in a Disposition of all or substantially all of the property or business of the Secured Loan Parties, taken as a whole;

(c) the Borrower or any Subsidiary thereof may be merged, consolidated or amalgamated with a Person, provided that (i) the Borrower or such Subsidiary is the continuing or surviving corporation and (ii) the shareholders of the Borrower or such Subsidiary immediately prior to such merger, consolidation or amalgamation hold the majority of the Capital Stock of the entity that results from such merger, consolidation or amalgamation;

(d) the Borrower or any Subsidiary thereof may make any Disposition not prohibited by Section 8.04 hereof;

(e) any De Minimis Subsidiary may voluntarily liquidate or dissolve to the extent the board of directors of such De Minimis Subsidiary deems it to be in its best interest and to the extent doing so would not have a Material Adverse Effect.

(f) Borrower, Holdings, Canadian New Holdings and Canadian Acquisitionco may effect one or more Permitted Restructuring Transactions at any time and, where applicable, from time to time following the Restatement Date.

8.07 Negative Pledge. The Borrower will not itself, and will not permit any Subsidiary (other than an Excluded Subsidiary) to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any such Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Loan Agreement, the other Loan Documents, the US Credit Facility Documents, the Gold Key Lease Program, the GMAC MAFA and the PHW Claims Program and (b) any agreements governing any purchase money Liens or Capital Lease Obligations (in which case, any prohibition or limitation shall only be effective against the assets financed thereby or transferred thereto) or governing any Indebtedness permitted pursuant to clauses (xi) or (xv) of the definition of Permitted Indebtedness.

8.08 [Reserved.] Transactions with Affiliates. The Borrower will not itself, and will not permit any Subsidiary to, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Loan Party and its Subsidiaries (other than Excluded Subsidiaries)) unless such transaction is (a) otherwise permitted under this Loan Agreement, (b) is made pursuant to or in connection with the Transaction Documents, (c) in the ordinary course of business of the relevant Secured Loan Party, or (c) upon fair and reasonable terms not materially less favorable, taken as a whole, to the relevant Secured Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. The foregoing restrictions shall not apply to:

(a) reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, consultants or employees of the Borrower or any of its Subsidiaries pursuant to customary employment, consulting and benefit arrangements;

(b) subject to Section 7.10, any employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment related agreements, arrangements or plans entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and existing on the Restatement Date;

(c) any agreement as in effect as of the Restatement Date and set forth on Schedule 8.08 or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto and any extension of the maturity thereof) and any replacement agreement thereto so long as any such amendment or replacement agreement is not materially more disadvantageous to the Lender, in any material respect, than the original agreement as in effect on the Restatement Date;

(d) any Permitted Restructuring Transaction; and

(e) servicing agreements and other similar arrangements customary in fleet financing securitization transactions.

8.10 Swap Agreements. The Borrower will not itself, and will not permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual or anticipated exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates with respect to any interest bearing liability or investment of the Borrower or any Subsidiary.

8.11 Changes in Fiscal Periods. The Borrower will not itself, and will not permit any Subsidiary, to permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters, in each case, unless otherwise agreed by the Lender.

8.12 Clauses Restricting Subsidiary Distributions. The Borrower will not, and will not permit any Subsidiary (other than an Excluded Subsidiary) to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any agreement or instrument governing Indebtedness assumed in connection with the acquisition of assets by the Borrower or any Subsidiary permitted hereunder or secured by a Lien encumbering assets acquired in connection therewith, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired, (iv) restrictions on the transfer of assets subject to any Lien permitted by Section 8.02 imposed by the holder of such Lien or on the transfer of assets subject to a Disposition permitted by Section 8.04 imposed by the acquirer of such assets, (v) provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the Capital Stock therein), (vi) restrictions contained in the terms of any agreements governing purchase money obligations, Capital Lease Obligations or Attributable Obligations not incurred in violation of this Loan Agreement; provided that, such restrictions relate only to the property financed with such Indebtedness, (vii) restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business, (viii) customary non assignment provisions in leases, contracts, licenses and other agreements entered into in the ordinary course of business and consistent with past practices, or (ix) any amendments, modifications, restatements, increases, supplements, refundings, replacements, or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (viii) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness amendment, modification, restatement, increase, supplement, refunding, replacement, or refinancing are not materially less favorable, taken as a whole, to the Borrower and its Subsidiaries and the Lender, than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause or in the case of any Indebtedness permitted by clause (x) of the definition of Permitted Indebtedness, this Loan Agreement.

8.13 Amendments to Transaction Documents. The Borrower will not, and will not permit any other Secured Loan Party to, amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Transaction Documents such that after giving effect thereto such indemnities or licenses, taken as a whole, shall be materially less favorable, taken as a whole, to the interests of the Secured Loan Parties or the Lender with respect thereto.

8.14 [Reserved].

8.15 Repayments or Prepayments of Certain Indebtedness.

(a) The Loan Parties will not, and will not permit any Subsidiary, to optionally prepay, repurchase, redeem or otherwise optionally satisfy or defease with cash any obligations under the US First Lien Credit Agreement unless the Borrower makes an optional prepayment of the Loans in accordance with Section 2.06 such that the amount of such prepayment of the Loans is equal to the Lender’s Pro Rata Share of the aggregate amount of the Total Loans then prepaid; and

(b) The Borrower will not, and will not permit any Subsidiary to optionally prepay, repurchase, redeem or otherwise optionally satisfy or defease with cash any Material Unsecured Indebtedness or Permitted Refinancing thereof.

8.16 Suspension of Certain Covenants.

(a) Following the first day (the “Suspension Date”) that:

(i) Chrysler Group LLC has Investment Grade Ratings from two Rating Agencies and the Borrower has delivered written notice of such Investment Grade Ratings to the Lender; and

(ii) no Default or Event of Default has occurred and is continuing;

then, beginning on such Suspension Date, the Borrower and other Loan Parties will not be subject to Sections 8.03, 8.04, 8.05, 8.08 and 8.10 (collectively, the “Suspended Covenants”).

(b) In the event that the Borrower and its Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) (1) one or both of the Rating Agencies withdraws their Investment Grade Rating or downgrades the rating assigned to Chrysler Group LLC below an Investment Grade Rating and/or (2) Chrysler Group LLC or any of its Subsidiaries enters into an agreement to effect a transaction that would result in a Change of Control as defined in the US First Lien Loan Agreement and one or more of the Rating Agencies indicates that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to Chrysler Group LLC below an Investment Grade Rating, then the Borrower and its Subsidiaries shall thereafter be subject to the Suspended Covenants with respect to future events, including, without limitation, a proposed transaction described in clause (b)(2) above. The period of time between the Suspension Date and the Reversion Date is referred to herein as the “Suspension Period”.

(c) Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default shall be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

(d) On the Reversion Date, all Indebtedness incurred during the Suspension Period shall be classified to have been incurred pursuant to one of the clauses set forth in the definition of Permitted Indebtedness (in each case, to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred pursuant to the definition of Permitted Indebtedness, such Indebtedness shall be deemed to have been outstanding on the Restatement Date, so that it is classified as permitted pursuant to clause (vii) of the definition of Permitted Indebtedness. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 8.05 shall be made as though Section 8.05 had been in effect since the Restatement Date and throughout the Suspension Period.

SECTION 9. EVENTS OF DEFAULT.

9.01 Events of Default. Subject to Section 9.02, if any of the following events shall occur and be continuing (each, an “Event of Default”) hereunder:

(a) the Borrower shall fail to pay (i) any principal of any Loan or the Additional Notes when due in accordance with the terms hereof, including any voluntary or mandatory prepayments; or (ii) any interest on any Loan, the Additional Notes, or any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) any representation or warranty made or deemed made by any Loan Party in any Loan Document or any certified statement furnished by it, in each case shall prove to have been incorrect in any material respect on or as of the date made or deemed made or furnished; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Sections 7.01, 7.03(a), 7.06(a), 7.25 or Section 8 (subject, in the case of Section 8.01, to Section 9.02(b)) of this Loan Agreement, or in Section 5.1(1) of the Security Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in any of the Security Documents, and such default shall continue unremedied for a period of 30 days; or

(e) any Loan Party shall default in the observance or performance in any material respect (but such materiality condition shall not apply to (i) any such agreement that is qualified by its terms as to materiality, including a Material Adverse Effect, or (ii) the TARP Covenants (as defined in the US First Lien Credit Agreement)) of any other agreement contained in this Loan Agreement or any other Loan Document (other than as provided in paragraphs (a)

through (d) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) actual knowledge by a Responsible Officer of the Borrower or any other Loan Party and (ii) notice from the Lender; or

(f) Chrysler Group LLC shall (i) default in making any payment of any principal of any Indebtedness under the US First Lien Credit Agreement on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the US First Lien Credit Agreement; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness under the US First Lien Credit Agreement (other than a breach of the vitality covenant therein) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than a breach of the vitality commitment therein), the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee obligation) to become payable;

(g) any Loan Party shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee obligation, but excluding the Loans and the Additional Notes) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (including a breach of the vitality covenant under the US First Lien Credit Agreement) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (g) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (g) shall have occurred and be continuing with respect to Indebtedness, the Outstanding Amount of which exceeds in the aggregate US$150,000,000; or

(h) except with respect to any transaction permitted pursuant to Section 8.06(e), (i) any Loan Party shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors (A), seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) any Loan Party shall make a general assignment for the benefit of its creditors; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) or

(ii) above that (A) results in the entry of an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged or unbonded for a period of 90 days; (iv) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, stayed or bonded pending appeal within 90 days from the entry thereof; or (v) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), (iii) or (iv) above; or (vi) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(i)(i) any Secured Loan Party shall initiate the termination of, in whole, any Canadian Pension Plan; (ii) any Secured Loan Party shall fail to make minimum required contributions to amortize any funding deficiencies under a Canadian Pension Plan within the time period set out in any Applicable Law or fail to make a required contribution under any Canadian Pension Plan or Canadian Benefit Plan which could result in the imposition of a Lien upon the assets of a Secured Loan Party; (iii) except as disclosed in Schedule 6.16, any facts or circumstances occur or exist that could result or be reasonably anticipated to result in the declaration of a termination in whole of any Canadian Pension Plan under Applicable Law; (iv) a Secured Loan Party makes any improper withdrawals or applications of assets of a Canadian Pension Plan or Canadian Benefit Plan; (v) any labor union or collective bargaining unit shall engage in a strike or other work stoppage; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(j) one or more judgments or decrees shall be entered against any Loan Party that is not vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days involving for the Loan Parties taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage or by a contribution obligation of a third party that has not denied or contested such contribution obligation and that, in the judgment of the Borrower, has the means to pay such contributions) of either (i) US$100,000,000 or more in the case of any single judgment or decree, or (ii) US$200,000,000 or more in the aggregate; or

(k) any Security Document shall cease to be (or any Loan Party shall so assert) in full force and effect, or any Lien thereunder shall cease to be (or any Loan Party shall so assert) enforceable and perfected (other than pursuant to the terms hereof or any other Loan Document); or

(l) the guarantee of any Loan Party (other than that of any Loan Party which is not material to the credit determination of the Lender in respect of the commitment of the Lender to make Advances, the Loans and the Loan Documents) contained in the Guarantee Agreements shall cease to be (or any Loan Party shall so assert) in full force and effect; or

(m) the occurrence of a Change of Control; or

(n) the percentage of either the issued and outstanding voting Capital Stock of either the Borrower or Chrysler Group LLC or nonvoting Capital Stock of either the Borrower or Chrysler Group LLC beneficially owned by Fiat exceeds 49.9% of all such issued and outstanding voting Capital Stock of the Borrower or Chrysler Group LLC, as applicable, or nonvoting Capital Stock of the Borrower or Chrysler Group LLC, as applicable, respectively (excluding any unexercised call option or similar right to acquire such interests whether or not currently exercisable or “in the money”);

then, and in any such event, (A) if such event is an Event of Default specified paragraph (h) above with respect to the Borrower, automatically the commitments of the Lender to make Advances shall immediately terminate and the Loans, Notes and the Additional Notes (with accrued interest thereon) and all other amounts owing under this Loan Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: the Lender may (i) by notice to the Borrower declare the commitments of the Lender to make Advances to be terminated forthwith, whereupon the commitments of the Lender to make Advances shall immediately terminate; and/or (ii) by notice to the Borrower the Lender shall declare the Loans and the Additional Notes (with accrued interest thereon) and all other amounts owing under this Loan Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section or required by law (and which cannot be waived), presentment, demand, protest, and all other notices of any kind are hereby expressly waived by the Borrower.

Whenever the Loans and the Additional Notes (with accrued interest thereon) and all other amounts owing under this Loan Agreement shall have become immediately due and payable in accordance with clause (A) or clause (B) above, the Lender shall forthwith deliver a notice of Event of Default declaring such acceleration to the Borrower, or if an Event of Default shall have occurred (but the Loans and the Additional Notes and all other amounts owing under this Loan Agreement shall not have been accelerated) the Lender may deliver a notice of Event of Default (a “Notice of Event of Default”) to the Borrower; provided that, by written notice to the Borrower the Lender may, for such periods and/or subject to such conditions as may be specified in such notice, withdraw any declaration of acceleration effected in accordance with clause (B) above or such Notice of Event of Default.

Upon the Loans and the Additional Notes (with accrued interest thereon) and all other amounts owing under this Loan Agreement becoming immediately due and payable in accordance with clause (A) or clause (B) above, the Lender may exercise any remedies available to it at law, in equity and pursuant to the Loan Documents, including, but not limited to, the liquidation of the Facility Collateral. Upon the occurrence and during the continuance of one or more Events of Default, the Lender shall have the right to obtain physical possession of the files of each Loan Party relating to the Facility Collateral and all documents relating to the Facility Collateral which are then or may thereafter come in to the possession of any Loan Party or any third party acting for any Loan Party and each Loan Party shall deliver to the Lender such assignments as the Lender shall request. In addition, the Lender shall be entitled to specific performance of all agreements of each Loan Party contained in this Loan Agreement and under any other Loan Document. The Lender may exercise at any time after the occurrence of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies.

9.02 Certain Cure Rights.

(a) Vitality Commitment. If any Force Majeure Event shall occur, manufacturing and production volumes used in determining compliance with Section 7.25 shall be calculated on a pro forma basis to adjust for the effect thereof and be otherwise adjusted as the Lender may agree in its sole discretion. If, in order to comply with Section 7.25, pro forma adjustments are made to manufacturing and production volumes to give effect to any Force Majeure Event, the Borrower shall provide to the Lender a report for the applicable fiscal year describing the change in operating conditions as a result in such Force Majeure Event in reasonable detail, including historical and projected effects on the Borrower’s business, as the Lender may reasonably request. If, after giving effect to pro forma adjustments resulting from a Force Majeure Event, the Borrower fails to comply with Section 7.25 for any fiscal year, such failure shall not be an Event of Default unless the Borrower is unable to comply with Section 7.25 as of the end of the immediately succeeding fiscal quarter on a trailing twelve-month basis following such fiscal year.

(b) Minimum EBITDA. In the event that Chrysler Group LLC fails to comply with Section 8.01, such failure shall be deemed to be cured if EBITDA is US$900,000,000 or more for any of the next two immediately succeeding fiscal quarters (the “Cure Period”). If the Loan Parties fail to cure any breach of Section 8.01 during the applicable Cure Period pursuant to the preceding sentence, (i) the Borrower shall make a prepayment of the Loans in the amount of the Dollar Equivalent of US$100,000,000 and Chrysler Group LLC shall make a prepayment of the US Loans in the amount of US$400,000,000 on the date Chrysler Group LLC delivers, or is required to deliver, to the Lender financial statements for the first quarter of 2011 pursuant to Section 7.01(b), and (ii) all amounts outstanding under this Loan Agreement including the Additional Notes shall bear interest at 3% per annum above the rate otherwise applicable thereto beginning April 1, 2011 (or, if no rate is applicable thereto, 3% per annum above the rate applicable to Tranche X-2 Loans) until the date on which Chrysler Group LLC makes the prepayment in clause (i) above. The prepayment requirement and increase in interest rate described in the immediately preceding sentence shall be the sole consequence of Chrysler Group LLC’s failure to cure any breach of Section 8.01 during the applicable Cure Period, and no Event of Default shall be deemed to have occurred pursuant to Section 9.01(d) by reason of a breach of Section 8.01 if Chrysler Group LLC has made such required prepayment. Any failure to make the prepayment described in clause (i) above shall be an Event of Default pursuant to Section 9.01(d). If Chrysler Group LLC fails to comply with Section 8.01 and the US Lender has provided a waiver with respect to any corresponding failure to comply under the US First Lien Credit Agreement, the Lender shall also waive such failure to comply provided that the Lender receives corresponding changes in any covenant or pricing, or if applicable, a proportionate share of, any payment or other benefit received by the US Lender in consideration for such waiver.

SECTION 10. MISCELLANEOUS.

10.01 Waiver. No failure or delay on the part of the Lender to exercise, and no course of dealing with respect to, any right, power, privilege or remedy under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any right, power, privilege or remedy under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. All rights, powers, privileges and remedies of the Lender provided for herein are cumulative and in addition to any and all other rights, powers, privileges and remedies provided by law, the Loan Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by the Lender to exercise any of its rights under any other related document. The Lender may exercise at any time after the occurrence of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies.

10.02 Notices. Except as otherwise expressly permitted by this Loan Agreement, all notices, requests and other communications provided for herein and under the other Loan Documents (including, without limitation, any modifications of, or waivers, requests or consents under, this Loan Agreement) shall be given or made in writing (including, without limitation, by telecopy or Electronic Transmission) delivered to the intended recipient at the address for notices specified below; or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Loan Agreement and except for notices given under Section 2 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopier or Electronic Transmission or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

Lender:

Export Development Canada

151 O’Connor Street

Ottawa, Ontario

Canada K1A 1K3

Attention: Loans Services

Facsimile: (613) 598-2514

and to:

Attention: Asset Management/Covenants Officer

Facsimile: (613) 598-3186

Borrower and other Loan Parties:

Chrysler Canada Inc.

1 Riverside Drive West

Windsor, Ontario

N9A 4H6

Attention: Lorraine J. Shalhoub

Facsimile: (519) 973-2460

With a copy to:

Chrysler Group LLC

1000 Chrysler Drive

Auburn Hills, MI 48326

Attention: Chief Executive Officer

Facsimile: 248-512-1772

10.03 Indemnification and Expenses.

(a) Each Loan Party agrees to hold the Lender’s collateral trustee, if any, the Lender, Her Majesty the Queen in Right of Canada, Her Majesty the Queen in Right of the Province of Ontario and their respective Affiliates and their respective officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against any and all claims, suits, actions, proceedings, obligations, liabilities (including, without limitation, strict liabilities) and debts, and all losses, actual damages, judgments, awards, amounts paid in settlement of whatever kind or nature, fines, penalties, charges, costs and expenses of any kind (including, but not limited to, reasonable attorneys’ fees and other costs of defense), which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Loan Agreement, the Notes, any other Loan Document or any transaction contemplated hereby or thereby, or any transaction financed or proposed to be financed in whole or in part (directly or indirectly) with any Advance, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Loan Agreement, a Note, any other Loan Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct; provided that the indemnification in this Section 10.03 with respect to due diligence costs and legal fees incurred prior to an Event of Default shall be subject to the limitations set out in Sections 7.20, 10.15(b) and 10.03(b), as applicable. Without limiting the generality of the foregoing, each Loan Party agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to or arising out of any violation or alleged violation of any rule or regulation or any other laws, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Facility Collateral for any sum owing thereunder, or to enforce any provisions of any Loan Document, each Loan Party will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Loan Party of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Loan Party. Each Loan Party also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s reasonable costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Loan Agreement, a Note, any other Loan Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. The Borrower hereby acknowledges that, notwithstanding the fact that the Obligations are secured by the Facility Collateral, the Obligations are recourse obligations of the Borrower.

(b) Each Loan Party agrees to pay as and when billed by the Lender, Her Majesty the Queen in Right of Canada, Her Majesty the Queen in Right of the Province of Ontario, Industry Canada and the Province of Ontario (collectively, the “Lender Parties” and individually each referred to herein as a “Lender Party”) all of the reasonable out-of pocket costs and expenses incurred by the Lender Parties or any collateral trustee in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Loan Agreement, the Notes, any other Loan Document or any other documents prepared in connection herewith or therewith, excluding legal fees of counsel to the Lender but including the reimbursement of such counsel’s reasonable and documented out-of-pocket costs and expenses. Each Loan Party also agrees not to assert any claim against the Lender Parties or any of their respective Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan Documents, the actual or proposed use of the proceeds of the Advances, this Loan Agreement or any of the transactions contemplated hereby or thereby.

(c) Each Loan Party agrees to pay as and when billed by the Lender Parties all of the reasonable out-of pocket costs and expenses incurred by the Lender Parties in connection with the exercise of the Lender Parties’ rights and remedies upon the occurrence of an Event of Default, including without limitation all the reasonable fees, disbursements and expenses of counsel to the Lender Parties and any collateral trustee.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under this Loan Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Borrower by the Lender, including by way of set of against or deduction from Advances, in its sole discretion and the Borrower shall remain liable for any such payments by the Lender and such amounts shall accrue interest at the Post-Default Rate. No such payment by the Lender shall be deemed a waiver of any of its rights under the Loan Documents.

(e) To the fullest extent permitted by Applicable Law, in consideration of Lender entering into this Loan Agreement, and for other good and valuable consideration, the receipt and sufficiency of which each Loan Party hereby acknowledges, each Loan Party hereby forever releases, discharges and acquits each Indemnified Party from any and all claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of actions (whether at law or in equity) indebtedness and obligations (collectively, “Claims”) of every type, kind, nature, description or character, including, without limitation, any so-called “lender liability” claims or defenses, and irrespective of how, why or by reason of what facts, whether such Claims have heretofore arisen, are now existing or hereafter arise, or which could, might or be claimed to exist, of whatever kind or nature, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, matured or unmatured, fixed or contingent, each as though fully set forth herein at length, which may in any way arise out of, are connected with or in any way relate to actions or omissions which occurred on or prior to the date hereof with respect to any Loan Party, this Loan Agreement, the Obligations, any Facility Collateral, any other Loan Document and any third parties liable in whole or in part for the Obligations.

(f) Without prejudice to the survival of any other agreement of a Loan Party hereunder, the covenants and obligations of each Loan Party contained in this Section 10.03 shall survive the payment in full of the Obligations and all other amounts payable hereunder and delivery of the Facility Collateral by the Lender against full payment therefor.

10.04 Amendments. Except as otherwise expressly provided in this Loan Agreement, any provision of this Loan Agreement may be modified or supplemented only by an instrument in writing signed by the Lender and the Borrower and any provision of this Loan Agreement may be waived by the Lender in writing.

10.05 Successors and Assigns. This Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.06 Survival. The obligations of the Borrower under Sections 2.06, 2.11, 3.03, 7.25(b), 10.03 and 10.06 hereof shall survive the repayment of the Advances and the termination of this Loan Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a borrowing herein or pursuant hereto shall survive the making of such representation and warranty, and the Lender shall not be deemed to have waived, by reason of making any Advance, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Advance was made.

10.07 Captions. The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Loan Agreement.

10.08 Counterparts and Facsimile. This Loan Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The parties agree that this Loan Agreement, any documents to be delivered pursuant to this Loan Agreement and any notices hereunder may be transmitted between them by email and/or by facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

10.09 Governing Law. This Loan Agreement shall be construed in accordance with, and governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, as the same may from time to time be in effect.

10.10 Waiver of Jury Trial; Consent to Jurisdiction and Venue; Service of Process. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS LOAN AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS, ON BEHALF OF ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE PROVINCE OF ONTARIO, IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND WAIVES ANY OBJECTION IT MAY HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE PERSONAL JURISDICTION OVER IT. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, SUIT, CLAIM OR PROCEEDING BROUGHT BY SUCH OTHER PARTY IN CONNECTION WITH THIS LOAN AGREEMENT, THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, BY MAIL OF A COPY THEREOF BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL, POSTAGE PREPAID, TO SUCH PARTY’S NOTICE ADDRESS REFERRED TO IN SECTION 10.02 OF THIS LOAN AGREEMENT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE LENDER TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

10.11 Saving Clause.

(a) It is the intention of the Lender and the Loan Parties that each Loan Party’s obligations hereunder shall be in, but not in excess of, the maximum amount permitted by applicable bankruptcy (including, without limitation, sections 544 and 548 of the United States Bankruptcy Code), or other insolvency, reorganization, fraudulent conveyance, transfer, corporate, creditor rights or similar Applicable Law as in effect from time to time. To that end, notwithstanding any other provision herein contained to the contrary, with respect to each Guarantor and each Pledgor, if this Loan Agreement, or any other Loan Document, would, but for the application of this sentence, be avoidable, void, invalid or unenforceable under Applicable Law, or the claims hereunder or thereunder be would subject to being subordinated under Applicable Law, then with respect to such party as of any date of determination, (a) this Loan Agreement and/or other Loan Document shall be valid and enforceable with respect to such party as of that date of determination only to the maximum extent that would not cause either (i) this Loan Agreement, or any other Loan Document to be avoidable, void, invalid or unenforceable under Applicable Law (after taking into account, among other things, such Guarantor or Pledgor’s right of contribution and indemnification from each other Loan Party, if any) or (ii) such Guarantor’s or Pledgor’s Obligations under any Loan Documents to be subordinated, (b) the maximum Obligations for which each Guarantor and/or Pledgor shall be liable hereunder or under any other Loan Document shall be reduced to that amount which, after giving effect thereto, would not cause the Obligations as so reduced, to be subject to being avoidable, void, invalid, unenforceable or subordinated under Applicable Law, and (c) this Loan Agreement and each other Loan Document shall automatically be deemed to have been amended accordingly, and the Obligations of such Guarantor or Pledgor reduced accordingly, as of that date of determination with respect to such Guarantor or Pledgor.

(b) Section 10.11(a) of this Loan Agreement is intended solely to preserve the rights of the Lender to the maximum extent permitted by Applicable Law, and neither the Borrower nor any other Loan Party or other Persons shall have any right or claim under Section 10.11(a) that would not otherwise be available under Applicable Law.

10.12 Acknowledgments. Each Loan Party hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Loan Agreement, the Notes and the other Loan Documents to which it is a party;

(b) the Lender has no fiduciary relationship to any Loan Party, and the relationship between the Borrower and the Lender is solely that of debtor and creditor, and the Lender has examined and relied on the experience of the Loan Parties and their respective shareholders and principals in owning and operating its business in agreeing to make the Loans, and will continue to rely on the Loan Parties’ expertise and experience in owning and operating its business for the repayment of the Obligations; and

(c) no joint venture exists among or between the Lender and any Loan Party.

10.13 Hypothecation or Pledge of Facility Collateral. Nothing in this Loan Agreement shall preclude the Lender from engaging in repurchase transactions with the Facility Collateral or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Facility Collateral (subject to the interest of the relevant Senior Lien Lender). Nothing contained in this Loan Agreement shall obligate the Lender to segregate any Facility Collateral delivered to the Lender by any Loan Party.

10.14 Assignments; Participations.

(a) The Borrower and the other Loan Parties may assign, sell, transfer, participate, pledge, or hypothecate any or all of their rights or obligations hereunder or under the other Loan Documents only with the prior written consent of the Lender, which consent may be withheld at the sole discretion of the Lender. Without notice to or the consent of the Borrower or any of the other Loan Parties, the Lender may at any time following the occurrence and continuance of a Default or Event of Default assign, sell, transfer, participate, pledge, or hypothecate to any Person all or any of its rights under this Loan Agreement and the other Loan Documents. Prior to the occurrence and continuance of a Default or Event of Default the Lender may assign, sell, transfer, participate, pledge, or hypothecate all or any of its rights under this Loan Agreement and the other Loan Documents to the Government of Canada or the Government of Ontario and related entities without notice to or the consent of the Borrower or any of the other Loan Parties.

(b) Without notice to or the consent of the Borrower or any of the other Loan Parties, the Lender may, in accordance with Applicable Law, at any time sell to one or more lenders or other entities (“Participants”) participation interests in any Advance, the Notes, its right to make Advances, or any other interest of the Lender hereunder and under the other Loan Documents. In the event of any such sale by the Lender of participating interests to a Participant, the Lender’s obligations under this Loan Agreement to the Borrower shall remain unchanged, the Lender shall remain solely responsible for the performance thereof, the Lender shall remain the holder of the Notes for all purposes under this Loan Agreement and the other Loan Documents, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Loan Agreement and the other Loan Documents. The Borrower agrees that if amounts outstanding under this Loan Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Loan Agreement and the Notes to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Loan Agreement or the Notes; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lender the proceeds thereof. The Lender also agrees that each Participant shall be entitled to the benefits of Sections 2.04, 2.08, 2.11, 3.03 and 10.03 with respect to its participation in the Advances outstanding from time to time; provided, that the Lender and all Participants shall be entitled to receive no greater amount in the aggregate pursuant to such Sections than the Lender would have been entitled to receive had no such transfer occurred unless such transfer occurs while an Event of Default shall have occurred and be continuing.

(c) The Lender may furnish any information concerning any Loan Party or any of its Subsidiaries in the possession of the Lender from time to time to assignees and Participants (including prospective assignees and Participants) only after notifying such Loan Party in writing and securing signed confidentiality statements (a form of which is attached hereto as Exhibit D) and only for the sole purpose of evaluating participations and for no other purpose unless disclosure is required pursuant to the Access to Information Act.

(d) Each Loan Party agrees to cooperate with the Lender in connection with any such assignment and/or participation, to execute and deliver such replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Loan Agreement and the other Loan Documents in order to give effect to such assignment and/or participation. Each Loan Party further agrees to furnish to any Participant identified by the Lender to such Loan Party copies of all reports and certificates to be delivered by such Loan Party to such Participant or lender’s assignee hereunder, as and when delivered to the Lender.

10.15 Periodic Due Diligence Review; Confidentiality.

(a) At all times while any Advances are outstanding, each Loan Party and each of its direct and indirect Subsidiaries shall permit the (i) Lender and its agents, consultants, contractors and advisors, (ii) the Ministry of Industry Canada, and (iii) the Ontario Ministry of Economic Development access to personnel and any books, papers, records or other data, in each case to the extent relevant to ascertaining compliance with the financing terms and conditions.

(b) Each Loan Party acknowledges that the Lender, the Ministry of Industry Canada and the Ontario Ministry of Economic Development have the right to perform continuing due diligence reviews with respect to the business and operations of the Loan Parties and the Facility Collateral. Each Loan Party also shall make available to the Lender, the Ministry of Industry Canada and the Ontario Ministry of Economic Development a knowledgeable financial or accounting officer for the purpose of answering questions respecting the business and operations of such Loan Party and the Facility Collateral. Without limiting the generality of the foregoing, each Loan Party acknowledges that the Lender shall make the Advances to the Borrower based upon the information concerning the Loan Parties and the Facility Collateral provided by the Loan Parties to the Lender, and the representations, warranties and covenants contained herein, and that the Lender, the Ministry of Industry Canada and the Ontario Ministry of Economic Development, at their respective options, have the right, at any time to conduct a due diligence review on the business and operations of any Loan Party and some or all of the Facility Collateral securing the Advances. In addition, the Lender, the Ministry of Industry Canada and the Ontario Ministry of Economic Development have the right to perform continuing Due Diligence Reviews of each Loan Party and its Affiliates, directors, officers, employees and significant shareholders, if any. The Borrower and the Lender further agree that, after an Event of Default which is continuing, all out-of-pocket costs and expenses incurred by the Lender, the Ministry of Industry Canada and the Ontario Ministry of Economic Development in connection with such Person’s activities pursuant to this Section 10.15 shall be paid by the Loan Parties. The Lender shall specify a clear mandate and budget for any agents, consultants, contractors or advisors appointed by the Lender to perform due diligence reviews and shall notify the Borrower thereof prior to commencing such reviews.

(c) The Lender will use reasonable commercial efforts to hold, and will use reasonable best efforts to cause its agents, consultants, contractors, advisors, and Canada executive branch officials and employees, to hold, in confidence all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the Loan Parties furnished or made available to them by the Borrower or its representatives pursuant to this Loan Agreement (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis,

(ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished (and without violation of any other confidentiality obligation)); provided that nothing herein shall prevent the Lender from disclosing any Information to the extent required by Applicable Law or regulations or by any subpoena or similar legal process. The Lender understands that the Information may contain commercially sensitive confidential information entitled to an exception from the Access to Information Act request.

(d) Notwithstanding anything to the contrary contained in this Loan Agreement or the other Loan Documents (including, without limitation, Sections 10.14 and 10.15), the Lender may use, retain, and disclose any information related to the Loan Documents as required by law, rule, regulation, judicial or administrative process, or any governmental agency, or to the extent required pursuant to Canada’s or the Lender’s international commitments (including, without limitation any requirement that such information be disclosed by virtue of the Lender’s status as an agent of Her Majesty in Right of Canada or by virtue of any law, regulation, order-in-council, court or administrative order, or Canadian government policy or by virtue of any international agreement to which the Government of Canada or the Lender is a party, and including, without limitation, in respect of the WTO Subsidies and Countervailing Measures Agreement or Canadian government policy). The Lender shall also be entitled to disclose any matters in relation to the transactions contemplated herein to the Government of Canada and the Government of Ontario (but the Lender must request confidential treatment thereof) and shall be entitled to make publicly available the following information: the name of the Borrower, the financial service provided by the Lender, the dates of the Loan Documents, a general description of the commercial transaction (including country) contemplated hereby, the amount of support in the approximate Canadian dollar range, and the name of the equipment manufacturers, and a redacted version of this Loan Agreement as agreed among the Borrower, the Lender, the Government of Canada and the Government of Ontario.

(e) Subject to the Access to Information Act (Canada) and except as they may be legally required to disclose, the Lender and the Ministry of Industry Canada shall use their best efforts to maintain the confidentiality of all information including all Confidential Information with respect to each Loan Party and each of its direct and indirect Subsidiaries which is made available to the Lender or the Ministry of Industry Canada pursuant to this Loan Agreement, and shall provide each Loan Party and each of its direct and indirect Subsidiaries with notice of any request from a third party for information with respect to such Loan Party and/or its direct and indirect Subsidiaries.

(f) Subject to the Freedom of Information and Protection of Privacy Act (Ontario) and except as it may be legally required to disclose, the Ontario Ministry of Economic Development shall use its best efforts to maintain the confidentiality of all information including all Confidential Information with respect to each Loan Party and each of its direct and indirect Subsidiaries which is made available to the Ontario Ministry of Economic Development pursuant to this Loan Agreement, and shall provide each Loan Party and each of its direct and indirect Subsidiaries with notice of any request from a third party for information with respect to such Loan Party and/or its direct and indirect Subsidiaries.

(g) The Lender agrees and confirms, and shall cause each Receiving Party to agree and confirm, that all Confidential Information disclosed by a Disclosing Party to a Receiving Party is proprietary to the Disclosing Party, highly confidential financial, commercial, scientific, technical, and/or labour relations information, and/or contains trade secrets, and is supplied in confidence on that basis, and that the unauthorized disclosure thereof by a Receiving Party, could reasonably be expected to cause a Disclosing Party irreparable harm, material financial loss, significant prejudice to its competitive position, and/or interfere with its contractual arrangements and any negotiations in which it is engaged. Accordingly, the Lender acknowledges, and will cause each Receiving Party to acknowledge, that the Disclosing Party is disclosing its Confidential Information to the Receiving Party on the basis that all such Confidential Information is exempt from access by and disclosure to others pursuant to Section 20 of the Access to Information Act (Canada) and/or Section 17 of the Freedom of Information and Protection of Privacy Act (Ontario) and the Lender will cause each Receiving Party to agree to treat all such Confidential Information as being so exempt and use its best efforts to ensure that all Confidential Information will be afforded confidential treatment subject to such legislation. In the event that any Receiving Party intends to disclose all or any part of the Confidential Information disclosed to them by a Disclosing Party, such Receiving Party will promptly advise the Disclosing Party in writing so that the Disclosing Party will have the opportunity to make appropriate detailed representations to the appropriate authority about the nature of the information. Each Receiving Party will cooperate with the Disclosing Party in taking any reasonably practicable steps to mitigate the effects of disclosure and not oppose any action by the Disclosing Party to seek an appropriate protective order or other remedy.

10.16 Set-Off. The Borrower hereby irrevocably authorizes the Lender at any time and from time to time without notice to the Borrower, any such notice being expressly waived by the Borrower, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any Affiliate thereof to or for the credit or the account of the Borrower, or any part thereof in such amounts as Lender may elect, against and on account of the obligations and liabilities of the Borrower to Lender hereunder and claims of every nature and description of Lender against Borrower, in any currency, whether arising hereunder, under the Loan Agreement, or under any other Loan Document, as Lender may elect, whether or not Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Lender may set-off cash, the proceeds of the liquidation of any Facility Collateral and all other sums or obligations owed by the Lender or its Affiliates to Borrower against all of Borrower’s obligations to the Lender or its Affiliates, whether under this Loan Agreement or under any other agreement with the Borrower, or otherwise, whether or not such obligations are then due, without prejudice to the Lender’s or its Affiliate’s right to recover any deficiency. The rights of Lender under this Section are in addition to other rights and remedies (including without limitation, other rights of set-off) which Lender may have. Upon the occurrence of an Event of Default, the Lender shall have the right to cause liquidation, termination or acceleration to the extent of any assets pledged by the Borrower to secure its Obligations hereunder or under any other agreement to which this Section 10.16 applies. For greater certainty, the Lender will not exercise the rights of set off provided for in this Section 10.16 in respect of Obligations that are not past-due.

10.17 Reliance. With respect to each Advance, the Lender may conclusively rely upon, and shall incur no liability to any Loan Party in acting upon, any request or other communication that the Lender reasonably believes to have been given or made by a person authorized to enter into any Advance on the Borrower’s behalf.

10.18 Reimbursement. All sums reasonably expended by the Lender in connection with the exercise of any right or remedy provided for herein shall be and remain the obligation of each Loan Party (unless and to the extent that the Loan Parties are the prevailing party in any dispute, claim or action relating thereto). Each Loan Party agrees to pay, with interest at the Post-Default Rate to the extent that an Event of Default has occurred, the reasonable out of pocket expenses and reasonable attorneys’ fees incurred by the Lender in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Loan Documents (regardless of whether the Loan is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by the Lender pursuant thereto, any “due diligence” or loan agent reviews conducted by the Lender, the Ministry of Industry Canada and the Ontario Ministry of Economic Development or on their behalf or by refinancing or restructuring in the nature of a “workout.”

10.19 Waiver of Redemption and Deficiency Rights. Each Loan Party hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Facility Collateral as a result of restrictions upon the Lender contained in the Loan Documents or any other instrument delivered in connection therewith, and any right that they may have to direct the order in which any of the Facility Collateral shall be disposed of in the event of any Disposition pursuant hereto.

10.20 Single Agreement. The Borrower and the Lender acknowledge that, and have entered hereinto and will enter into each Advance hereunder in consideration of and in reliance upon the fact that, all Advances hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, the Borrower and the Lender each agree (i) to perform all of their obligations in respect of each Advance hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Advances hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Advance shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Advance hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

10.21 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. If any provision of any Loan Document shall be held invalid or unenforceable (in whole or in part) as against any one or more Loan Parties, then such Loan Document shall continue to be enforceable against all other Loan Parties without regard to any such invalidity or unenforceability.

10.22 Entire Agreement. This Loan Agreement and the other Loan Documents embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of the Lender.

10.23 Governments of Canada and Ontario.

(a) The Borrower acknowledges and agrees that the Government of Canada and the Government of Ontario are cooperating to provide a coordinated response to the financial needs of the Borrower, in furtherance of which the Government of Canada and the Government of Ontario will be responsible for contributions in amounts equal to two-thirds and one-third respectively of the Advances through the Consolidated Revenue Fund and will provide guidance to the Lender in all material decisions to be made with respect to the Advances, this Loan Agreement and the other Loan Documents.

(b) Each Loan Party acknowledges and agrees that neither (i) the provision of the loan facility provided for under this Loan Agreement and the other Loan Documents nor any of the terms thereof, or (ii) the participation by the Government of Canada and the Government of Ontario in providing the funding for the Advances, shall in any way constitute any waiver or derogation (express or implied) of any rights and remedies that the Government of Canada and the Government of Ontario may have under Applicable Law, in equity or otherwise, with respect to any past, current or future Taxes or other obligations which may at any time be owing by any Loan Party or any of its Affiliates to the Government of Canada or the Government of Ontario.

10.24 Tax Funding Amounts. Notwithstanding any other provision of the Loan Documents, other than Section 10.23(b):

(a) the following shall be excluded from Mandatory Prepayments pursuant to Section 2.07 and shall not represent a Restricted Payment or other amounts the distribution of which is restricted pursuant to Section 8.05: (i) any refund of Taxes or interest received by the Borrower in relation to transfer pricing disputes between the Borrower and Canadian taxing authorities where an indemnitor advanced or otherwise paid, directly or indirectly, on the Borrower’s behalf an amount in respect of the refunded Taxes; and (ii) any amount received by the Borrower for the purpose of reducing or eliminating liability for Tax under Part XIII of the Income Tax Act (Canada) whether or not assessed, which would otherwise be payable in connection with the transfer pricing disputes between the Borrower and Canadian taxing authorities;

(b) any property (or property substituted therefor) provided directly by an indemnitor or indirectly by an indemnitor through a Secured Loan Party after the Restatement Date in respect of Borrower’s taxes in relation to transfer pricing disputes between the Borrower and Canadian taxing authorities shall constitute Excluded Collateral.

10.25 Confirmation of Existing Security. This Loan Agreement is and shall for all purposes be an amendment and restatement of the provisions of the Original Loan Agreement.

This Loan Agreement supersedes the provisions of the Original Loan Agreement insofar as it constitutes the entire agreement between the parties concerning the subject matter of this Loan Agreement, but does not constitute a novation of the Original Loan Agreement, the Loan Documents or any indebtedness, liabilities or obligations (including, without limitation, the Obligations) of the Borrower and Holdings (both as Guarantor and Pledgor) thereunder. All Advances (as defined under the Original Loan Agreement) are Advances under this Loan Agreement, and all of the Obligations (as defined in the Original Loan Agreement) are Obligations under this Loan Agreement. Without in any way limiting the terms of the Original Loan Agreement, each of the Borrower and Holdings (both as Guarantor and Pledgor) hereby irrevocably acknowledges, ratifies and confirms the Security Agreements, the Equity Pledge Agreements and each Mortgage (collectively, the “Existing Security”) to the Lender and individually agrees that the security interests and other Liens granted by it pursuant to the Existing Security is and shall continue to be effective, valid, binding and enforceable against the Borrower and Holdings (both as Guarantor and Pledgor) in accordance with their terms and conditions as continuing collateral security for all the Obligations, including but not limited to those arising under this Loan Agreement and the Existing Security. Section reference to the Original Loan Agreement in the Loan Documents granted in connection with the Original Loan Agreement shall be deemed to be amended to refer to the corresponding section reference to this Loan Agreement.

10.26 Administrative Loan Party. Each Loan Party hereby irrevocably appoints the Borrower as the agent and attorney-in-fact for the other Loan Parties (the “Administrative Loan Party”) which appointment shall remain in full force and effect unless and until the Lender shall have received prior written notice signed by the Borrower that such appointment has been revoked and that another Loan Party has been appointed Administrative Loan Party. Each of the Loan Parties hereby irrevocable appoints and authorizes the Administrative Loan Party (i) to provide to the Lender and receive from the Lender all notices, reports, certifications and instructions with respect to Advances obtained for the benefit of the Borrower and the other Loan Parties and all other notices, reports, certifications and instructions under the Loan Agreement and the other Loan Documents and (ii) to take such action as the Administrative Loan Party deems appropriate on its behalf to obtain and maintain Advances and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of the Loan Agreement and the other Loan Documents. For the avoidance of doubt, this Section 10.26 shall not limit the obligations of the Loan Parties to provide the notices and certifications that are required by the Loan Documents.

10.27 Chrysler Group LLC Agreements. All representations, warranties and covenants (other than s.7.25) of Chrysler Group LLC in this Loan Agreement are made by Chrysler Group LLC on its own behalf only, and not on behalf of any other Loan Parties. Each obligation of a Loan Party or any Group Member or the Loan Parties or the Group Members to deliver a notice or other deliverable under any Loan Document shall be satisfied with respect to each Loan Party or Group Member, if such notice or deliverable is given or delivered by any Loan Party or Group Member in accordance with the requirements of the applicable Loan Document, other than notices or other deliverables which are required to be certified by a particular Loan Party.

10.28 Paramountcy. Notwithstanding the terms and provisions of any of the Loan Documents, to the extent that there is a conflict or inconsistency between the terms of this Loan Agreement and any other Loan Document, the applicable terms of this Loan Agreement shall govern. Without limiting the generality of the foregoing:

(a) all materiality thresholds and other qualifications applicable to any representation or warranty made under this Loan Agreement shall be deemed to apply to each representation or warranty made under any other Loan Document with respect to substantially the same subject matter; and

(b) all materiality thresholds, time periods and other qualifications applicable to any notice or delivery requirement under this Loan Agreement shall be deemed to apply to each notice or delivery requirement under any other Loan Document with respect to substantially the same subject matter and failure to comply with any notice or delivery requirement set forth in any other Loan Document and not provided for under this Loan Agreement shall not constitute a Default or an Event of Default hereunder.

[Signature Pages Follow]

(Signature Page to Loan Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:	CHRYSLER CANADA INC.

/s/ Lorraine J. Shalhoub
	By:	Lorraine J. Shalhoub
	Title:	Vice President, General Counsel / EAPP

/s/ David Scott Grissom
	By:	David Scott Grissom
	Title:	Sr. Manager - Controlling Chrysler

OTHER LOAN PARTIES:	NEW CARCO ACQUISITION LLC

/s/ Giorgio Fossati
By:
Title:

/s/ Roberto Russo
By:
Title:

0847574 B.C. UNLIMITED LIABILITY COMPANY

/s/ Paul L. Wolff
By:
Title:

By:
Title:

(Signature Page to Loan Agreement)

NEW CARCO ACQUISITION HOLDINGS CANADA LIMITED

/s/ David Scott Grissom
By:	David Scott Grissom
Title:	President

/s/ Lorraine J. Shalhoub
By:	Lorraine J. Shalhoub
Title:	Secretary

NEW CARCO ACQUISITION CANADA LIMITED

/s/ David Scott Grissom
By:	David Scott Grissom
Title:	President

/s/ Lorraine J. Shalhoub
By:	Lorraine J. Shalhoub
Title:	Secretary

(Signature Page to Loan Agreement)

LENDER:	EXPORT DEVELOPMENT CANADA

/s/ David Rowsell
	By:	David Rowsell
	Title:	Director Surface Transportation

/s/ Karen Morandin
	By:	Karen Morandin
	Title:	Financing Manager

Schedule 1.01(a) – Legal Description of Assembly Plants

WINDSOR LANDS

Assembly Plant:

Firstly: PIN No: 01353-0040 (LT)

Part of Lot 97, Concession 2, Sandwich East, Part of Lot 98, Concession 2, Sandwich East as in

Instrument Nos. WA11234 and WE102012; subject to Instrument No. WA11234, Windsor

Secondly: PIN No: 01353-0074 (LT)

Part of Lots 96 and 97, Concession 2, Sandwich East as in Instrument Nos. WE79870, WE78956, WE49107, WA11308, WE105164, except the easement therein, except Part 12, RD227, Parts 1, 2, 3, 4, Plan 12R-21822; subject to Instrument Nos. WA11234, WE79870, WE11308, R578240; subject to easement as in Instrument Nos. SE8811, WA11234E, R492262, Parts 1,2,3, Plan 12R-16746 as in Instrument No. R1456206, Parts 1 and 2, Plan 12R-16749 as in Instrument No. R1456207, Parts 1, 2 and 3, Plan 12R-16746 as in Instrument No. R1478796, subject to easement in gross over Parts 5, 6, 7, 8, 9, Plan 12R-21822 as in Instrument No. CE193142 (assigned by CE193388), Parts 10, 11, 12, 13, Plan 12R-21822 as in Instrument No. CE193143, Windsor

Thirdly: PIN No.: 01353-0024 (LT)

Part of Lot 97, Concession 2, Sandwich East, Parts 3 and 6, Plan 12R-13183; subject to

Instrument Nos. R273157, R265343, WE65832, Windsor

Fourthly: PIN No.: 01353-0032 (LT)

Part of Lot 96, Concession 2, Sandwich East, Part of Lot 97, Concession 2, Sandwich East as in

Instrument No. R1363427, subject to Instrument Nos. R578240 and SE8811, Windsor

Fifthly: PIN No.: 01353-0052 (LT)

Part of Lot 96, Concession 2, Sandwich East, Part of Lot 97, Concession 2, Sandwich East as in Instrument Nos. R1392747, Rl 374901, R1073597 and R710107; Parts 2 to 5, Plan 12R-4078; Parts 1,2,4,5, 7 and 8, Plan 12R-13183; subject to Instrument Nos. R1073597, R273157 and R578240; subject to Instrument Nos. R1276910E, R730150, R733837E, Windsor

Sixthly: PIN No.: 01353-0053 (LT)

Part of Lot 97, Concession 2, Sandwich East, Parts 1 to 3, Plan 12R-14678, subject to Instrument

No. R1153534, Windsor

Seventhly: PIN No.: 01353-0054 (LT)

Part of Lot 97, Concession 2, Sandwich East, Part 3, Plan 12R-11328, except Part 3, Plan 12R-

14678, subject to Instrument No. R1153534, Windsor

Eighthly: PIN No: 01353-0075(LT)

Part Lot 97, Concession 2, Sandwich East, as in Instrument R1422186, Windsor

1.01(a) - 1

Waste Treatment Plant

Firstly: PIN No: 01352-0252 (LT)

Part of Lots 97 and 98, Concession 2, Sandwich East as in Instrument No. R156158, subject to

Instrument Nos. R156158, WE101869, WE101411; except Part 5, Plan 12R-21694, Windsor

Secondly: PIN No: 01352-0254 (LT)

Part of Lots 97 to 102, inclusive Concession 2, designated as Part 1, Plan 12R-18559, except Part 6, Plan 12R-21694, Windsor; subject to easement over Part 1, Plan 12R-23381 as in Instrument No. CE332601, Windsor

Thirdly: PIN No: 01352-0256 (LT)

Part of Lot 98, Concession 2, Sandwich East as in Instrument No. WE94026; except Parts 7 and

8, Plan 12R-21694, subject to R1200846, Windsor

Parking Lot

PIN No: 01354-0262 (LT)

LOT 18 PLAN 1356 SANDWICH EAST; LOT 19 PLAN 1356 SANDWICH EAST; LOT 20 PLAN 1356 SANDWICH EAST; LOT 21 PLAN 1356 SANDWICH EAST; LOT 22 PLAN 1356 SANDWICH EAST; LOT 23 PLAN 1356 SANDWICH EAST; LOT 24 PLAN 1356 SANDWICH EAST; LOT 25 PLAN 1356 SANDWICH EAST; LOT 26 PLAN 1356 SANDWICH EAST; LOT 27 PLAN 1356 SANDWICH EAST; LOT 28 PLAN 1356 SANDWICH EAST; LOT 29 PLAN 1356 SANDWICH EAST; LOT 30 PLAN 1356 SANDWICH EAST; LOT 31 PLAN 1356 SANDWICH EAST; LOT 32 PLAN 1356 SANDWICH EAST; LOT 33 PLAN 1356 SANDWICH EAST; LOT 34 PLAN 1356 SANDWICH EAST; LOT 35 PLAN1356 SANDWICH EAST; LOT 36 PLAN 1356 SANDWICH EAST; LOT 37 PLAN 1356 SANDWICH EAST; WINDSOR

PIN No: 01354-0263 (LT)

LOT 1 PLAN 1356 SANDWICH EAST; LOT 2 PLAN 1356 SANDWICH EAST; LOT 3 PLAN 1356 SANDWICH EAST; LOT 4 PLAN 1356 SANDWICH EAST; LOT 5 PLAN 1356 SANDWICH EAST; LOT 6 PLAN 1356 SANDWICH EAST; LOT 7 PLAN 1356 SANDWICH EAST; LOT 8 PLAN 1356 SANDWICH EAST; LOT 9 PLAN 1356 SANDWICH EAST; LOT 10 PLAN1356 SANDWICH EAST; LOT 11 PLAN 1356 SANDWICH EAST; LOT 12 PLAN 1356 SANDWICH EAST; LOT 13 PLAN 1356 SANDWICH EAST; LOT 14 PLAN 1356 SANDWICH EAST; LOT 15 PLAN 1356 SANDWICH EAST; LOT 16 PLAN1356 SANDWICH EAST; LOT 17 PLAN 1356 SANDWICH EAST; LOT 1 PLAN1140 SANDWICH EAST; LOT 2 PLAN 1140 SANDWICH EAST; BLOCK R PLAN 1356 SANDWICH EAST ALLEY CLOSED BY SE43211; WINDSOR

PIN No: 01354-0264 (LT):

PART LOT 3 PLAN 1140 SANDWICH EAST AS IN R107309 & R108030; WINDSOR

PIN No: 01355-0071 (LT):

LOT 6 PLAN 1140 SANDWICH EAST; WINDSOR

PIN No: 01355-0460 (LT):

LOT 38 PLAN 1356 SANDWICH EAST; LOT 39 PLAN 1356 SANDWICH EAST; LOT 40 PLAN 1356 SANDWICH EAST; LOT 41 PLAN 1356 SANDWICH EAST; LOT 42 PLAN 1356 SANDWICH EAST; LOT 43 PLAN 1356 SANDWICH EAST; LOT 44 PLAN 1356

1.01(a) - 2

SANDWICH EAST; LOT 45 PLAN 1356 SANDWICH EAST; LOT 46 PLAN 1356 SANDWICH EAST; LOT 47 PLAN 1356 SANDWICH EAST; LOT 48 PLAN 1356 SANDWICH EAST; LOT 49 PLAN 1356 SANDWICH EAST; LOT 50 PLAN 1356 SANDWICH EAST; LOT 51 PLAN 1356 SANDWICH EAST; LOT 52 PLAN 1356 SANDWICH EAST; LOT 53 PLAN 1356 SANDWICH EAST; LOT 54 PLAN 1356 SANDWICH EAST; LOT 55 PLAN 1356 SANDWICH EAST; LOT 56 PLAN 1356 SANDWICH EAST; LOT 57 PLAN1356 SANDWICH EAST; BLOCK A PLAN 1356 SANDWICH EAST (PT ALLEY CLOSED BY SE40540); LOT 5 PLAN 1140 SANDWICH EAST; SUBJECT TO R470490; WINDSOR

PIN No: 01355-0725 (LT):

PART ALLEY PLAN 1356 SANDWICH EAST (CLOSED BY SE51703) ABUTTING LOT 6

PLAN 1140; WINDSOR DESIGNATED AS PART 1 ON PLAN 12R21032

PIN No.: 01355-1193 (LT)

LOTS 58 TO 105 INCLUSIVE PLAN 1356; LOTS 8,9, PART LOT 10 PLAN 1140; PART ALLEY, PART MONS AVENUE, PART ST. JULIEN AVENUE PLAN 1356 (CLOSED BY SE51703); PART LOT 99 CONCESSION 2 AS IN SE53678, R426092 EXCEPT THE EASEMENT THEREIN, R439229, R1405403 AND PARTS 1, 3 & 5 PLAN 12R14564; EXCEPT PART 11 PLAN 12R21694; SUBJECT TO R781916, SUBJECT TO R745656, SUBJECT TO R470490; WINDSOR

BRAMPTON LANDS

Firstly: PIN 14208-0014 (LT)

Parcel 9-4, Section 43, Chinguacousy-6, EHS, Part Lot 9, Concession 6, EHS, Parts 3 and 4, 43R-12541, except Parts 3 and 4, 43R-12858, Together with Part Lots 8 and 9, Concession 6 EHS, Parts 19, 20 and 21, 43R-12802, as in LT539360; Together with Part Lot 9, Concession 6, EHS, Part 7, 43R-12082. as in LT539362; Together with Part Lots 9 and 10, Concession 6, EHS, Parts 11, 12, 14, 15, 17 and 18, 43R-12082, as in LT539364 for pedestrian and vehicular passage, until Parts 7, 11, 12, 14, 15, 17, 18, 19, 20 and 21, 43R-12082 are established as part of public highway; Subject to LT1732807; Brampton

Secondly: PIN 14208-0017 (LT)

Parcel 8-8, Section 43, Chinguacousy- 6, EHS; Part Lots 8 and 9, Concession 6, EHS, Parts 2 and 5, 43R-12541, except Part 1, 43R-18021; Together with Part Lots 8 and 9, Concession 6, EHS, Parts 19, 20 and 21, 43R-12082, as in LT539360; Together with Part Lot 9, Concession 6, EHS, Part 7, 43R-12082, as in LT539362; Together with Part Lots 9 and 10, Concession 6, EHS, Parts 11, 12, 14, 15, 17 and 18, 43R12082, as in LT539364 for pedestrian and vehicular passage until Parts 7, 11, 12, 14, 15, 17, 18, 19, 20 and 21, 43R-12082 are established as public highway; Subject to LT1732807; Brampton

Thirdly: PIN 14208-0025 (LT)

Part Lot 8, Concession 6, EHS, Chinguacousy, Parts 1, 6, 7 and 8, 43R-12541; Brampton

1.01(a) - 3

ETOBICOKE LANDS

PIN 07580-0012 (LT)

Part Lots 9 & 10, Concession 1, Southern Division fronting Lake Ontario also known as Broken Front, as in TB666262; subject to TB666262; subject to EB116474, EB282381, Etobicoke, now City of Toronto

1.01(a) - 4

Schedule 1.01(b) – List of Guarantors

Secured Guarantors

0847574 B.C. Unlimited Liability Company

New CarCo Acquisition Holdings Canada Limited

New CarCo Acquisition Canada Limited

Unsecured Guarantors

Chrysler Group LLC

1.01(b) - 1

Schedule 1.01(c) – List of Permitted Dispositions

1. 6464 BOUL. HENRI-BOURASSA EST MONTREAL, QC H1G 5W9

2. 2025 JEAN-TALON ST. S., STE-FOY, QC

3. AUTO MALL, JANE & RUTHERFORD, VAUGHAN, ON

4. 1600 MAIN STREET EAST, HAMILTON, ON L8K 1E7

5. 549 FAIRWAY ROAD SOUTH, KITCHENER, ON N2C 1X4

6. 777 BANCROFT DRIVE, MISSISSAUGA, ON L5V 2Y6

7.1602 CHAMPLAIN AVENUE, WHITBY, ON LIN 6A7

8. 102 PENHORN DR., DARTMOUTH, N.S.

9. 3400, BOULEVARD DES SOURCES, DOLLARD-DES-ORMEAUX, QC

10. 3350, RUE WELLINGTON, VERDUN, QC H4G 1T5

11. 5070, BOULEVARD DU JARDIN, QUEBEC CITY, QC GIG 3Z4

12. 1600 MARINE DRIVE, NORTH VANCOUVER, B.C. V7P 1T9

13. CHAMPLAIN AVE., WHITBY, ON (adjacent to Menzies)

1.01(c) - 1

Schedule 1.01(d) – List of Pledgors

New CarCo Acquisition Holdings Canada Limited

New CarCo Acquisition Canada Limited

0847574 B.C. Unlimited Liability Company

Chrysler Canada Inc.

1.01(d) - 1

Schedule 6.03 – Consents

Nil

6.03 - 1

Schedule 6.05 – Litigation

Each of the items listed below, if adversely determined against the Loan Parties, would result in a Material Adverse Effect. The disclosure of each such item set forth on this schedule is not a determination of whether such items, individually or in the aggregate, has or have a reasonable likelihood of being adversely determined against the Loan Party which would reasonably be expected to have a Material Adverse Effect.

Various legal proceedings are pending against Chrysler LLC (predecessor of certain interest to Chrysler Group LLC pursuant to the Section 363 Sale) or its former and current subsidiaries and against Chrysler Canada Inc. from time to time alleging defects in various vehicle components (including occupant restraint systems, seats, brake systems, tires, ball joints, engines and fuel systems) in several different vehicle models or allege design defects relating to vehicle stability (rollover propensity), pedal misapplication (sudden acceleration), brakes (vibration and brake transmission shift interlock), or crashworthiness. Some of these proceedings are filed as class action lawsuits that seek repair or replacement of the vehicles or compensation for their alleged reduction in value, while others seek recovery for damage to property, personal injuries or wrongful death. Adverse decisions in one or more proceedings could require the Loan Parties to pay substantial compensatory and punitive damages, or undertake service actions, recall campaigns or other costly actions. In addition, Chrysler LLC and Chrysler Canada Inc. have been engaged in a number of safety recalls and customer satisfaction notifications and Chrysler Group LLC will continue with safety recalls and customer satisfaction notifications.

1.	Environmental

The Loan Parties are subject to potential liability under governmental regulations and various claims and legal actions that are pending or may be asserted against it concerning environmental matters. Estimates of future costs of such environmental matters are inevitably imprecise due to numerous uncertainties, including the enactment of new laws and regulations, the development and application of new technologies, the identification of new sites for which Loan Parties may have remediation responsibility and the apportionment and collectibility of remediation costs among responsible parties.

2.	Grey Market

More than 80 purported class action lawsuits alleging violations of antitrust law are pending against Chrysler LLC (predecessor of certain interest to Chrysler Group LLC pursuant to the Section 363 Sale) and its former and current subsidiaries and Chrysler Canada Inc., several other motor vehicle manufacturers, the National Automobile Dealers Association and the Canadian Automobile Dealers Association. Some complaints were filed in federal courts in various states and others were filed in state courts. The complaints allege that the defendants conspired to prevent the sale to U.S. consumers of vehicles sold by dealers in Canada in order to maintain new car prices at artificially high levels in the U.S. They seek injunctive relief and treble damages on behalf of everyone who bought or leased a new vehicle in the U.S. since January 1, 2001. The federal court actions have been consolidated in the U.S.

6.05 - 1

District Court for the District of Maine for purposes of pretrial proceedings, and the state cases filed in California have been consolidated in the California Superior Court in San Francisco County. In 2006, the federal court certified a nationwide class of buyers and lessees for injunctive relief, and, in 2007, certified damages classes in 20 individual state cases. On Monday 28, 2008, the United States Court of Appeals reversed the court’s certification of the injunctive class and has dismissed the claim, and has reversed and remanded the certification of the damage class. The federal court has retained supplemental jurisdiction over the state cases and is considering the defendants’ summary judgment motions.

3.	Asbestos

Like other companies in the automotive industry, Chrysler LLC (predecessor of certain interest to Chrysler Group LLC pursuant to the Section 363 Sale) and its former and current subsidiaries and Chrysler Canada Inc. have experienced a large number of lawsuits which seek compensatory and punitive damages for illnesses alleged to have resulted from direct and indirect exposure to asbestos used in some vehicle components (principally brake pads). Typically, these suits name many other corporate defendants and may also include claims of exposure to a variety of non-automotive asbestos products. A single lawsuit may include claims by multiple plaintiffs alleging illness in the form of asbestosis, mesothelioma or other cancer or illness. The number of claims in these lawsuits are currently approximately several thousand. In the majority of these cases, plaintiffs do not specify their alleged illness and provide little detail about their alleged exposure to components in Chrysler’s vehicles. Some plaintiffs do not exhibit current illness, but seek recovery based on potential future illness. Chrysler believes that many of these lawsuits involve unsubstantiated illnesses or assert only tenuous connections with components in its vehicles, and that there is credible scientific evidence to support the dismissal of many of these claims. Although Chrysler’s expenditures to date in connection with such claims have not been material to its financial condition, it is possible that the company could incur significant costs in the future in connection with these lawsuits.

4.	Supplier Claims

Numerous suppliers have threatened to stop shipping vehicle parts in connection with claims for price increases, recovery of allegedly unamortized engineering and development and investment costs, and seeking assurances under UCC 2-609 from Chrysler that Chrysler will perform its financial obligations. A disruption in supply of vehicle parts could result in shut down of one or more plants. Chrysler has been engaged in negotiations with a number of these suppliers.

6.05 - 2

5.	Specific Canadian Litigation Matters

MATTER	TYPE	JURISDICTION	DESCRIPTION – ALLEGATIONS
Billette	Consumer Class Action	Quebec	[***]

Contat	Consumer Class Action	Quebec	[***]

Marandola	Consumer Class Action	Quebec	[***]

Bourdages	Consumer Class Action	Quebec	[***]

Castor Holdings	Pension	Potential Claim	[***]

Gambazzi	Negative Declaratory Relief	Switzerland	[***]

Torch/Gorham Hotel	Commercial	U.S.	[***]

Chippewas of the Thames	Environmental	Ontario	[***]

Automobile Cordiale	Commercial	Quebec	[***]

***	Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

6.05 - 3

MATTER	TYPE	JURISDICTION	DESCRIPTION – ALLEGATIONS
Bain	Consumer Class Action	Ontario	[***]

Bobet	Consumer Class Action	Ontario	[***]

Eisenmann Corporation	Commercial	U.S./Ontario	[***]

DB Automation of Canada Limited	Commercial	Ontario	[***]

Brack	Commercial	Ontario	[***]

Lauring	Environmental	Alberta	[***]

Carlson	Commercial	US Federal Ct.	[***]

Marcel-Laurin	Environmental	Quebec	[***]

AutoCanada	Commercial	Alberta	[***]

*	Pending or threatened general product liability litigation is the responsibility of Chrysler LLC

6.	Tax-Related Cases

Chrysler Canada Inc. is subject to potential liability under taxing statutes in various jurisdictions.

During the period from January 1,1996 to August 2, 2007, Chrysler Canada Inc. and Chrysler Corporation (and its successor corporation, Chrysler LLC), a non-arm’s length US corporation, engaged in six cross-border transactions, including the purchase and sale of assembled vehicles, the purchase and sale of production parts, a research and development cost sharing arrangement (which terminated effective as of August 1, 2000) and a non-plant tooling arrangement.

***	Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

6.05 - 4

Chrysler Canada Inc. has been reassessed for tax, interest and penalties in several jurisdictions for certain of its taxation years in respect of transfer pricing adjustments for these transactions and certain other consequential and discretionary adjustments related thereto and, in Ontario, certain other matters pertaining to Ontario current cost adjustment deductions and deductions against Ontario tax payable in respect of Ontario corporate minimum tax paid in prior years. Chrysler Canada Inc. has duly objected to the reassessments in all jurisdictions in accordance with the governing legislation. The matters currently pending are summarized in the table below:

Taxation Year of Chrysler Canada Inc.	Jurisdiction	Date of Notices of Reassessment	Date of Notices of Objection
1996 to 1999	Canada and the Agreeing Provinces (namely, Nova Scotia, New Brunswick, Manitoba, Saskatchewan and British Columbia)	October 19, 2007 (mailed October 23, 2007)	January 14, 2008 (mailed January 17, 2008)

2000 and 2001	Canada the Agreeing Provinces (namely, Nova Scotia, New Brunswick, Manitoba, Saskatchewan and British Columbia)	December 2, 2008	February 18, 2009 (mailed February 26, 2009)

1996 to 2001 and 2003	Ontario	February 28, 2008	August 19, 2008 (mailed August 22, 2008)

1996 to 1999	Québec	August 15, 18 and 19, 2008	November 5, 2008 (delivered by personal service November 13, 2008)

1996 to 1999	Alberta	January 31, 2008	April 8, 2008 (mailed April 28, 2008)

The amount of tax, interest and penalties in dispute under the objections to all of the reassessments in all jurisdictions aggregates approximately $2,150,000,000. Estimates of the liability of Chrysler Canada Inc. are inevitably imprecise due to the risks inherent in dispute resolution, but Chrysler Canada Inc. believes it raised strong arguments in its objections that should ultimately reduce its liability. Each of the federal reassessments of Chrysler Canada Inc.’s 1996 to 2001 taxation years is subject to the Current Competent Authority Process.

The Canada Revenue Agency has commenced an audit of Chrysler Canada Inc.’s 2000 to 2005 taxation years. Chrysler Canada Inc. expects that the Canada Revenue Agency will audit its 2006 and 2007 taxation years. It is anticipated that the Canada Revenue Agency will identify proposed transfer pricing adjustments in respect of the above-noted cross-border transactions for

6.05 - 5

Chrysler Canada Inc.’s 2000 to 2007 taxation years, but cannot do so until its audit is completed. Each of these audits is subject to the Current Competent Authority Process. The Canada Revenue Agency has agreed to defer reassessment of Chrysler Canada Inc.’s 2000 to 2007 taxation years in respect of transfer pricing adjustments for these transactions pending completion of the Current Competent Authority Process.

6.05 - 6

Schedule 6.09 – Filing Jurisdictions and Office

Chrysler Canada Inc.

British Columbia

Alberta

Saskatchewan

Manitoba

Ontario

Quebec

Nova Scotia

New Brunswick

Newfoundland and Labrador

Prince Edward Island

0847574 B.C. Unlimited Liability Company

British Columbia

Ontario

Michigan

District of Columbia

New CarCo Acquisition Canada Limited

Ontario

New CarCo Acquisition Holdings Canada Limited

Ontario

6.09 - 1

Schedule 6.09(a) – Mortgage Land Registry Offices

Description of Property	Registration Instrument No.	Land Registry Office
Individual Property described on Schedule 1.01(a) under the heading “Windsor Lands”	Instrument No CE371090 on March 30, 2009, as amended by Instrument No. CE375844 on May 7, 2009	Land Registry Office for the Land Titles Division of Essex (No. 12) (Ontario)

Individual Property described on Schedule 1.01(a) under the heading “Brampton Lands”	Instrument No. PR1620581 on March 30, 2009, as amended by Instrument No. PR1636315 on May 7, 2009	Land Registry Office for the Land Titles Division of Peel (No. 43) (Ontario)

Individual Property described on Schedule 1.01(a) under the heading “Etobicoke Lands”	Instrument No. AT2038444 on March 30, 2009, as amended by Instrument No. AT2064003 on May 7, 2009	Land Registry Office for the Land Titles Division of Toronto (No. 80) (Ontario)

6.09(a) - 1

Schedule 6.09(b) – Owned Real Property and Leasehold Interests

Assembly Plants.

Properties listed as items 6, 9 and 12 on Schedule 1.01(c).

6.09(b) - 1

Schedule 6.14 – Chief Executive Office, Chief Operating Office

Company Name	Address
Chrysler Canada Inc.	1 Riverside Drive West Windsor, Ontario N9A 5K3

0847574 B.C. Unlimited Liability Company	1000 Chrysler Drive Auburn Hills, MI 48326

New CarCo Acquisition Canada Limited	1 Riverside Drive West Windsor, Ontario N9A 4H6

New CarCo Acquisition Holdings Canada Limited	1 Riverside Drive West Windsor, Ontario N9A 4H6

6.14 - 1

Schedule 6.15 – Location of Books and Records

Company Name	Location of Books and Records
Chrysler Canada Inc.	1 Riverside Drive West Windsor, Ontario N9A 4H6

2777 Inkster Road Farmington Hills, MI 48334

38111 Van Dyke Sterling Heights, MI 48312

1000 Chrysler Drive Auburn Hills, MI 48326

0847574 B.C. Unlimited Liability Company	1000 Chrysler Drive Auburn Hills, MI 48326

P.O. Box 10424, Pacific Centre 1300-777 Dunsmuir Street Vancouver, BC V7Y 1K2

1 Riverside Drive West Windsor, Ontario N9A 4H6

New CarCo Acquisition Canada Limited	1 Riverside Drive West Windsor, Ontario N9A 4H6

New CarCo Acquisition Holdings Canada Limited	1 Riverside Drive West Windsor, Ontario N9A 4H6

6.15 - 1

Schedule 6.16 – Canadian Pension and Benefits Plans

Closure of certain facilities of the Borrower.

General reduction in employment population.

6.16 - 1

Schedule 6.17 – Subsidiaries

I.	Subsidiaries of Borrower

A.	General Partnerships

Name of Issuers:	Jurisdiction of Incorporation or Formation of Issuer:	Percentage of Capital Stock owned by the Borrower:
Chrysler Lease Receivables Limited Partnership	Ontario	99.99%
Chrysler Receivables Partnership	Ontario	99.99%

B.	ABS Subsidiaries

Name of Issuers:	Jurisdiction of Incorporation or Formation of Issuer:	Percentage of Capital Stock owned by the Borrower:
Chrysler Lease Receivables 1 Inc.	Canada	100%
Chrysler Lease Receivables 2 Inc.	Canada	100%
Chrysler Receivables 1 Inc.	Canada	100%
Chrysler Receivables 2 Inc.	Canada	100%

6.17 - 1

C.	Dormant Subsidiaries

Name of Issuers:	Jurisdiction of Incorporation or Formation of Issuer:	Percentage of Capital Stock owned by the Borrower:
2813009 Canada Inc.	Canada	100%
2813025 Canada Inc.	Canada	100%
2813017 Canada Inc.	Canada	100%

D.	Canadian Warranty Program Subsidiaries

Name of Issuers:	Jurisdiction of Incorporation or Formation of Issuer:	Percentage of Capital Stock owned by the Borrower:
2204860 Ontario Inc.	Ontario	100%
CCI Warranty LP	Ontario	99.99%

II.	Holding Companies

Name of Issuers:	Jurisdiction of Incorporation or Formation of Issuer:	Owner of Capital Stock and Percentage Interests owned by a Loan Party or Person:
New CarCo Acquisition Holdings Canada Limited	Ontario	100% Chrysler Group LLC

New CarCo Acquisition Canada Limited	Canada	100% New CarCo Acquisition Holdings Canada Limited

0847574 B.C. Unlimited Liability Company	British Columbia	100% New CarCo Acquisition Canada Limited

6.17 - 2

III.	Subsidiaries of Chrysler Group LLC (other than the Borrower and its Subsidiaries)

Name of Issuer:	Jurisdiction of Incorporation or Formation of Issuer:	Owner of Capital Stock (unless noted ownership is 100%):
Chrysler Cayman Investments Ltd.	Cayman Islands	Chrysler Group LLC

Chrysler Group Egypt Limited	Egypt	Chrysler Group LLC (99%) and New CarCo Minority LLC (1%)

Chrysler Institute of Engineering	Michigan	Chrysler Group LLC

Chrysler Chile Importadora, LLC	Chile	Chrysler Group LLC (99%) and New CarCo Minority LLC (1%)

Chrysler de Venezuela LLC	Delaware	Chrysler Group LLC

Chrysler Holding (Austria) GmbH	Germany	Chrysler Group LLC

Chrysler (Hong Kong) Automotive Limited	Hong Kong	Chrysler Group LLC

Chrysler Jeep International S.A.	Belgium	Chrysler Group LLC (99.998%) and New CarCo Minority LLC (.002%)

Chrysler Jeep Ticaret S.A.	Turkey	Chrysler Group LLC (99.92%) and Third Parties (0.08%)

Chrysler International GmbH	Germany	Chrysler Group LLC (99%) and New CarCo Minority LLC (1%)

New CarCo Minority LLC	Delaware	Chrysler Group LLC

Chrysler Korea Ltd.	Korea	Chrysler Group LLC

CNI CV	Netherlands	Chrysler Group LLC (99%) and New CarCo Minority LLC (1%)

Chrysler Group Dutch Operating LLC	Delaware	Chrysler Group LLC

Chrysler Netherlands Holding Cooperatie U.A.	Netherlands	Chrysler Group LLC (99%) and Chrysler Group Dutch Operating LLC (1%)

Chrysler Group Realty Company LLC	Delaware	Chrysler Group LLC

6.17 - 3

Name of Issuer:	Jurisdiction of Incorporation or Formation of Issuer:	Owner of Capital Stock (unless noted ownership is 100%):
Bessemer Chrysler Jeep Dodge, Inc.	Delaware	Chrysler Group LLC

Downriver Dodge Inc.	Delaware	Chrysler Group LLC

LaBrea Avenue Motors, Inc.	Delaware	Chrysler Group LLC

McKinney Dodge, Inc.	Delaware	Chrysler Group LLC (partially owned)

Stateline Chrysler Jeep Dodge, Inc.	Delaware	Chrysler Group LLC (partially owned)

Superstition Springs Chrysler Jeep, Inc.	Delaware	Chrysler Group LLC (partially owned)

Chrysler Group Vans LLC	Delaware	Chrysler Group LLC

Chrysler Group Global Electric Motorcars, LLC	Delaware	Chrysler Group LLC

Chrysler Group NEV Service LLC	Delaware	Chrysler Group LLC

Chrysler Group Transport LLC	Delaware	Chrysler Group LLC

Chrysler Group Dealer Capital LLC	Delaware	Chrysler Group LLC

Global Engine Asset Company LLC	Delaware	Chrysler Group LLC

The Chrysler Foundation	Michigan	Chrysler Group LLC

Chrysler Warranty SPV LLC	Delaware	Chrysler Group LLC

Autodie LLC	Delaware	Chrysler Group LLC

Chrysler Investment Holdings LLC	Delaware	Chrysler Group LLC

Chrysler Group International Services S.A. LLC	Delaware	Chrysler Group LLC

Chrysler Group International LLC	Delaware	Chrysler Group LLC

Auburn Hills Mezzanine LLC	Delaware	Chrysler Group LLC

Chrysler International Holding LLC	Delaware	New CarCo Minority LLC

6.17 - 4

Name of Issuer:	Jurisdiction of Incorporation or Formation of Issuer:	Owner of Capital Stock (unless noted ownership is 100%):
Chrysler Argentina S.R.L.	Argentina	Chrysler Group LLC (98%) and New CarCo Minority LLC (2%)

Chrysler Australia Pty Ltd	Australia	Chrysler Group LLC

Chrysler Belgium Luxembourg S.A.	Belgium	Chrysler Group LLC (99.99998%) and New CarCo Minority LLC (.00002%)

CJD do Brasil Comercio de Veiculos Ltd.	Brazil	Chrysler Group LLC (99.99999997) and New CarCo Minority LLC (.00000003%)

Chrysler Columbia Ltd.	Columbia	Chrysler Group LLC (99.9999995%) and New CarCo Minority LLC (.0000005%)

Chrysler Czech Republic s.r.o.	Czech Republic	Chrysler Group LLC (99.9642%) and New CarCo Minority LLC (.0358%)

Chrysler Danmark ApS	Denmark	Chrysler Group LLC

Chrysler Frances AS	France	Chrysler Group LLC

Chrysler Deutschland GmbH	Germany	Chrysler Group LLC

Chrysler Italia S.r.l.	Italy	Chrysler Group LLC

Chrysler Japan Co., Ltd.	Japan	Chrysler Group LLC

Chrysler Netherlands B.V.	The Netherlands	Chrysler Group LLC

Chrysler New Zealand Limited	New Zealand	Chrysler Group LLC

Chrysler Polska Sp. Z.o.o.	Poland	Chrysler Group LLC

Chrysler Russia SAO	Russia	Chrysler Group LLC (99.999994%) and New CarCo Minority LLC (.000006%)

Chrysler Balkans d.o.o. Beograd	Serbia	Chrysler Group LLC

Chrysler South East Asia Pte. Ltd.	Singapore	Chrysler Group LLC

Chrysler South Africa (Pty) Limited	South Africa	Chrysler Group LLC

Chrysler Espana S.L.	Spain	Chrysler Group LLC

6.17 - 5

Name of Issuer:	Jurisdiction of Incorporation or Formation of Issuer:	Owner of Capital Stock (unless noted ownership is 100%):
Chrysler Sweden AB	Sweden	Chrysler Group LLC

Chrysler Switzerland GmbH	Switzerland	Chrysler Group LLC

Chrysler UK Limited	United Kingdom	Chrysler Group LLC

Chrysler Mexico Investment Holdings Cooperatie U.A.	Mexico	Chrysler Investment Holdings LLC (99.99%) and New CarCo Minority LLC (0.01%)

Chrysler Mexico Holding, S de RL De C.V.	Mexico	Chrysler Mexico Investment Holdings Cooperative U.A. (99.99999997%) and CarCo Intermediate Mexico LLC (0.000000003%)

Chrysler de Mexico S.A. De C.V.	Mexico	Chrysler Mexico Holding, S de RL De C.V. (99.9%) and New CarCo Minority LLC (0.1%)

Chrysler India Automotive Private Ltd.	India	Chrysler Netherlands B.V. (99.99%) and Chrysler Group Dutch Operating LLC (0.01%)

Fundacion Chrysler de Mexico, I.A.P.	Mexico	Chrysler de Mexico S.A. de C.V.

Immuebles Chrysler de Mexico, S.A. de C.V.	Mexico	Chrysler Mexico Holding, S de RL De C.V. (99.96%) and Chrysler de Mexico S.A. de C.V. (0.03%)

Operadora G.C., S.A. de C.V.	Mexico	Chrysler Mexico Holding, S. de R.L. de C.V. (99.99%) and Chrysler de Mexico, S.A. de C.V. (0.01%)

Chrysler “Vienna” Beteiligungsgesellschaft mbH	Germany	Chrysler Holding (Austria) GmbH

Chrysler Austria Gesellschaft m.b.H.	Germany	Chrysler “Vienna” Beteiligungsgesellschaft mbH

Chrysler Management Austria Ges. M.b.H.	Germany	Chrysler Austria Gesellschaft m.b.H.

AC Austro Car Handelsgesellschaft m.b.H. & Co.	Germany	Chrysler Austria Gesellschaft m.b.H.

6.17 - 6

Name of Issuer:	Jurisdiction of Incorporation or Formation of Issuer:	Owner of Capital Stock (unless noted ownership is 100%):
Chrysler Group (China) Sales Company Limited	China	Chrysler (Hong Kong) Automotive Ltd.

Chrysler Asia Pacific Investment Limited	China	Chrysler (Hong Kong) Automotive Ltd.

Chrysler Netherlands Distribution B.V.	Netherlands	Chrysler Netherlands Holding Cooperatie U.A.

0847574 B.C. Unlimited Liability Company	British Columbia	New CarCo Canada Acquisition Limited

New CarCo Acquisition Holdings Canada Limited	Canada	Chrysler Group LLC

New CarCo Canada Acquisition Canada Limited	Ontario	New CarCo Acquisition Holdings Canada Limited

Chrysler Japan Retail Ltd.	Japan	Chrysler Japan Co Ltd.

Chrysler Receivables SPV LLC	Delaware	Chrysler Group LLC

Arab America Vehicles	Egypt	Chrysler Group LLC (49.00%), Arab Organization for Industrialization (51.00%)

Auburn Hills Owner LLC		Auburn Hills Mezzanine LLC

Chrysler Management Austria Gmbh	Germany	Chrysler Austria Gesellschaft Mbh

Chrysler de Venezuela LLC	Delaware	Chrysler Group LLC

Banbury Road Motors Ltd	United Kingdom	Chrysler UK Ltd

Chrysler UK Pension Trustees Limited	United Kingdom	Chrysler UK Ltd

HP Devco, Inc.	Michigan	Chrysler Group LLC (50%) and City of Highland Park (50%)

CarCo Intermediate Mexico LLC	[Delaware]	Chrysler Mexico Investment Holdings Cooperative UA

6.17 - 7

Schedule 6.18 Capitalization

Capitalization of Loan Parties

No.	Loan Party	Classes of Capital Stock; and Authorized, Issued and Outstanding Capital Stock of each Loan Party	Holder of each Capital Stock; and Percentage Held	Mandatory Dividends, Puts or other Payment Obligations with respect to the Capital Stock
1.	Chrysler Canada Inc.	Common Stock	0847574 B.C. Unlimited Liability Company (100%)	None

2.	0847574 B.C. Unlimited Liability Company	Common Stock	New CarCo Acquisition Canada Limited (100%)	None

3.	New CarCo Acquisition Canada Limited	Common Stock	New CarCo Acquisition Holdings Canada Limited (100%)	None

4.	New CarCo Acquisition Holdings Canada Limited	Common Stock	Chrysler Group LLC (100%)	None

5.	Chrysler Group LLC	Membership Interest	VEBA trust (67.69%), [1] Fiat North America LLC (20%), The United States Department of Treasury (9.85%), and Canada Development Investment Corporation (2.46%)	The call options set out in the Borrower’s LLC Agreement. [2]

[1]	The members that comprise the VEBA trust are more fully set out in the Schedule of Members attached to the Borrower’s LLC Agreement (as defined in the US First Lien Credit Agreement).
[2]

The call options set out in the Borrower’s LLC Agreement (as defined in the US First Lien Credit Agreement) are the Alternative Call Option and the Incremental Equity Call Option, in each case as defined therein.

6.18 - 1

Schedule 6.24 – Intellectual Property

Section 6.24(a)(i) – Intellectual Property

TRADE MARK	APP. NO.	REG. NO.
CHRYSLER	157575	TMDA056220

PLYMOUTH	157572	TMDA056219

DODGE	197927	UCA029065

VALIANT	255673	TMA119330

VISTA VAN	465129	TMA266572

CHRYCO	175370	UCA013311

GET AN EMPLOYEE PRICE DISCOUNT	1337771	TMA706310

3 FOR FREE	1337773	TMA706308

3 FOIS GAGNANT	1338353	TMA706976

OBTENEZ UN RABAIS PRIX EMPLOYÉ	1338354	TMA706941

CHRYSLER AND BAND WITHIN SHIELD DESIGN	991502	NFLD001502

DESOTO AND FOUR SECTION SHIELD DESIGN	991575	NFLD001575

FARGO EXPRESS AND GLOBE DESIGN	991574	NFLD001574

6.24 - 1

Section 6.24(a)(ii) – Licenses

1.	Amendments, dated July 1, 2005, to the DCCI Contract Assembly Agreement, the DCCI Parts Production Agreement, the DCCI Engineering and Research Agreement, and the DCCI Vehicle Wholesaling Agreement, all dated as of August 1, 2000, between DaimlerChysler Corporation and DaimlerChrysler Canada Inc.

2.	DCCI Contract Assembly Agreement, dated August 1, 2000, between DaimlerChysler Corporation and DaimlerChrysler Canada Inc.

3.	DCCI Engineering and Research Agreement, dated August 1, 2000, between DaimlerChysler Corporation and DaimlerChrysler Canada Inc.

4.	DCCI Parts Production Agreement, dated August 1, 2000, between DaimlerChysler Corporation and DaimlerChrysler Canada Inc.

5.	DCCI Vehicle Wholesaling Agreement, dated August 1, 2000, between DaimlerChysler Corporation and DaimlerChrysler Canada Inc.

Section 6.24(a)(iii)

None.

Section 6.24(a)(iv)

(1)	LITIGATION/CLAIMS

	Case No.	Case Name
1.	1178683	Stratatomic LLC/Claim re: Cotton Owens copyright matter

(2)	TRADEMARK OPPOSITIONS/CANCELLATIONS

	Type	Status	Title
1.	Opposition	Active	Groupe ProCycle, Inc. Canadian Opposition re: ROCKY MOUNTAIN

2.	Opposition	Active	Koga Soc Graphics Inc./Canadian Opposition re: LI’L JEEPSTAR (CA Application No. 1,185,610)

3.	Opposition	Active	Aspen Customer Trailers/Canadian Opposition re: Aspen (CA Application No. 1,235,424)

4.	Opposition	Active	Drive Trademark Holdings/Canada Opposition re: FINANCING YOUR DRIVE (CA Application No. 1,244,267)

6.24 - 2

	Type	Status	Title
5.	Opposition	Active	Addax/Canadian Opposition re: GREEN JOURNEY (CA Application No. 1,367,160)

(3)	CEASE AND DESIST LETTERS

1.	On March 12, 2008, Chrysler LLC notified Mahindra & Mahindra Limited in writing of its objection to the potential introduction into the U.S. market of a 7-slot grille SUV/pickup truck. The parties are currently negotiating a resolution of this matter.

2.	From time to time, in the ordinary course of business, Chrysler LLC sends out cease and desist letters with respect to merchandising matters. Chrysler LLC’s Brand Protection Team does not consider any of these matters, either individually or in the aggregate, to be material to its business.

Section 6.24(b)

1.	Amendments, dated July 1, 2005, to the DCCI Contract Assembly Agreement, the DCCI Parts Production Agreement, the DCCI Engineering and Research Agreement, and the DCCI Vehicle Wholesaling Agreement, all dated as of August 1, 2000, between DaimlerChysler Corporation and DaimlerChrysler Canada Inc.

2.	DCCI Contract Assembly Agreement, dated August 1, 2000, between DaimlerChysler Corporation and DaimlerChrysler Canada Inc.

3.	DCCI Engineering and Research Agreement, dated August 1, 2000, between DaimlerChysler Corporation and DaimlerChrysler Canada Inc.

4.	DCCI Parts Production Agreement, dated August 1, 2000, between DaimlerChysler Corporation and DaimlerChrysler Canada Inc.

5.	DCCI Vehicle Wholesaling Agreement, dated August 1, 2000, between DaimlerChysler Corporation and DaimlerChrysler Canada Inc.

6.24 - 3

Schedule 6.25 – JV Agreements

Nil

6.25 - 1

Schedule 6.26 – Senior Lien Assets

1.	All vehicle leases, the vehicles subject thereto, and proceeds therefrom, relating to the CFS Loan Agreement.

2.	Cash collateral in respect of letters of credit.

6.26 - 1

Schedule 6.27 – Excluded Collateral

Nil

6.27 - 1

Schedule 8.02 – Permitted Liens

1. Trust Indenture Agreement dated April, 2009 in the amount of C$10,000,000. The general purpose of the Trust is to provide funding to the defense of the directors and officers against Liability Claims and for the payment of such Claims, to the extent that the directors’ and officers’ insurance does not otherwise provide for coverage.

2. Notice of Security Interest in favour of Banque Nationale de Paris in the original principal amount of USD$6,151,389.00 registered against the Property described under the heading “Brampton Lands” in Schedule 1.01(a) as Instrument Nos LT716385 and RO783927 on January 13, 1987.

8.02 - 1

Schedule 8.03 – Permitted Indebtedness

Nil

8.03 - 1

Schedule 8.09 – Transactions With Affiliates

1.	Amendments, dated July 1, 2005, to the DCCI Contract Assembly Agreement, the DCCI Parts Production Agreement, the DCCI Engineering and Research Agreement, and the DCCI Vehicle Wholesaling Agreement, all dated as of August 1, 2000, between DaimlerChysler Corporation and DaimlerChrysler Canada Inc.

2.	DCCI Contract Assembly Agreement, dated August 1, 2000, between DaimlerChrysler Corporation and DaimlerChysler Canada Inc.

3.	DCCI Engineering and Research Agreement, dated August 1, 2000, between DaimlerChrysler Corporation and DaimlerChysler Canada Inc.

4.	DCCI Parts Production Agreement, dated August 1, 2000, between DaimlerChysler Corporation and DaimlerChrysler Canada Inc.

5.	DCCI Vehicle Wholesaling Agreement, dated August 1, 2000, between DaimlerChysler Corporation and DaimlerChrysler Canada Inc.

8.09 - 1

EXHIBIT A

FORM OF NOTE

$—00,000,000

—, 2009	Ottawa, Ontario, Canada

FOR VALUE RECEIVED, Chrysler Canada Inc., a corporation formed under the laws of Canada (the “Borrower”), hereby promises to pay to the order of EXPORT DEVELOPMENT CANADA, a corporation established under the laws of Canada (the “Lender”), at the principal office of the Lender in Ottawa, Ontario, Canada in lawful money of Canada, and in immediately available funds, the principal sum of                      Dollars ($—,000,000,000) (or such lesser amount as shall equal the aggregate unpaid principal amount of the corresponding Advance made by the Lender to the Borrower under the Loan Agreement), on the dates and in the principal amounts provided in the Loan Agreement, and to pay interest on the unpaid principal amount of such Advance, at such office, in like money and funds, for the period commencing on the date of such Advance until such Advance shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement.

The date, amount and interest rate of the Advance made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Loan Agreement or hereunder in respect of the Advances made by the Lender.

This Note is a Note referred to in the Amended and Restated Loan Agreement dated as of June 10, 2009 (as amended, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), among the Borrower, the other Loan Parties and EXPORT DEVELOPMENT CANADA, as Lender, and evidences an Advance made by the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Loan Agreement.

The Borrower agrees to pay all the Lender’s costs of collection and enforcement (including reasonable attorneys’ fees and disbursements of Lender’s counsel) in respect of this Note when incurred, including, without limitation, reasonable attorneys’ fees through appellate proceedings.

Notwithstanding the pledge of the Facility Collateral, the Borrower hereby acknowledges, admits and agrees that the Borrower’s obligations under this Note are recourse obligations of the Borrower to which the Borrower pledges its full faith and credit.

Exhibit A – Page

The Borrower, and any endorsers or guarantors hereof, (a) severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayment of this Note, (b) expressly agree that this Note, or any payment hereunder, may be extended from time to time, and consent to the acceptance of further Facility Collateral, the release of any Facility Collateral for this Note, the release of any party primarily or secondarily liable hereon, and (c) expressly agree that it will not be necessary for the Lender, in order to enforce payment of this Note, to first institute or exhaust the Lender’s remedies against the Borrower or any other party liable hereon or against any Facility Collateral for this Note. No extension of time for the payment of this Note, or any instalment hereof, made by agreement by the Lender with any person now or hereafter liable for the payment of this Note, shall affect the liability under this Note of the Borrower, even if the Borrower is not a party to such agreement; provided, however, that the Lender and the Borrower, by written agreement between them, may affect the liability of the Borrower.

Any reference herein to the Lender shall be deemed to include and apply to every subsequent holder of this Note. Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Facility Collateral, acceleration and other material terms affecting this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS, ON BEHALF OF ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE PROVINCE OF ONTARIO, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY SUCH OTHER PARTY IN CONNECTION WITH THIS NOTE, ANY RIGHTS OR OBLIGATIONS HEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, BY MAIL OF A COPY THEREOF BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL, POSTAGE PREPAID, TO SUCH PARTY’S NOTICE ADDRESS REFERRED TO IN SECTION 10.02 OF THE LOAN AGREEMENT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE LENDER TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

Exhibit A – Page

Nothing in this Note shall require any unlawful action or inaction by the Borrower.

CHRYSLER CANADA INC.

By:
Name:
Title:

Exhibit A – Page

EXHIBIT B

ACKNOWLEDGMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Loan Agreement, dated as of June 10, 2009 (as amended, supplemented or modified from time to time, the “Loan Agreement”), among Chrysler Canada Inc., a corporation formed under the laws of Canada (the “Borrower”), the other Loan Parties and EXPORT DEVELOPMENT CANADA, a corporation established under the laws of Canada (the “Lender”), and a copy of the Equity Pledge Agreement, dated as of March 30, 2009, as amended by an amendment to certain security documents dated as of June 10, 2009 (as further amended, supplemented or modified from time to time, the “Equity Pledge Agreement”), among the Borrower and the other parties thereto as pledgors, (the “Pledgors”) and the Lender which such Loan Agreement and/or Equity Pledge Agreement contains the pledge of Capital Stock of the undersigned Pledged Entity. Capitalized terms used herein, but not herein defined, shall have the meanings ascribed thereto in the Loan Agreement or Equity Pledge Agreement, as applicable. The undersigned agrees for the benefit of the Lender as follows:

1.	The undersigned will be bound by the terms of the Loan Agreement and the Equity Pledge Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

[PLEDGED ENTITY]

By:
Name:
Title:

Address for Notices:

Fax:

Exhibit B – Page

EXHIBIT C

FORM OF NOTICE OF BORROWING

[insert date]

Export Development Canada

151 O’Connor Street

Ottawa, Ontario

Canada K1A 1K3

Attention: Loan Services

Ladies/Gentlemen:

Reference is made to the Amended and Restated Loan Agreement, dated as of June 10, 2009 (the “Loan Agreement”; capitalized terms used but not otherwise defined herein shall have the meaning given them in the Loan Agreement), among Chrysler Canada Inc. (the “Borrower”), the other Loan Parties and EXPORT DEVELOPMENT CANADA, a corporation established under the laws of Canada, as Lender (the “Lender”).

In accordance with Section 2.03(a) of the Loan Agreement, the undersigned Borrower hereby requests that you, the Lender, make an Advance to us on [—] in the amount of $— as set forth in Section 2.01(b).

The Borrower hereby certifies, as of such Funding Date, that:

(a) no Default or Event of Default has occurred and is continuing on the date hereof nor will occur after giving effect to such Advance as a result of such Advance;

(b) each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents is true and correct in all material respects on and as of such date as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(c) the Borrower is in compliance with all governmental licenses and authorizations, except where the lack of such licenses and authorizations would not be reasonably likely to have a Material Adverse Effect, and is qualified to do business and is in good standing in all required jurisdictions, except where the failure to so qualify would not be reasonably likely to have a Material Adverse Effect; and

(d) subject to the terms and conditions of the Post-Closing Agreement, the Borrower has satisfied all conditions precedent in Section 5.02 of the Loan Agreement and all other requirements of the Loan Agreement.

The Lender is hereby directed to send the proceeds of the Advance to the Borrower by wire transfer as follows:

Exhibit C – Page

Bank:

ABA No.:

Beneficiary:	Chrysler Canada Inc.

Account No.:

Reference:

Very truly yours,

By:
Name:
Title:

Exhibit C – Page

EXHIBIT D

FORM OF CONFIDENTIALITY AGREEMENT

In connection with your consideration of a possible or actual acquisition of a participating interest (the “Transaction”) in a loan, note or commitment of EXPORT DEVELOPMENT CANADA, a corporation established under the laws of Canada (“Lender”), pursuant to an Amended and Restated Loan Agreement among the Lender, Chrysler Canada Inc., a corporation formed under the laws of Canada (the “Borrower”), and the other Loan Parties, dated as of June 10, 2009, you have requested the right to review certain non-public information regarding the Loan Parties that is in the possession of the Lender. In consideration of, and as a condition to, furnishing you with such information and any other information (whether communicated in writing or communicated orally) delivered to you by the Lender or its affiliates, directors, officers, employees, advisors, agents or “controlling persons” (within the meaning of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (such affiliates and other persons being herein referred to collectively as the Lender “Representatives”), in connection with the consideration of a Transaction (such information being herein referred to as “Evaluation Material”), the Lender hereby requests your agreement as follows:

1.	The Evaluation Material will be used solely for the purpose of evaluating a possible Transaction with Lender involving you or your affiliates, and unless and until you have completed such Transaction pursuant to a definitive agreement between you or any such affiliate and Lender, such Evaluation Material will be kept strictly confidential by you and your affiliates, directors, officers, employees, advisors, agents or controlling persons (such affiliates and other persons being herein referred to collectively as “your Representatives”), except that the Evaluation Material or portions thereof may be disclosed to those of your Representatives who need to know such information for the purpose of evaluating a possible Transaction with Lender (it being understood that prior to such disclosure your Representatives will be informed of the confidential nature of the Evaluation Material and shall agree to be bound by this Confidentiality Agreement) or if disclosure is required pursuant to the Freedom of Information Act. You agree to be responsible for any breach of this Confidentiality Agreement by your Representatives.

2.	The term “Evaluation Material” does not include any information which (i) at the time of disclosure or thereafter is generally known by the public (other than as a result of its disclosure by you or your Representatives) or (ii) was or becomes available to you on a nonconfidential basis from a person not otherwise bound by a confidential agreement with Lender or its Representatives or is not otherwise prohibited from transmitting the information to you. As used in this Confidentiality Agreement, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, joint venture, partnership or individual.

3.

In the event that you receive a request to disclose all or any part of the information contained in the Evaluation Material under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or other regulatory body, you agree to (i) immediately notify the Lender and the Borrower of the existence, terms and

Exhibit D – Page

circumstances surrounding such a request, (ii) consult with the Borrower on the advisability of taking legally available steps to resist or narrow such request, and (iii) if disclosure of such information is required, exercise your best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information.

4.	Unless otherwise required by law in the opinion of your counsel, neither you nor your Representative will, without our prior written consent, disclose to any person the fact that the Evaluation Material has been made available to you.

5.	You agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee of any Loan Party regarding the business, operations, prospects or finances of any Loan Party or the employment of such officer, director or employee, except with the express written permission of the Borrower.

6.	You understand and acknowledge that no Loan Party is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or any other information provided to you by the Lender. Neither the Loan Parties, their affiliates or Representatives, nor any of their respective officers, directors, employees, agents or controlling persons (within the meaning of the 1934 Act) shall have any liability to you or any other person (including, without limitation, any of your Representatives) resulting from your use of the Evaluation Material.

7.	You agree that neither Lender nor any Loan Party has granted you any license, copyright, or similar right with respect to any of the Evaluation Material or any other information provided to you by the Lender.

8.	If you determine that you do not wish to proceed with the Transaction, you will promptly deliver to the Lender all of the Evaluation Material, including all copies and reproductions thereof in your possession or in the possession of any of your Representatives.

9.	Without prejudice to the rights and remedies otherwise available to the Loan Parties, the Loan Parties shall be entitled to equitable relief by way of injunction if you or any of your Representatives breach or threaten to breach any of the provisions of this Confidentiality Agreement. You agree to waive, and to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

THIS CONFIDENTIALITY AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO

Exhibit D – Page

THIS NOTE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS, ON BEHALF OF ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE PROVINCE OF ONTARIO, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY SUCH OTHER PARTY IN CONNECTION WITH THIS NOTE, ANY RIGHTS OR OBLIGATIONS HEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, BY MAIL OF A COPY THEREOF BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL, POSTAGE PREPAID, TO SUCH PARTY’S NOTICE ADDRESS REFERRED TO IN SECTION 10.02 OF THE LOAN AGREEMENT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE LENDER TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

The benefits of this Confidentiality Agreement shall inure to the respective successors and assigns of the parties hereto, and the obligations and liabilities assumed in this Confidentiality Agreement by the parties hereto shall be binding upon the respective successors and assigns.

If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

This Loan Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party and may be modified or waived only by a separate letter executed by the Borrower and you expressly so modifying or waiving such Agreement.

For the convenience of the parties, any number of counterparts of this Confidentiality Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.

Kindly execute and return one copy of this letter which will constitute our Agreement with respect to the subject matter of this letter.

Exhibit D – Page

EXPORT DEVELOPMENT CANADA,

By:
Title:

Confirmed and agreed to this day of , 200 .

By:
Name:
Title:]

Exhibit D – Page

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate (“Certificate”) is delivered pursuant to Section 7.01 of the Amended and Restated Loan Agreement, dated as of June 10, 2009 (as amended, supplemented or modified from time to time, the “Loan Agreement”), among Chrysler Canada Inc., a corporation formed under the laws of Canada (the “Borrower”), the other Loan Parties and EXPORT DEVELOPMENT CANADA, a corporation established under the laws of Canada (the “Lender”). Capitalized terms used herein, but not herein defined, shall have the meanings ascribed thereto in the Loan Agreement.

The undersigned, in its capacity as a Responsible Officer and without assuming personal liability, hereby certifies to the Lender as follows:

1.	I am the duly elected, qualified and acting Responsible Officer of the Borrower.

2.	I have reviewed and am familiar with the contents of this Certificate.

3.	I have reviewed the terms of the Loan Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). To my knowledge, such financial statements have been prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the financial position of Chrysler Group LLC and its Consolidated Subsidiaries covered thereby at the date thereof and the results of its operations for the period covered thereby, subject in the case of interim statements only to normal year-end audit adjustments and the addition of footnotes. Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default.

4.	Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 7.02 and Section 8.01 of the Loan Agreement.

5.	Since the Restatement Date:

(a)	Neither the Borrower nor any Loan Party has changed its name or identity or organizational structure;

(b)	Neither the Borrower nor any Loan Party has changed its jurisdiction of organization or the location of its chief executive office or its sole place of business;

(c)	Except, in each case, (i) any of the foregoing that has been previously disclosed in writing to the Lender and in respect of which the Borrower or a Loan Party, as

Exhibit E – Page

applicable, has delivered to the Lender all required Uniform Commercial Code financing statements, Personal Property Security Act financing statements and other filings required to maintain the perfection and priority of the Lender’s security interest in the Facility Collateral after giving effect to such event, in each case as required by SECTION 4 of the Loan Agreement and (ii) any of the foregoing described in Attachment 3 hereto in respect of which the Borrower or a Loan Party, as applicable, are delivering to the Lender herewith all required Uniform Commercial Code financing statements, Personal Property Security Act financing statements and other filings required to maintain the perfection and priority of the Lender’s security interest in the Facility Collateral after giving effect to such event, in each case as required by Section SECTION 4 of the Loan Agreement.

6.	Since the Restatement Date, neither the Borrower nor any Loan Party, as applicable, has created or acquired any Subsidiary.

7.	To the best of my knowledge, during the last fiscal [month][quarter][year], the Borrower and the Loan Parties have observed and performed all of its covenants and other agreements, and satisfied every material condition, contained in the Loan Documents to be observed, performed or satisfied by it.

8.	No Loan Party has (a) incurred, assumed or permitted to exist any Indebtedness of such Loan Party that is not Permitted Indebtedness, or (b) created, incurred or permitted to exist any Lien on any of its Property that is not a Permitted Lien.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date set forth below.

Chrysler Canada Inc.

By:
Name:
Title:

Dated:                          , 200_

Exhibit E – Page

EXHIBIT F

FORM OF ADDITIONAL NOTE

$— [6.67% of applicable Advance]

—, 2009	Ottawa, Ontario

FOR VALUE RECEIVED, CHRYSLER CANADA INC., a Canada corporation (the “Borrower”), hereby promises to pay to the order of EXPORT DEVELOPMENT CANADA (“EDC”), to the account of EDC specified below in lawful money of Canada, and in immediately available funds, the principal sum of $             on the Maturity Date (as defined in the Loan Agreement referenced below), and to pay interest on the unpaid principal amounts of such principal sum, at such office, in like money and funds, for the period commencing on             , 2009 until such principal sum is paid in full, at the rate per annum equal to the CDOR Rate plus 5.00%, payable in arrears (i) on the last Business Day of each calendar quarter, commencing with the second calendar quarter in 2009 (each an “Interest Payment Date”) and (ii) on payment or prepayment of this Additional Note, in whole or in part, in the amount of interest accrued on the amount paid or prepaid.

The “CDOR Rate” shall be the greater of (i) 2.0% and (ii) the annual rate of interest which is the stated average of the rates applicable to Canadian Dollar bankers’ acceptances having a three month term identified as such on the Reuters Screen CDOR Page (as defined in the International SWAP Dealer Association, Inc. definitions, as modified and amended from time to time) at approximately 10:30 a.m., Toronto time, on such day or, if the day is not a Business Day, then on the immediately preceding Business Day, (as adjusted by the Lender after 10:30 a.m., Toronto time, to reflect any error in any posted rate or in the posted average annual rate). If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate on any day shall be calculated as the arithmetic average of the discount rates applicable to Canadian Dollar bankers’ acceptances having a three month term of, and as quoted by at least four Canadian Schedule I chartered banks selected by EDC, who purchase bankers’ acceptances, as of 10:30 a.m., Toronto time, on the day, or if the day is not a Business Day, then on the immediately preceding Business Day.

The “Reuters Screen CDOR Page” shall mean the display designated as page CDOR on the Reuters Monitor Money Rates Service or other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for bankers’ acceptances purchased by leading Canadian banks.

The CDOR Rate shall be determined on the date hereof and reset on each Interest Payment Date. “Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a statutory holiday or other day on which banks in Ottawa, Ontario are permitted to close, or (iii) a day on which trading in securities on the Toronto Stock Exchange or any other major securities exchange in Canada is not conducted.

Exhibit F – Page 1

All payments should be made to the following account maintained by EDC:

Bank:	[***]

Transit No.:	[***]

Institution No.:	[***]

Swift:	[***]

Account No.:	[***]

Account Name:	[***]

Reference:	[***]

This Additional Note is the Additional Note referred to in the Amended and Restated Loan Agreement dated as of June 10, 2009 (as amended, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), between the Borrower and Export Development Canada, as Lender.

The Borrower agrees to pay all EDC’s costs of collection and enforcement (including reasonable attorney’s and disbursements of EDC’s counsel) in respect of the Additional Note when incurred, including, without limitation, reasonable attorneys’ fees through appellate proceedings.

The Borrower hereby acknowledges, admits and agrees that the Borrower’s obligations under this Additional Note are recourse obligations of the Borrower to which the Borrower pledges its full faith and credit.

The Borrower, and any endorsers or guarantors hereof, (a) severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonour and non-payment of this Additional Note, (b) expressly agree that this Additional Note, or any payment hereunder, may be extended from time to time, and consent to the release of any party primarily or secondarily liable hereon, and (c) expressly agree that it will not be necessary for EDC, in order to enforce payment of this Additional Note, to first institute or exhaust EDC’s remedies against the Borrower or any other party liable thereon. No extension of time for the payment of this Additional Note, or any instalment hereof, made by agreement by EDC with any person now or hereafter liable for the payment of this Additional Note, shall affect the liability under this Additional Note of the Borrower, even if the Borrower is not a party to such agreement; provided, however, that EDC and the Borrower, by written agreement between them, may affect the liability of the Borrower.

Any reference herein to EDC shall be deemed to include and apply to every subsequent holder of this Additional Note.

If all or a portion of this Additional Note, any payment on this Additional Note or any fee or other amount payable hereunder shall not be paid when due, or if the Borrower or its subsidiaries shall default under, or fail to perform as required under, or shall otherwise materially

***	Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

Exhibit F – Page 2

breach the terms of any instrument, agreement or contract for indebtedness between the Borrower, on the one hand, and EDC or any agency or instrumentality thereof on the other (provided, however, that the aggregate amount of all such indebtedness exceeds $150,000,000) all accrued interest, principal and other amounts owning hereunder shall immediately be due and payable, and such amount shall bear interest at a rate equal to 2.00%, plus (a) the interest rate otherwise applicable to the Additional Note, or (b) if no interest rate is otherwise applicable, the sum of (i) the CDOR Rate plus (ii) 5.00%, in each case from the date of such non-payment until such amount is paid in full. This Additional Note is prepayable without premium or penalty, in whole or in part on at any time. Any amounts prepaid shall be applied (i) first, to pay any indemnity obligations owned to EDC, (ii) second, to pay accrued and unpaid interest and (iii) third, to repay the outstanding principal amount of this Additional Note until paid in full. Amounts repaid may not be reborrowed. If the Borrower intends to prepay this Additional Note in whole or in part from any source, the Borrower shall give two Business Days’ prior written notice thereof to EDC. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.

The Borrower acknowledges that EDC may assign its rights and interest in, to and under this Additional Note in part or in whole without the consent of the Borrower.

The Borrower hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Additional Note, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive jurisdiction of any court of the Province of Ontario. The Borrower consents that any such action or proceeding may be brought in such courts and, to the extent permitted by law, waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in any inconvenient court and agrees not to plead or claim the same. The Borrower agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered mail (return receipt requested) or any substantially similar form of mail, postage prepaid to its address set forth in the Loan Agreement or at such other address of which EDC shall have been notified. The Borrower agrees that nothing in this Additional Note shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

This Additional Note shall be construed in accordance with the laws of the Province of Ontario, without regard to any choice of law provisions thereof and the federal laws of Canada applicable therein. Nothing in this Additional Note shall require any unlawful action or inaction by the Borrower.

Chrysler Canada Inc.

By:
Name:
Title:

Exhibit F – Page 3